Exhibit 10.122

LOAN AGREEMENT

dated as of

November 20, 2014

by and among

114-15 GUY BREWER BOULEVARD, LLC, 49-19 ROCKAWAY BEACH BOULEVARD, LLC, 612 WORTMAN AVENUE, LLC, AND 23-85 87TH STREET, LLC, together with each other party that may become a Borrower hereunder, as Borrowers,

GTJ REIT, INC. AND GTJ REALTY, LP,
as Guarantors

The LENDERS party hereto,
as Lenders,

The SWINGLINE LENDER party hereto,
as Swingline Lender,

and

CAPITAL ONE, NATIONAL ASSOCIATION,
as Sole Lead Arranger, Sole Bookrunner, Administrative Agent and L/C Issuer,

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Schedules and Exhibits

Exhibit A	-	Loan Request
Exhibit B	-	Compliance Certificate
Exhibit C	-	Interest Rate Selection Request
Exhibit D	-	Form of Borrowing Base Certificate
Exhibit E	-	Joinder Agreement
Exhibit F	-	Assignment and Assumption
Exhibit G	-	Form of Note
Exhibit H	-	Form of Swing Line Note

Schedule I	-	Closing Borrowing Base Properties
Schedule II	-	Original GTJ Properties
Schedule III	-	Recently Contributed Wu/Lighthouse Properties
Schedule IV	-	Organizational Chart/Subsidiaries
Schedule V	-	Applicable Margin Leverage Ratio Grid
Schedule VI	-	Special Purpose Entity Requirements
Schedule VII	-	Closing Date Borrowing Base Calculation
Schedule VIII	-	Lender Commitments

v

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of November 20, 2014, is made by and among 114-15 GUY BREWER BOULEVARD, LLC, 49-19 ROCKAWAY BEACH BOULEVARD, LLC, 612 WORTMAN AVENUE, LLC, AND 23-85 87TH STREET, LLC, each a New York limited liability company (together with any other Borrowers that become a party to this Agreement pursuant to Article 10 hereof, each a “Borrower”, and collectively, the “Borrowers”), GTJ REIT, INC., a Maryland corporation and the sole general partner of Borrower (the “REIT”), the LENDERS party hereto listed on the signature pages of this Agreement under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), GTJ REALTY, LP, a Delaware limited partnership (the “OP”, and together with the REIT, individually each a “Guarantor” and collectively, the “Guarantors”), and CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), as L/C Issuer and as Sole Lead Arranger and Bookrunner.

With respect to the definition of “Borrower” and “Credit Party” hereunder or in any other Loan Document, except where the context otherwise provides, (i) any representations contained herein or in any other Loan Documents of Borrower or Credit Party shall be applicable to each Borrower or Credit Party, as applicable, (ii) any affirmative covenants contained herein or in any other Loan Documents of Borrower or Credit Party shall be deemed to be covenants of each Borrower or each Credit Party, as applicable, and shall require performance by all Borrowers or all Credit Parties, as applicable, (iii) any negative covenants contained herein or in any other Loan Documents of any Borrower or Credit Party shall be deemed to be covenants of each Borrower or each Credit Party, as applicable, and shall be breached if any Borrower or any Credit Party, as applicable, fails to comply therewith, (iv) the occurrence of a Default or Event of Default with respect to any Borrower or Credit Party shall be deemed to be a Default or Event of Default, as applicable, hereunder or thereunder, (v) any Debt of Borrower (x) shall be deemed to include any Debt of the Borrower, or any Debt of any one of them, and (y) shall be joint and several, and (vi) the execution of this Agreement (and any subsequent Joinder Agreement) shall be deemed to constitute a request and application by each Borrower for joint and several credit from each of the Lenders pursuant to the terms of the Loan Documents.  Each Credit Party recognizes that credit available to Borrower under the Loan is in excess of and on better terms than any Credit Party otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Credit Parties.

The Borrower has requested that the Lenders make revolving loans to the Borrower in an aggregate principal amount of up to $60,000,000.00.  The Lenders are willing to make such loans to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

Accordingly, the parties hereto agree as follows:

1.DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1Specific Definitions. The following terms have the meanings set forth below:

“Accepting Lender” has the meaning assigned to such term in Section 10.2.

“Accounts” shall have the meaning set forth in Section 4.27.

“Acquisition Cost” as to any Real Property shall mean the purchase price, prior to any adjustment for closing costs (including legal fees), rents and other accounts receivable, expenses including real estate taxes and other customary pro-rations, paid by Borrower or applicable Subsidiary of Borrower to acquire such Real Property.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Borrowing Base Net Operating Income” for any Borrowing Base Property for the four (4) fiscal quarters most recently ended, means the Net Operating Income of such Borrowing Base Property for such period (as adjusted pursuant to the provisions of Section 11.1.4) less Capital Reserves attributable to such period.

“Adjusted Net Operating Income” for any Real Property the value of which is included in the calculation of Total Asset Value for the four (4) fiscal quarters most recently ended means the Net Operating Income of such Real Property for such period less Capital Reserves attributable to such period.

“Administrative Agent” means Capital One, in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Article 9.

“Administrative Agent’s Account” means an account designated by Administrative Agent in a notice to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form to be supplied by Administrative Agent to Borrower.

“Advance Date” has the meaning specified in Section 2.13(d).

“Advanced Amount” has the meaning specified in Section 9.13(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agent Parties” has the meaning set forth in Section 12.1(c)).

“Aggregate Commitments” means the combined Commitments of all of the Lenders, which as of the Effective Date, total $60,000,000.00, as such Aggregate Commitments may be (a) reduced from time to time pursuant to Section 2.7 or (b) increased from time to time up to $70,000,000.00 pursuant to Section 10.2.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Alternative Use Properties” means, collectively, that Borrowing Base Property located at 612 Wortman Avenue and any future Borrowing Base Properties in which the rental revenue generated from leases that do not conform to the highest and best use of the such Borrowing Base Property, as reasonably determined by Administrative Agent.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.25.

“Applicable Margin” means the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the “Applicable Percentage” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Loans, Swingline Loans, and L/C Obligations owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Loans, Swingline Loans, and L/C Obligations owing to all Lenders as of such date.

“Appraisal” means an appraisal of a Real Property, contracted by or approved by Administrative Agent and paid for by Borrower, prepared by an independent third-party appraiser certified in the State in which the applicable Real Property is located, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and otherwise in form and substance satisfactory to Administrative Agent.

“Appraised Value” as to any Real Property shall mean, as of any date of determination the “as-is” appraised value of such Real Property reflected in the Appraisal thereof most recently obtained by and approved by Administrative Agent.

“Approved Fund” means any entity that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Ground Lease” means, at any time, any ground lease (whether related to an interest in land alone or an interest in land and the improvements located thereon) with respect to any Real Property which is on terms and conditions that are reasonably acceptable to Administrative Agent, and: (a) under which a Borrower is the lessee or holds equivalent rights (including, without limitation, as a sublessee), (b) that has a remaining term of not less than forty (40) years (assuming the exercise of any extension options that are exercisable at the Borrower’s option) or be subject to a purchase option in favor of the Borrower that is exercisable in the sole discretion of the Borrower and is for a nominal purchase price, (c) under which any required rental payment, principal or interest payment or other payment due under such lease or sublease, as applicable, from the Borrower to the ground lessor is not more than thirty (30) days past due, (d) where no party to such lease or sublease, as applicable, is the subject of an Insolvency Proceeding, (e) where the Borrower’s interest in the Real Property or the lease or sublease, as applicable, is not subject to any Lien (other than Permitted Encumbrances), (f) contains provisions which create an obligation of the lessor to give the holder of any (i) recorded or unrecorded mortgage lien on such leased property or (ii) security interest in the Equity Interests of the owner of such leased property (provided such lessor has received written notice of either such lien or security interest) written notice of any defaults on the part of the Borrower and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure such defaults (after foreclosure, if necessary for such cure), and fails to do so, (g) contains provisions which permit the use of such Real Property for its then-current use, (h) contains provisions which provide for such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease or sublease, and (i) under which there exists no default or event of default by a ground lessor, which default or event of default has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the Borrower’s occupancy or other rights under the applicable ground lease or sublease.

“Asset” means, with respect to any Credit Party, any Real Property or other investment assets owned directly or indirectly by such Credit Party or any of its Subsidiaries from time to time.

Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.1), and accepted by Administrative Agent, in the form of Exhibit F or any other form approved by Administrative Agent.

“Assignment of Agreements” means, collectively, each Assignment of Agreements, Licenses, Permits and Contracts from each Borrower to Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent and Administrative Agent’s counsel.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.4.2(c).

“Award” has the meaning set forth in Section 7.3.2.

“Bankruptcy Proceeding” has the meaning set forth in Section 3.7.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day or (c) the sum of (i) the LIBOR Rate (for a one month Interest Period) plus (ii) 1%.  Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.  For purposes of this definition, LIBOR referred to above shall be the rate for deposits in U.S. dollars for a one-month period in the London interbank market, as determined by Administrative Agent based on quotes or other information available to it, and shall not be required to be determined strictly in accordance with the requirements of the definition of “LIBOR” and the notice and other provisions applicable thereto as set forth herein.

“Base Rate Borrowing” or “Base Rate Loan” refer to, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning set forth in the Preamble. With respect to the definition of “Borrower”, except where the context otherwise provides, in the event more than one Person is Borrower hereunder, (i) any representations contained herein of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (v) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of Borrower, or any Indebtedness and/or obligations of any one of them.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.  For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Base” shall mean during any fiscal quarter or portion thereof,

(i) the lesser of:

(a)the Commitment;

(b)the Value-Based Borrowing Base Limit; and

(c)the DSCR-Based Borrowing Base Limit;

Minus

(ii) the Mortgage Tax Reserve Amount, which Mortgage Tax Reserve Amount as of the Closing Date equals $1,680,000.00 based on the $60,000,000 aggregate Commitments.

“Borrowing Base Addition” has the meaning set forth in Section 11.3.

“Borrowing Base Asset Value” shall mean with respect to any Borrowing Base Property:

(a)until the date that is twelve (12) months from the Effective Date, the lesser of (i) the Acquisition Cost for such Borrowing Base Property or (ii) the Appraised Value of such Borrowing Base Property as determined prior to the addition of such Borrowing Base Property to the Borrowing Base pursuant to Section 11.1.2(g) or, if applicable, as subsequently determined pursuant to Section 11.1.2(h); and

(b)from and after the date that is twelve (12) months from the Effective Date, at Borrower’s election, either the Estimated Value of the Borrowing Base Properties or the Appraised Value of such Borrowing Base Properties; provided that the Appraised Value of the Borrowing Base Properties shall be utilized at Borrower’s election in this clause (b) only if (A) no Default or Event of Default exists, (B) an updated Appraisal shall have been obtained by Administrative Agent during the period of twelve (12) months from and after the date of value indicated in the original Appraisal for each Borrowing Base Property, and (C) Borrower has elected pursuant to Section 5.1.3 to calculate the Borrowing Base Asset Values for all Borrowing Base Properties, subject to the exceptions described therein, based on their Appraised Values.

“Borrowing Base Certificate” means a certificate of a Responsible Officer of Borrower, substantially in the form of Exhibit D and appropriately completed.

“Borrowing Base Property” means, as of any date of determination, each Real Property:

(a)that is set forth on Schedule I hereto (as such schedule may be updated from time to time in accordance with Section 11.3 to the extent that such Real Property has not otherwise been removed as a “Borrowing Base Property” pursuant to the other criteria for qualification as set forth in this definition and the other provisions of this Agreement);

(b)that is 100% owned in fee simple by, or 100% ground leased pursuant to an Approved Ground Lease by, a Borrower in accordance with Section 11.1.2;

(c)with respect to which neither (i) such Real Property is subject to any Lien or Negative Pledge (other than Permitted Encumbrances) nor (ii) any Equity Interest of any applicable Borrower (including the lease thereof or any indirect interest owned by Borrower), is subject to any Lien or Negative Pledge (other than Permitted Encumbrances);

(d)with respect to which Borrower has certified to Administrative Agent that, to Borrower’s actual knowledge, such Real Property is free from any material structural (based on a third party property condition report) or environmental  (based on a third party Phase I environmental site assessment report) issues; and

(e)that is in compliance with all covenants and conditions relative to Borrowing Base Properties set forth herein, including, without limitation, the provisions of Section 11 hereof and as to which no Exclusion Event has occurred.

“Borrowing Base Removal” has the meaning set forth in Section 11.3.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.3.1.

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York City are authorized or required to close by law or executive order.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes hereof, all ground leases shall be deemed to be “Capital Lease Obligations.”

“Capital One” means Capital One, National Association.

“Capital Reserves” means, on the date of any determination, (i) for the Borrowing Base Properties located at (a) 49-19 Rockaway Beach Boulevard, Arverne, New York, (b) 114-15 Guy Brewer Boulevard, Jamaica, New York and (c) 23-25 87th Street and 88-08 23rd Avenue, East Elmhurst, New York, an amount equal to the product of ten cents ($0.10) and the total rentable square footage of such Property on an annual basis, and (ii) for all other Properties, an amount equal to the product of thirty cents ($0.30) and the total rentable square footage of the applicable Property on an annual basis.

“Capitalization Rate” means (i) with respect to Borrowing Base Properties located in the Borough of Manhattan, New York, seven percent (7.00%) and (ii) with respect to Borrowing Base Properties located outside of the Borough of Manhattan, New York, eight percent (8.00%).

“Cash Collateralize” means, to pledge and deposit with or deliver to Administrative Agent, for the benefit of L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the REIT or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)bonds or other obligations having a short-term unsecured debt rating of not less than A+ by S&P and P+ by Moody’s and having a longer term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States

(e)repurchase agreements having a term not greater than thirty (30) days and fully secured by securities described in the foregoing clauses (a), (b), (c) or (d) with banks described in the foregoing clause (b) or with financial institutions or other corporations having total assets in excess of $500,000,000; and

(f)shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition.

“Casualty” has the meaning set forth in Section 7.2.1.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Control” means an event or series of events by which:

(a)If (i) Paul Cooper or Louis Sheinker shall die or become disabled or otherwise cease to be active on a daily basis in the management of the REIT or serve as board members of the REIT, provided, further, that if at least one (1) of such individuals shall continue to be active on a daily basis in the management of the REIT, it shall not be a “Change of Control” if a replacement executive of comparable experience and reasonably satisfactory to the Lender shall have been retained within three (3) months of such event; or

(b)REIT ceases to directly or indirectly own hundred percent (100%) of the Equity Interests of the general partner of the OP and at least sixty five percent (65%) of limited partner interests in the OP;

(c)OP ceases to have the sole responsibility for managing and administering the day-to-day business and affairs of each Borrower; or otherwise ceases to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of any Borrower, unless the Borrowing Base Property owned by such Borrower is removed from the calculation of the Borrowing Base Asset Value in accordance with Section 11; or

(d)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); or

(e)during any period of twelve (12) consecutive months ending after the Effective Date, individuals who at the beginning of any such twelve (12) month period constituted the Board of Directors of the REIT (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the REIT was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of the REIT of Borrower then in office.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” has the meaning set forth in Section 2.22.1.

“Code” means the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, (i) the collateral covered by the definition of “Collateral” as set forth in the Pledge and (ii) the collateral covered by the definition of “Mortgaged Property” as set forth in the Mortgage.

“Commitment” ” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.7, or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.1 or (e) increased from time to time pursuant to Section 10.2.  As of the Effective Date, the initial amount of each Lender’s Commitment is set forth on Schedule VIII, and to the extent hereinafter assigned pursuant to Section 10.1 hereof, it will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, a copy of which shall be delivered to Borrower.

“Competitor” means a Person other than a Lender, an Affiliate of a Lender, an Approved Fund that is or is an Affiliate of a real estate investment trust (other than the REIT or any mortgage real estate investment trust) which is primarily engaged in the business of acquiring assets of a similar size, type and quality as the REIT in the geographic markets in which the REIT is active.

“Consolidated Adjusted EBITDA” means, for the four (4) fiscal quarters most recently ended, Consolidated EBITDA, less the Capital Reserve applicable to such period.

“Consolidated EBITDA” means an amount, for the four (4) fiscal quarters  most recently ended, equal to the following amounts: (a) Consolidated Net Income for such period, plus (b) the sum of the following (without duplication, except as set forth below, and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period): (i) income tax expense, (ii) interest expenses, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expenses, (iv) amortization of intangibles (including goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and costs and expenses incurred during such fiscal quarter with respect to acquisitions, whether or not consummated), (vi) any other non-cash charges, (vii) loss from discontinued operations; and (viii) all fees and expenses incurred in connection with the negotiation and execution of this Agreement and the other Loan Documents, minus (c) the sum of the following (to the extent included in the statement of such Consolidated Net Income for such fiscal quarter):  (i) interest income (except to the extent deducted in determining such Consolidated Net Income); (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such fiscal quarter, gains on the sales of assets outside of the ordinary course of business); (iii) any other non-cash income; and (iv) any cash payments made during such fiscal quarter in respect of items described in clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income.

“Consolidated Entity” means the REIT, Borrower and any member of the Consolidated Group.

“Consolidated Fixed Charges” means, on a consolidated basis, for the Consolidated Group for the four (4) fiscal quarters most recently ended, the sum (without duplication) of (a) Consolidated Interest Expense, (b) provision for cash income taxes made on a consolidated basis in respect of such period, (c) scheduled principal amortization payments due during such period on account of Indebtedness (excluding balloon payments), and (d) Restricted Payments payable in cash with respect to Disqualified Capital Stock and preferred Equity Interests of such Person during such period.

“Consolidated Group” means the REIT and all Persons whose financial results are consolidated with the REIT for financial reporting purposes under GAAP.

“Consolidated Interest Expense” means, for the four (4) fiscal quarters most recently ended, without duplication, the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such fiscal quarter attributable to Consolidated Total Debt during such period (excluding amortization or write-off of debt issuance costs and commissions).  Consolidated Interest Expense shall exclude any interest expense in respect of any convertible Indebtedness in excess of the cash coupon on such convertible Indebtedness.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio, expressed as a percentage, of (a) Consolidated Total Debt to (b) Total Asset Value.

“Consolidated Net Income” means, for any Person for the four (4) fiscal quarters most recently ended, the consolidated net income (or loss) of such Person for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the REIT for period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the REIT or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Consolidated Entity) in which any Consolidated Entity has an ownership interest, except to the extent that any such income is actually received by such Consolidated Entity in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of any Consolidated Entity to the extent that the declaration or payment of dividends or similar distributions by such

Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Legal Requirement applicable to such Subsidiary.

“Consolidated Net Worth” shall mean with respect to any Person, as of any date of determination, such Person’s net worth, as determined in accordance with GAAP (except that in determining such net worth, Indebtedness shall include such Person’s pro rata share of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person directly or indirectly holds any interest plus any Recourse or contingent obligations, directly or indirectly, of such Person with respect to any Indebtedness of such unconsolidated partnership, joint venture or Affiliate in excess of its proportionate share), all determined on a consolidated basis.

"Consolidated Total Debt" means, the aggregate principal amount of all Indebtedness of the REIT and its Subsidiaries determined on a consolidated basis and shall include, as of any date of determination, without duplication, the sum of (a) the indebtedness of the Consolidated Group outstanding as of such date, as determined in accordance with GAAP (but adjusted to eliminate increases or decreases arising from ASC-805), and (b) the applicable pro rata share of any member of the Consolidated Group of the outstanding Indebtedness (including recourse and non-recourse mortgage debt, letters of credit, net obligations under uncovered interest rate contracts, contingent obligations to the extent the obligations are binding, unsecured debt, capitalized lease obligations (including ground leases), guarantees of Indebtedness (excluding traditional carve-outs relating to non-recourse debt obligations), and subordinated debt) as of such date of any unconsolidated partnership, joint venture or Affiliate in which such member owns a direct or indirect Equity Interest as would be shown on a consolidated balance sheet of REIT and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but in any event excluding (x) Indebtedness of such member of the consolidated group or investment affiliate owed to a member of the consolidated group, (y) obligations with respect to any conditional sale or title retention agreement, liabilities secured by a lien of the property of a person to the extent of the value of such property, security deposits, accounts payable, accrued liabilities, prepaid rents, any intracompany debt, and (z) obligations to purchase equity interests within 12 months of the Maturity Date to the extent not yet payable or obligations under hedge agreements to the extent not yet payable.

“Contingent Non-Recourse Obligation” means, as to any Person, any Contingent Obligation of that Person with respect to customary carve-outs for fraud, misrepresentation, bankruptcy, misapplication or misappropriation of funds, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional commercial real estate lenders from exculpation provisions or included in separate indemnification agreements or guarantees in connection with non-recourse Indebtedness created, incurred, suffered or assumed in compliance with this Agreement, except if (a) the party entitled to enforce such guaranty or indemnity has commenced or is continuing efforts to enforce such guaranty or indemnity and either (i) has obtained an initial judgment or order with respect to such enforcement action in such party’s favor (notwithstanding any rights of appeal), or (ii) such Person is not actively defending such enforcement action in good faith, (b) the guarantor’s obligations with respect thereto have become liquidated or (c) with respect to any Contingent Obligation pursuant to which the obligor is obligated to pay all or any portion of the principal of the Indebtedness of another Person as a result of the commencement or conduct of any voluntary or involuntary

Insolvency Proceeding with respect to that Person (or any actions of such Person, such obligor or their affiliates in connection with the commencement or conduct of any such voluntary or involuntary Insolvency Proceeding), such voluntary or involuntary Insolvency Proceeding with respect to that Person shall have been commenced.

“Contingent Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), but only to the extent of the value of the property encumbered by such Lien; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, mortgage, deed of trust, indenture, or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Contributed Properties” means properties contributed to the Consolidated Group after the date hereof in exchange for Equity Interests in either Guarantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means the REIT, Borrower and all Persons (whether or not incorporated) under a “controlled group of corporations” (within the meaning of Section 414 of the Code) with the REIT or Borrower which maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

“Covered Entity” has the meaning set forth in Section 3.25(f).

“Credit Exposure” means the sum of the outstanding principal amount of Lenders’ Loans, L/C Obligations (after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date) and Swingline Exposure at such time.

“Credit Party” means each Borrower and each Guarantor.

“Debt” the unpaid Principal, L/C Obligations, all interest accrued and unpaid thereon, and all due and unpaid fees and other sums due to Lender with respect to the Loan or under any Loan Document, and any and all obligations of Borrower and/or its Affiliates pursuant to any Secured Swap Agreement.

“Debt Service” means, with respect to any particular period during the term of this Agreement, scheduled payments of interest and principal due with respect to an outstanding principal balance equal to the sum of the outstanding principal balance of the Loans plus the L/C Obligations on the last day of such period based on a 30-year mortgage-style amortization schedule and an assumed interest rate equal to the greater of (a) the yield in effect as of the last day of such period on U.S. Treasury obligations having a maturity corresponding to ten (10) years from the date of determination (and, if no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated as of such determination date, and the yield for a maturity corresponding to ten (10) years from the date of determination, interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month), shall be utilized), plus two and three quarters percent (2.75%), and (b) six percent (6.0%).

“Debt Service Coverage Ratio” means, as of any date, the ratio calculated and submitted by Borrower, of (i) the Adjusted Borrowing Base Net Operating Income for the four (4) fiscal quarters most recently ended, to (ii) the Debt Service with respect to such period.

“Debt Yield” means, as of any determination date, the aggregate amount of Adjusted Borrowing Base Net Operating Income from the Property for the 3-month period immediately preceding the most recently completed calendar month, annualized, divided by the aggregate Principal amount of the Loan outstanding as of the date of determination.

“Default” means any event or condition which constitutes an Event of Default or a condition which, after any applicable notice from Administrative Agent to Borrower or, following the expiration of any applicable cure period therefor, would become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.11.3.

“Defaulting Lender” has the meaning set forth in Section 9.13(a).

“Disqualified Capital Stock” shall mean with respect to any Person any Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), is required to be redeemed or is redeemable for cash at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Indebtedness (other than at the option of such Person), in whole or in part, at any time.

“Dollars” or “$” refers to lawful money of the United States of America.

“DSCR-Based Borrowing Base Limit” shall mean as of any date the maximum principal amount of Credit Exposure that would be available to be outstanding under this Agreement as would result in a Debt Service Coverage Ratio for the four (4) fiscal quarters most recently ended equal to 1.50:1.00, where the Debt Service Coverage Ratio calculation is based on the Adjusted Borrowing Base Net Operating Income for all Borrowing Base Properties for such period, and the Debt Service for such period.

“Effective Date” means the date of this Agreement.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Institution” means any of (i) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower or Guarantor or directly or indirectly an Affiliate of Borrower or Guarantor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; or (vi) any Affiliate of Capital One, any other Person into which, or with which, Capital One is merged, consolidated or reorganized, or which is otherwise a successor to Capital One by operation of law, or which acquires all or substantially all of the assets of Capital One, any other Person which is a successor to the business operations of Capital One and engages in substantially the same activities, or any Affiliate of any of the foregoing.

“Eligibility Date” means, with respect to Borrower or Guarantor and each swap transaction under a Secured Swap Agreement, the date on which this Agreement or any Loan Document becomes effective with respect to such transaction.

“Environmental Laws” means, collectively, any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including, without limitation, the Comprehensive Environmental Response,

Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), and all amendments to and regulations in respect of the foregoing laws.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or their Affiliates resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of any Environmental Law, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment in violation of any Environmental Law or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, partnership interests, membership interests of (or other ownership or profit interests in) such Person, all of the subscriptions, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, subscriptions, warrants, options, rights or other interests are outstanding on any date of determination, and all related voting rights, rights to information and other rights attributable to such shares, subscriptions, warrants, options, rights or other interests.

“Equity Issuance” means the issuance or sale by any Person of any of its Equity Interests or any capital contribution to such Person by the holders of its Equity Interests.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means all members of a Controlled Group and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Value” means, for any Borrowing Base Property or Real Property, on the date of any determination, (i) in the case of a Borrowing Base Property, the Adjusted Borrowing Base Net Operating Income for such Borrowing Base Property, divided by the applicable Capitalization Rate therefor and (ii) in the case of Real Property that is not a Borrowing Base Property, the Adjusted Net Operating Income for such Real Property, divided by the applicable Capitalization Rate therefor.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning set forth in Article 8.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Administrative Agent or any Lender or required to be withheld or deducted from a payment to Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.14(B)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Administrative Agent’s or such Lender’s failure to comply with Section 2.8.7(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in the definition of Prohibited Person.

“Excluded Swap Obligation” means with respect to Borrower or Guarantor, any Secured Swap Obligation if, and to the extent that, all or a portion of Guarantor's guaranty of, or the grant by Borrower or Guarantor of a security interest to secure, such Secured Swap Obligation (or any guaranty thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Borrower's or Guarantor's respective failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder at the time the Guarantor's guaranty or the grant of such security interest becomes effective with respect to such Secured Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) if a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such swap; (b) if a guarantee of a Secured Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Secured Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Loan Documents and a Secured Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, this definition of Excluded Swap Obligation Liability with respect to each such Person shall only be deemed applicable to (i) the particular Secured Swap Obligations that constitute Excluded Swap Obligations with respect to such Person, and (ii) the particular Person with respect to which such Secured Swap Obligations constitute Excluded Swap Obligations.

“Exclusion Event” has the meaning set forth in Section 11.2.3.

“Existing Properties” means the Original GTJ Properties and Recently Contributed Wu/Lighthouse Properties.

“Extended Maturity Date” has the meaning set forth in Section 2.17.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations (whether final, temporary or proposed) or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an intergovernmental agreement entered into in connection with FATCA.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Administrative Agent, or such other commercial bank as selected by Administrative Agent.

“FFO Distribution Allowance” means, for the REIT, for calendar year, 95% of the greater of: (i) the sum of Modified Fund From Operations as reasonably determined by the REIT in good faith and as reasonably acceptable to the Lender plus Qualified Gains; and (ii) Taxable REIT Income.

“Fitch” means the meaning set forth in the definition of “Rating Agency”.

“Fixed Charge Coverage Ratio” means, for the four (4) fiscal quarters most recently ended, the ratio of (i) Consolidated Adjusted EBITDA for such period to (ii) Consolidated Fixed Charges for such period.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form W-8BEN” means Form W-8BEN of the Department of the Treasury of the United States of America.

“Form W-8ECI” means Form W-8ECI of the Department of the Treasury of the United States of America.

“Form W-8IMY” means Form W-8IMY of the Department of the Treasury of the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fundamental Change” has the meaning set forth in Section 5.3.1.

“Funds From Operations” means, with respect to any fiscal quarter, the REIT’s net income (or loss) computed in accordance with GAAP, excluding loss from discontinued operations, gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures determined in a manner consistent with the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, and after adjustments for costs and expenses incurred during such fiscal quarter with respect to acquisitions, whether or not consummated.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Administrative Agent notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any executive order of the President of the United States of America that Administrative Agent notified Borrower in writing is now included in “Governmental Lists”.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GTJ Management Agreement” shall mean that certain property management agreement dated as of even date herewith between the OP and GTJ Management LLC regarding the Borrowing Base Properties.

“Guaranteed Obligations” has the meaning set forth in each of the Guaranties.

“Guarantor” has the meaning set forth in the introductory paragraph hereto.

“Guaranty” means that certain Guaranty dated as of the date hereof, entered into by each Guarantor in favor of the Administrative Agent on behalf of the Lenders, as the same may be amended, modified, or otherwise in effect from time to time.

“Hazardous Substances” means any explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, substances, materials or other pollutants which are included under or regulated by Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes hazardous, toxic and/or dangerous substances, and Toxic Mold.

“Hedge Obligation” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Obligations, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Obligations (which may include Administrative Agent or any Affiliate of Administrative Agent).

“Honor Date” has the meaning specified in Section 2.4.3.

“Included Property(ies)” shall mean each of the assets consisting of improved Real Property (other than a Borrowing Base Property) the value of which is included in any calculation of Total Asset Value that is delivered to or made by Administrative Agent under this Agreement.

“Indebtedness” means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (v) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business, and only to the extent of the value of the property encumbered by such Lien), (vi) Capital Lease Obligations, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is twelve (12) months after the Maturity Date (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests), (viii) indebtedness arising under any Hedge Obligation, and (ix) all Contingent Obligations of such Person with respect to liabilities of the type referenced in clauses (i) through (viii) above (other than Contingent Non-Recourse Obligations).  For all purposes hereof, the Indebtedness of any Person shall include such Person’s pro rata share of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person holds any direct or indirect Equity Interests, plus any Recourse or contingent obligations, directly or indirectly, of such Person with respect to any Indebtedness of such unconsolidated partnership, joint venture or Affiliate in excess of its proportionate share.  For these purposes, the amount of any net obligation under any Hedge Obligation on any date shall be deemed to be the applicable Hedge Termination Value thereof as of such date.  “Indebtedness” includes, without limitation, L/C Obligations and Loans outstanding under this Agreement.

“Indemnified Party” has the meaning set forth in Section 4.25.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not described in (a), Other Taxes.

“Information” has the meaning specified in Section 12.17.

“Initial Qualified Properties” means the properties located at (i) 114-15 Guy Brewer Blvd, Jamaica, NY (the “Guy Brewer Property”); (ii) 49-19 Rockaway Beach Blvd, Arverne (aka Far Rockaway), NY (the “Rockaway Property”); (iii) 612 Wortman Avenue, Brooklyn, NY (the “Wortman Avenue Property”); and (iv) 23-85 87th Street, East Elmhurst, NY (the “87th Street Property”).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case as undertaken under U.S. Federal, State or foreign law.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.6.

“Interest Payment Date” means (i) with respect to any Loan (other than a Swingline Loan), the first day of each month (or if such day is not a Business Day, on the next Business Day) and (iii) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one (1), two (2), or three (3) months thereafter, as Borrower may elect pursuant to Section 2.6.1; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, incurrence of a Contingent Obligation in relation to or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, (c) the purchase of assets of another Person that constitute a business unit, or (d) the purchase or other acquisition (in one transaction or a series of transactions) of interests in Real Property.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Borrowing Base Property” means any Borrowing Base Property that is a Single Tenant Asset, the lessee of which is (i) an Investment Grade Tenant or (ii) a tenant whose obligations under its net lease for such Borrowing Base Property are guaranteed by an Investment Grade Guarantor.

“Investment Grade Guarantor” means any guarantor of a net lease of a Borrowing Base Property that has a rating of BBB- or better from S&P or Baa3 or better from Moodys.

“Investment Grade Tenant” means any tenant under a net lease of a Borrowing Base Property that has a rating of BBB- or better from S&P or Baa3 from Moodys.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer, and relating to such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form attached to hereto as Exhibit D.

“Late Payment Charge” the meaning set forth in Section 2.11.3.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Capital One in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means a lease, sublease, license, concession agreement or other agreement or other agreement (not including any ground lease) providing for the use or occupancy of any portion of any Real Property owned or leased by the Borrower or other Subsidiary, including all amendments, supplements, restatements, assignments and other modifications thereto.

“Legal Requirements” means all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Credit Party, any Loan Document or all or part of any Borrowing Base Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto.

“Lender Funding Amount” means an advance of the Loans, an unreimbursed Protective Advance, any Unreimbursed Amount, any participation funded by a Lender in Letters of Credit or Swingline Loans, or any other amount that a Lender is required to fund under this Agreement..

“Lenders” means the Persons listed on Schedule VIII and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in accordance with the terms hereof.  Unless the context requires otherwise, the terms “Lender” and “Lenders” include the Swingline Lender.

“Letter of Credit” means any letter of credit issued hereunder.  For purposes of clarification, a Letter of Credit may only be a standby letter of credit only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means a day not later than the earlier of (i) twelve (12) months after its date of issuance and (ii) the fifth (5th) Business Day prior to the Maturity Date (or, if such day is not a Business Day, the next succeeding Business Day); provided, however, that any such Letter of Credit may provide for renewal thereof for additional periods of up to twelve (12) months on customary terms (which in no event shall extend beyond the date referred to in clause (ii) of the foregoing).

“Letter of Credit Fee” has the meaning specified in Section 2.4.6.

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $7,000,000 and (b) the then outstanding Commitments as of such date.

“LIBOR Rate” means, with respect to any Interest Period, the rate for deposits in U.S. Dollars for a period of one (1), two (2), or three (3) months, as may be elected by Borrower pursuant to Section 2.6, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London, England, time, on the Business Day that is at least two (2) London Banking Days preceding the Reset Date for such Interest Period.  If such rate does not appear on the Reuters Screen LIBOR01 Page, then LIBOR for that Interest Period will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the applicable rate.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of such asset or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens and encumbrances.

“Loan Documents” means each of this Agreement, the Note, the Pledge, the Mortgages, any other Security Documents, each Assignment of Agreements, each Environmental Indemnity Agreement, the Guaranty, each Subordination of Management Agreement, and the other instruments or agreements made or entered into by any of the Credit Parties with or in favor of any or all of the Secured Parties in connection with the Transactions, and any supplements or amendments to or waivers of any of the foregoing executed and delivered from time to time.

“Loans” means the loans made by the Lenders to Borrower pursuant to this Agreement.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Management Agreement” the management agreement for any Borrowing Base Property, between a Borrower and a Manager, pursuant to which such Manager is to manage a Borrowing Base Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with a Subordination of Management Agreement.

“Manager” means the Person acting as the manager of any Borrowing Base Property pursuant to a Management Agreement, and any successor, assignee or replacement manager appointed by Borrower with Administrative Agent’s consent.

“Margin Stock” means “margin stock” within the meaning of Regulation U of the Board.

“Material Adverse Effect” means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of any Credit Party and its Subsidiaries taken as a whole; (ii) would materially impair the ability of any Credit Party or any other Person to perform or observe its obligations under or in respect of the Loan Documents, or (iii) affects the legality, validity, binding effect or enforceability of any of the Loan Documents or the perfection or priority of any Lien granted to the Administrative Agent under any of the Security Documents.

“Material Alteration” means any alteration affecting structural elements of the Property the cost of which exceeds $250,000; provided, however, that in no event shall (i) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (ii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” means April 8, 2016, as the same may be extended pursuant to Section 2.17, or such earlier date on which the final payment of principal of the Note becomes due and payable as therein provided, whether by declaration of acceleration or otherwise.

“Modified Funds From Operations” means, with respect to any fiscal quarter, the REIT’s Funds From Operations for such quarter, adjusted for the following items, as applicable, included in the determination of GAAP net income for such quarter (without duplication of any adjustments included in Funds From Operations for such quarter): acquisition fees and expenses; amounts relating to amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, determined in a manner consistent with the Investment Program Association’s Guideline 2010-01 (it being understood that Modified Funds From Operations shall not include an adjustment for amounts relating to deferred rent receivables), Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued in November 2010.

“Moody's” shall have the meaning set forth in the definition of “Rating Agency”. Mortgage: the meaning set forth in the definition of Loan Documents.

“Mortgage” means, collectively, each deed of trust, mortgage or similar real property security instrument encumbering a Borrowing Base Property in favor of the Administrative Agent, in form and substance reasonably acceptable to Administrative Agent and Administrative Agent’s counsel.

“Mortgage Tax Reserve Amount ” means all amounts as may be reasonably estimated by Administrative Agent to cover recording charges, any mortgage or documentary stamp taxes, title premium charges, and all other amounts anticipated to be due in connection with the recording of the Mortgages following an Event of Default.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Negative Pledge” means any covenant, agreement or arrangement in favor of the creditor of any Person whereby that Person has agreed with respect to itself or any of its subsidiaries or affiliates, (i) not to sell, dispose of or create any Lien upon any of the assets of such Person or its subsidiaries or affiliates or (ii) not to incur or grant in favor of any Person other than such creditor any covenant not to sell or dispose of, or create any Lien upon, the assets of such Person or its subsidiaries or affiliates.

“Net Equity Proceeds” means, with respect to the sale or issuance of any Equity Interest by the REIT, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the REIT, in connection therewith.

“Net Operating Income” means, with respect to any Real Property for any period, property rental and other income (as determined in accordance with GAAP) attributable to such property accruing for such period (adjusted to eliminate the straight lining of rents) minus (b) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such property for such period, including without limitation, management fees (which shall be assumed to be the higher of (i) the actual management fees payable or (ii) three percent (3%) of gross revenues from the property) and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the REIT, any Borrower, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.  Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments as required under GAAP and amortization of deferred market rent into income pursuant to Statement of Financial Accounting Standards number 141.

“Newly Purchased Properties” means properties purchased in whole or in part with the proceeds of Borrowings hereunder.

“Non-Extension Notice Date” has the meaning specified in Section 2.4.2(c).

“Non-Pro Rata Advance” means a Protective Advance or a disbursement under the Loans with respect to which fewer than all Lenders have funded their respective Applicable Percentage in breach of their obligations under this Agreement.

“Non-Qualifying Party” shall mean Borrower or any Guarantor that on the applicable Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Non-Recourse” means, with reference to any obligation or liability, any obligations or liability for which a Person, as obligor thereunder, is not liable or obligated other than as to such Person’s interest in a specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability for customary carve-outs for fraud, misrepresentation, bankruptcy, misapplication or misappropriation of funds, waste, environmental claims and liabilities, the non-payment of taxes and assessments, insolvency proceedings and other circumstances customarily excluded by institutional commercial real estate lenders from exculpation provisions or included in separate indemnification agreements or guarantees.

“Note” means those certain Promissory Notes dated as of the date hereof by Borrower in favor of the Lenders the aggregate maximum principal amount of $60,000,000.00, as the same may be amended, restated, extended, increased, modified, or otherwise in effect from time to time.

“Notice” the meaning set forth in Section 6.1.1.

“Obligations” means all obligations, liabilities and indebtedness of every nature of any Credit Party, including (i) under a Swap Contract and (ii) the Guaranteed Obligations, from time to time owing to any Lender under or in connection with this Agreement or any other Loan Document to which such Credit Party is a party, including principal, interest, fees (including fees of external counsel), and expenses whether now or hereafter existing under the Loan Documents.  Notwithstanding the foregoing, the Obligations of a Credit Party shall not include any Excluded Swap Obligations with respect to such Credit Party.

“O & M Program” has the meaning set forth in Section 4.10.3.

“OFAC” has the meaning set forth in the definition of “Government Lists”.

“OP” has the meaning set forth in the introductory paragraph of this Agreement

“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, any subscription agreements for such corporation, and any amendments thereto, (b) for any limited liability company, the articles of organization or certificates of formation and any certificate relating thereto and the limited liability company (or operating) agreement of such limited liability company, any subscription agreements for such limited liability company, and any amendments thereto, and (c) for any partnership (general or limited), the certificate of limited partnership or other certificate pertaining to such partnership and the partnership agreement of such partnership

(which must be a written agreement), any subscription agreements for such partnership, and any amendments thereto.

“Original GTJ Properties” means the properties identified on Schedule II.

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Borrowing Base Property, now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof.

“Other Connection Taxes” means, with respect to Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Participant” has the meaning set forth in Section 10.1(e).

“Participant Register” has the meaning specified in Section 10.1(e)(iii).

“Patriot Act” has the meaning set forth in Section 4.26.

“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Permitted Encumbrances” means (i) the Liens created by the Loan Documents and any Secured Swap Agreement, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges not yet due and payable and not delinquent, (iv) any workers', mechanics' or other similar Liens on any Borrowing Base Property provided that any such Lien is bonded (per Legal Requirements that result in the release of such Lien as against the applicable Borrowing Base Property) or discharged within 30 days after Borrower first receives notice of such Lien and (v) such other title and survey exceptions as Administrative Agent approves in writing in Administrative Agent’s discretion.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Pledge” means, collectively, the Pledge and Security Agreement, dated as of the Effective Date, made by OP in favor of the Administrative Agent on behalf of the Lenders and, each additional Pledge and Security Agreement delivered by OP pursuant to Article 11 hereof.

“Pledged Interests” has the meaning set forth in the Pledge.

“Policies” has the meaning set forth in Section 7.1.2.

“Post-Foreclosure Plan” has the meaning set forth in Section 9.3(f).

“Prime Rate” means the rate of interest from time to time announced by Capital One at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Capital One to any customer and such rate is set by Capital One based upon various factors including Capital One’s costs and desired return, general economic conditions and other factors. Any change in such prime rate announced by Capital One shall take effect at the opening of business on the day specified in the announcement of such change.]

“Principal” shall mean the outstanding principal balance of the Loan from time to time.

“Proceeds” the meaning set forth in Section 7.2.2.

“Prohibited Person” shall mean any Person:

(i)listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;

(v)that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofachl1sdn.pdf or at any replacement web site or other replacement official publication of such list;

(vi)that is named on the consolidated list of asset freeze targets by the United Nations, the European Union and the United Kingdom (maintained by the Asset Freezing Unit of the United Kingdom Treasury: http://www.hm-treasury.gov.uklfinancialsanctions);

(vii)that is named on the most current lists pertaining to EU-Regulations Nos. 2580/2001 and/or 881/2002;

(viii)that violates any of the criminal laws of the United States of America or of any of the several states, or commits any act that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act; or

(ix)who is known to Borrower to be an Affiliate of or affiliated with a Person listed above.

“Property” means, as the context requires, each Borrowing Base Property or other Real Property owned directly or indirectly by the REIT.

“Protective Advance” means, collectively, (i) any out-of-pocket expenses incurred by Administrative Agent in connection with any Default to the extent any such expenses have not been paid by Borrower or Guarantor (including, without limitation, any recording charges or mortgage recording taxes that are payable in connection with the recordation of any Mortgage following any Default or Event of Default in accordance herewith, and any charges incurred for title insurance policies insuring the Lien of any Mortgage that is recorded following any Default or Event of Default in accordance herewith) and (ii) any advances or disbursements made in respect of real estate taxes and assessments (including special assessments or  payments in lieu of real estate taxes), maintenance costs, ground rent, insurance premiums or other items (including capital items) which Administrative Agent or Required Lenders determine are necessary to preserve the Lien (or priority of the Lien) of any Collateral from any intervening lien or forfeiture, or to protect any Collateral or Borrowing Base Property from any loss, or casualty, waste or other impairment, diminution or reduction in value (including, without limitation, advances or disbursements for the completion of any applicable alterations or improvements which have theretofore been commenced or are deemed necessary for the leasing, marketing or maintenance of the subject Borrowing Base Property for its permitted use or to preserve, protect, sell, operate, manage, lease, improve, maintain, repair, defend or dispose of any Collateral or Borrowing Base Property or any portion thereof), whether or not the amount necessary to be advanced for such purposes exceeds the amount of the applicable Mortgage, if any.

“Public Lender” has the meaning set forth in Section 12.1(b).

“Qualified Carrier” has the meaning set forth in Section 7.1.1(j).

“Qualified ECP Loan Guarantor” means any Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Gains” means gains from the sale of real estate provided all debt on the asset is repaid and the asset sold is not a Borrowing Base Property.

“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.

“Rate Contracts” means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Rating Agency” each of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody's Investors Service, Inc. (“Moody's”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”) or any other nationally-recognized statistical rating organization.

“Real Property” means any Asset consisting of real property.

“Recently Contributed Wu/Lighthouse Properties” means the properties identified on Schedule III.

“Recourse” means, with reference to any obligation or liability, any direct or indirect liability or obligation that is not Non-Recourse to the obligor thereunder.

“Reference Banks” means major banks in the London interbank market selected by the Administrative Agent..

“Register” has the meaning set forth in Section 10.1(c).

“REIT” has the meaning set forth in the introductory paragraph of this Agreement.

“REIT Status” means, with respect to any Person, (a) the qualification and taxation of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the qualification and taxation of such Person as a real estate investment trust under analogous provisions of state and local law in each state and jurisdiction in which such Person owns property, operates or conducts business.

“Remedial Work” has the meaning set forth in Section 4.10.2.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to any Borrowing Base Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of any Borrowing Base Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Reportable Compliance Event” has the meaning set forth in Section 3.25.

“Required Payment” has the meaning specified in Section 2.13(d).

“Required Lenders” means, at any time, non-Defaulting Lenders having Credit Exposures and unused Commitments representing more than 66⅔% of the sum of the total Credit Exposures and unused Commitments of non-Defaulting Lenders at such time; provided that if there are only two (2) Lenders, “Required Lenders” shall mean all Lenders that are non-Defaulting Lenders and if there are only three (3) Lenders, “Required Lenders” shall mean at least two (2) Lenders having Credit Exposures and unused Commitments representing more than 66⅔% of the sum of the total Credit Exposures and unused Commitments of non-Defaulting Lenders at such time (unless there is only one (1) Lender that is a non-Defaulting Lender, in which case “Required Lenders” shall be that one (1) Lender).  For the purposes of clarity, the Swingline Lender and the L/C Issuer (solely in such capacities) will not be entitled to vote in determining the Required Lender calculation.

“Responsible Officer” means, with respect to any Person, the president, chief financial officer, the senior vice president or treasurer of such Person.

“Restoration” has the meaning set forth in Section 7.4.1.

“Restricted Payment” means, with respect to any Person,  any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent holder thereof).

“S&P” has the meaning set forth in the definition of Rating Agency.

“Sanctioned Country” has the meaning set forth in Section 3.25.

“Sanctioned Person” has the meaning set forth in Section 3.25.

“Secured Indebtedness” means any Indebtedness for borrowed money of a Person that is secured by a Lien on any Real Estate or on any Equity Interests in any other Person owning Real Estate, provided that if such Indebtedness is Non-Recourse the portion of such Indebtedness included in Secured Indebtedness shall not exceed the sum of the aggregate value of the assets securing such Indebtedness, plus the aggregate value of any improvements to such assets.

“Secured Swap Agreement” has the meaning set forth in Section 2.18.1.

“Secured Swap Obligations” means the obligations of Borrower or any of its Affiliates under any Secured Swap Agreement.

“Security Deposit Account” shall have the meaning set forth in Section 4.28.

“Security Documents” means, collectively, the Pledge, the Mortgage and all UCC financing statements required by this Agreement, the Pledge and/or the Mortgage to be filed with respect to the security interests in accounts and other property created pursuant to this Agreement, the Pledge and/or the Mortgage.

“Senior Loans” has the meaning set forth in Section 9.13(h).

“Significant Casualty” the meaning set forth in Section 7.2.2.

“Single Tenant Asset” means either (i) improved Real Property the entirety of which has been leased to a single tenant (or group of affiliated tenants); (ii) improved Real Property consisting of a distribution facility; or (iii) improved Real Property consisting of a parking facility.

“Solvency” or “Solvent” as to any Person means that such Person (a) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York and (b) is in compliance with the representations and warranties that are set forth in Section 3.7 hereof determined as if such Person were a “Credit Party” referenced therein.

“Special Advance Lender” the meaning set forth in Section 9.13(c).

“Special Purpose Entity” the meaning set forth in Schedule VI.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the Equity Interests are, as of such date, directly or indirectly owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the REIT.

“Swap Obligations” means the obligations of Borrower or any of its Affiliates under any Secured Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Capital One, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made by Swingline Lender pursuant to Section 2.16.

“Swingline Note” means the promissory note evidencing the Swingline Loan in the form set forth in Exhibit H and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Swingline Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $7,000,000 and (b) the then outstanding Commitments as of such date.

“Tangible Net Worth” shall mean with respect to any Person, as of any date of determination, such Person’s net worth, as determined in accordance with GAAP plus accumulated depreciation and amortization (except that in determining such net worth, Indebtedness shall include, without duplication, such Person’s pro rata share  of the Indebtedness of any unconsolidated partnership, joint venture or Affiliate in which such Person directly or indirectly holds any interest), minus (to the extent included when determining such Person’s net worth in accordance with GAAP): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write up in excess of the cost of such assets acquired and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (excluding acquired intangible lease assets and amortization in respect thereof), all determined on a consolidated basis.

“Taxable REIT Income” is defined as the amount of income that is used to calculate the company's income tax due pursuant to 26 USC 857.

“Taxes” all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents and any Secured Swap Agreement.

“Third Party Swap Agreement” has the meaning set forth in Section 2.18.1.

“Threshold Amount” shall mean (a) Twenty Million Dollars ($20,000,000) with respect to any Indebtedness or obligations in respect of Hedge Termination Value that are Non-Recourse, and (b) Five Million Dollars ($5,000,000) with respect to any Indebtedness or obligations in respect of Hedge Termination Value that are Recourse

“Title Insurance Policy” shall the ALTA mortgagee title insurance policy in the form acceptable to Administrative Agent issued with respect to the Property and insuring the Lien of a Mortgage.

“Total Asset Value” means the aggregate of (1) the value of all Existing Properties, Newly Purchased Properties and Contributed Properties determined as follows: with respect to (A) Newly Purchased Properties and Contributed Properties, the sum of (a) the lower of the (i) actual cost (purchase price for Newly Purchased Properties or value attributed by GTJ for each of the Contributed Properties) for each Property and (ii) as is Appraised Value of each such Property as reflected on the most recently obtained Acceptable Appraisal and (B) Existing GTJ Properties, the as is Appraised Value of each such Property as reflected on the most recently obtained Acceptable Appraisal (which must be dated within 6 months of closing). Commencing twelve (12) months from the Effective Date, the Borrower shall have the right to reappraise Included Properties from time to time by delivering updated Acceptable Appraisals (which shall then be used for the next 12 month valuation period); (2) cash and Cash Equivalents at quarter end, (3) vacant land valued at cost, and (4) construction in process valued at cost.

“Toxic Mold” has the meaning set forth in Section 3.20.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties, the establishment of the credit facilities hereunder, the borrowing of Loans, the use of the proceeds thereof or the granting of Liens on the Collateral under the Loan Documents.

“Transfer” means (i) any sale, conveyance, transfer, lease or assignment, or the entry into any agreement to sell, convey, transfer, lease or assign, whether by law or otherwise, of, on, in or affecting (x) all or part of the Property (including any legal or beneficial direct or indirect interest therein), or (y) any direct or indirect legal or beneficial interest in a Credit Party (including any profit interest), or (ii) any Change of Control of a Credit Party.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Unreimbursed Amount” shall have the meaning set forth in Section 2.4.3.

“USD-LIBOR-Reference Banks” means, with respect to any Interest Period, the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the Reset Date for such Interest Period to prime banks in the London interbank market for a period of one month, two months, or three months, as elected by Borrower pursuant to Section 2.6, commencing on that Reset Date and in an amount equal to the portion of the principal amount outstanding under the Notes as to which Borrower has made such election pursuant to Section 2.6.  Administrative Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate.  If at least two (2) such quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.  Notwithstanding the foregoing, if fewer than two (2) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Administrative Agent, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in U.S. Dollars to leading European banks for a period of one month, two months or three months, as elected by Borrower pursuant to Section 2.6,  commencing on that Reset Date, and in an amount equal to the portion of the principal amount outstanding under the Notes as to which Borrower has made such election pursuant to Section 2.6.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8.7(f)(ii)(2)(C).

“Value-Based Borrowing Base Limit” shall mean fifty percent (50%) of the Borrowing Base Asset Value of all Borrowing Base Properties.

“Variable Rate Indebtedness” means any Indebtedness for borrowed money that bears interest at a variable rate without benefit of a Rate Contract.

“Welfare Plan” means an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

“Withholding Agent”  means any Credit Party or Administrative Agent.

1.2Principles of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein,” “hereof' and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3Accounting Terms; GAAP.

(a)GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Guarantor, Borrower or Required Lenders shall so request Administrative Agent, the Lenders, the Guarantor and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Guarantor and Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the REIT or to the determination of any amount for the REIT on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT is required to consolidated pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein, provided further that for all purposes in calculating consolidated covenants hereunder the REIT shall be deemed to own one hundred percent (100%) of the Equity Interests in Borrower.

(d)Financial Standards.  All financial computations required of a Person under this Agreement shall be calculated without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Guarantor, Borrower or any Subsidiary at “fair value”, as defined therein.

(e)Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

2.GENERAL LOAN TERMS

2.1Revolving Loans.  Subject to the terms and conditions set forth herein, Lender agrees to make Loans to Borrower from time to time through the Maturity Date in U.S. dollars in an aggregate principal amount that will not result in (is) such Lender’s Credit Exposure exceeding the less of such Lender’s Commitment and such Lender’s Applicable Percentage of the aggregate Borrowing Base or (ii) the total Credit Exposures exceeding the lesser of the Aggregate Commitments and the aggregate Borrowing Base then in effect.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow the Loans.

2.2Loans and Borrowings.

2.2.1Type of Loans.  Subject to Sections 2.17 and 2.18, each Borrowing shall be, at Borrower’s election, comprised entirely of Eurodollar Loans or Base Rate Loans as Borrower may request in accordance herewith.  Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.  Each Swingline Loan shall be a Base Rate Loan.

2.2.2Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Borrowing, such Borrowing shall be not less than $1,000,000.00; provided that a Borrowing may be in an aggregate amount that is required to finance the repayment of any Swingline Loan.  Each Swingline Loan shall be in an amount that is not less than $500,000.00.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

2.2.3Limitations on Lengths of Interest Periods.  Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

2.2.4Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

2.3Requests for Borrowings.

2.3.1Requests for Borrowings.  To request a Borrowing (other than a Swingline Borrowing, which shall be governed by the terms of Section 2.16), Borrower shall notify Administrative Agent of such request in a written notice signed by Borrower (which signed written notice may be delivered to Lender by (i) email to david.ingram@capitalone.com or (ii) by facsimile transmission to (888) 246-3710, or to any such other email addresses or facsimile numbers as Administrative Agent may designate in a written notice to Borrower pursuant to Section 6.1 hereof) in the form of Exhibit A not later than 11:00 a.m., New York City time, with respect to  Eurodollar Loans, three (3) Business Days before the date of the proposed Borrowing; with respect to Base Rate Loans, one (1) Business Day before the date of the proposed Revolver Borrowing.  Each written Borrowing Request shall specify the following information:

(a)the aggregate amount of the requested Borrowing;

(b)the date of such Borrowing, which shall be a Business Day;

(c)whether the requested Borrowing shall be a Eurodollar Loan or a Base Rate Loan; and

(d)the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5.

2.3.2General Borrowing Requirements.

(a)Together with each Borrowing Request, a Responsible Officer of Borrower shall deliver to Administrative Agent a duly executed Borrowing Base Certificate as of such date.

(b)Each Eurodollar Borrowing shall be based upon an Adjusted LIBOR Rate determined as of two (2) Business Days prior to commencement of such Interest Period.

2.4Letters of Credit.

2.4.1The Letter of Credit Commitment.

(a)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.4 agrees, (1) from time to time on any Business Day during the period from the Effective Date until the fifth (5th) Business Day prior to the Maturity Date (or, if such day is not a Business Day, the next succeeding Business Day), to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit and (B) except as otherwise provided in Section 9.13(k), the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the total Credit Exposure shall not exceed the lesser of the total Commitments and the aggregate Borrowing Base then in effect, and (y) the

Credit Exposure of any Lender shall not exceed the Lesser of such Lender’s Commitment and such Lender’s Applicable Percentage of the aggregate Borrowing Base, and (z) the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed by Borrower and terminated.

(b)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Legal Requirements or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(ii)the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(iii)except as otherwise agreed by Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(iv)such Letter of Credit is to be denominated in a currency other than Dollars; or

(v)such Letter of Credit would have an expiry date beyond the Letter of Credit Expiration Date; and the L/C Issuer shall not issue a Letter of Credit that would have an expiry date beyond the Letter of Credit Expiration Date without the written approval of each of the Lenders.

(c)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of

Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

2.4.2Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the L/C Issuer may reasonably require.  Additionally, Borrower shall furnish to the L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Administrative Agent may reasonably require, which shall include all applicable documentation as would be required to be delivered in connection with a Borrowing of a Loan in the same amount as the requested Letter of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(b)Within three (3) Business Days following receipt of any Letter of Credit Application, the L/C Issuer shall confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the L/C Issuer shall provide Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender or Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit.  So long as any applicable conditions contained in Section 2.22.2 shall be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices; provided that the L/C Issuer shall not be required to issue a Letter of Credit, if immediately after the issuance of such Letter of Credit, the aggregate principal amount of all outstanding Loans and Swingline Loans, together with the aggregate amount of all L/C Obligations, would exceed the Aggregate Commitments at such time or the Borrowing Base.

(c)If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) or (c) of Section 2.4.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 2.22 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(d)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer shall also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.4.3Drawings and Reimbursements.

(a)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Administrative Agent thereof.  Not later than 3:00 p.m. on the first Business Day following the date Borrower receives notice of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse the L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, Borrower shall be deemed to have requested a Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2.2 for the principal amount of Loans, but subject to the amount of the unutilized portion of the Commitment.  Any notice given by the L/C Issuer or Administrative Agent pursuant to this

Section 2.4.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)Each Lender shall upon any notice pursuant to Section 2.4.3(a) make funds available (and Administrative Agent may apply cash collateral provided for this purpose) for the account of the L/C Issuer at Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.4.3(c), each Lender that so makes funds available shall be deemed to have made a Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to the L/C Issuer.

(c)With respect to any Unreimbursed Amount that is not fully refinanced by a Loan for any reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Administrative Agent for the account of the L/C Issuer pursuant to Section 2.4.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.4.

(d)Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.4.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(e)Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.4.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, (C) the failure of any other Lender to make Loans or L/C Advances to reimburse the L/C Issuer, (D) the financial condition of Borrower or any other Credit Party, (E) the termination of the Commitments, or (F) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(f)If any Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4.3 by the time specified in Section 2.4.3(b), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal

Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.  Nothing contained in this Section 2.4.3(f) shall be deemed or otherwise construed to impose any additional liability upon Borrower for any default by any Lender in the performance of its obligations under this Section 2.4.3.

2.4.4Repayment of Participations.

(a)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.4.3, if Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise), Administrative Agent shall distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(b)If any payment received by Administrative Agent for the account of the L/C Issuer pursuant to Section 2.4.3(a) is required to be returned under any of the circumstances described in Section 12.4 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.4.5Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b)the existence of any claim, counterclaim, setoff, defense or other right that the Guarantor, Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged or fraudulent, or proving to be invalid or insufficient in any material respect, or any statement therein being untrue or inaccurate in any material respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; provided that the payment by the L/C Issuer does not constitute gross negligence or willful misconduct of the L/C Issuer or its agents or employees; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any applicable Insolvency Proceedings; or

(e)any consequence arising from causes beyond the control of the L/C Issuer, the Administrative Agent or any Lender.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower shall immediately notify the L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (a) through (f) of Section 2.4.3; provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason

2.4.6Letter of Credit Fees.  Borrower shall pay to Administrative Agent for the account to each Lender in accordance with the Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to (i) the Applicable Margin for Eurodollar Loans, as determined by, the REIT’s Consolidated Leverage Ratio at the time of determination and in the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V, times (ii) the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.4.9.  Letter of Credit Fees shall be due and payable quarterly in arrears commencing on the first Business Day after each Quarterly Date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

2.4.7Documentary and Processing Charges Payable to L/C Issuer.  Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.4.8Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control subject to the terms of the International Standby Practices 1998, and any subsequent official revision thereof or the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any subsequent official revision.

2.4.9Computation of Daily Amount.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

2.4.10Replacement of the L/C Issuer.  The L/C Issuer may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer or in accordance with Section 9.9.  Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer.  At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for account of the replaced L/C Issuer pursuant to Section 9.9.  From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this

Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.  After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.4.11Cash Collateral for Letters of Credit.

(a)Certain Credit Support Events.  If as of the expiration or termination of the Commitment, any L/C Obligations for any reason remain outstanding, or if the Borrower shall be required to provide Cash Collateral pursuant to Section 8.2.2, Borrower shall immediately Cash Collateralize all L/C Obligations in an amount equal to 105% thereof.  Borrower shall also Cash Collateralize the L/C Obligations to the extent required pursuant to Section 2.9.2.

(b)Grant of Security Interest.  Borrower hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all Cash Collateral provided pursuant to Section 2.4.11, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below.  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the amount required, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent.  Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided by Borrower hereunder in respect of Letters of Credit or other L/C Obligations shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein, except as provided in Section 2.9.3.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, when the Unreimbursed Amount and all L/C Obligations equal zero, the remaining amount of the Cash Collateral shall be applied to the other Obligations, in the order for payments or recoveries upon the Loans, as provided in this Agreement, or if no Obligations (other than contingent indemnification obligations) are outstanding, to the Borrower.

2.5Funding of Borrowings.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Provided that the conditions to the advance of the applicable Borrowing set forth herein are satisfied, Administrative Agent will make such Loans available to Borrower by either promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with Administrative Agent and designated by Borrower in the applicable Borrowing Request or, upon the request by Borrower in the applicable Borrowing Request, disbursing such amounts as designated by Borrower in the applicable Borrowing Request, on the proposed date of such Borrowing.

2.6Interest Elections.

2.6.1Elections by Borrower for Borrowings.  Each Borrowing initially shall be of the Interest Period specified in the applicable Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a Borrowing of a different Interest Period or to continue such Borrowing as a Borrowing of the same Interest Period, as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

2.6.2Notice of Elections.  To make an election pursuant to this Section, Borrower shall notify Administrative Agent of such election in a written notice signed by Borrower (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.3.1) by the time that a Borrowing Request would be required under Section 2.3.1 if Borrower were requesting a Borrowing to be made on the effective date of such election.

2.6.3Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(a)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) of this paragraph shall be specified for each resulting Borrowing);

(b)the Interest Period therefore after giving effect to such election; and

(c)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day.

2.6.4Notice by Administrative Agent to Lenders.  Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

2.6.5Failure to Elect; Events of Default.  If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless Borrower has advised Administrative Agent at least three (3) Business Days prior to the end of the applicable Interest Period that such Borrowing will be repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a one (1) month Eurodollar Borrowing based upon an Adjusted LIBOR Rate determined as of two (2) Business Days prior to the commencement of such new Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Administrative Agent, at the request of the Required Lenders so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing by Borrower may be continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

2.7Termination and Conversion of the Commitments.

2.7.1Voluntary Termination or Reduction.  Borrower may, at any time terminate all or any portion of the Commitments.  Any such termination and/or conversion shall be irrevocable and permanent.  Notwithstanding the foregoing, Borrower may not reduce the Commitment below $25,000,000.00 unless Borrower is terminating the Commitment in full.

2.7.2Notice of Voluntary Termination or Reduction.  Borrower shall notify Administrative Agent of any election to terminate or reduce the Commitments or Loans under Section 2.7.1 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying the amount of such election and the effective date thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from a sale of a Real Property, in which case such notice may be revoked by Borrower within ninety (90) days of the delivery of such notice (by notice from Borrower to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.7.3Effect of Termination or Reduction.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

2.8Repayment of Loans; Evidence of Debt.

2.8.1Repayment.  Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of the Lender the outstanding principal amount of the Loans on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Advance in accordance with the time periods set forth in Section 2.16.1; provided that on each date that any Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

2.8.2Manner of Payment.  Prior to any repayment of any Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be paid and shall notify Administrative Agent of such selection in writing signed by Borrower (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.3.1) not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment in the case of a Eurodollar Borrowing and one (1) Business Day before the scheduled date of such repayment in the case of a Base Rate Borrowing; provided that each repayment of Borrowings shall be applied to repay any outstanding Base Rate Borrowings of Borrower before any other Borrowings of Borrower.  If Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Base Rate Borrowings of Borrower and, second, to other Borrowings of Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each payment of a Borrowing shall be applied first to repay any Swingline Loan, as applicable, and second, to repay any outstanding Loans (other than any Swingline Loan) without reduction of the Aggregate Commitments.  Whenever any payment due hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter.  All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.  All payments (other than the initial funding of the Loan) by any Lender shall be made to Administrative Agent not later than 11:00 a.m. New York City time on the day such payment is due, to Administrative Agent for the account of the Lenders by deposit to such account as Administrative Agent may designate by written notice to Borrower.

2.8.3Maintenance of Loan Accounts by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

2.8.4Maintenance of Loan Accounts by Administrative Agent.  Administrative Agent shall maintain accounts in which it shall record (i) the amount and Type of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

2.8.5Effect of Entries.  The failure to make entries for the accounts maintained pursuant to paragraph 2.8.3 or 2.8.4 of this Section or the failure of any Lender or Administrative Agent to maintain such accounts shall not in any manner affect the obligations of any Credit Party to repay the Loans in accordance with the terms of this Agreement.

2.8.6Promissory Notes.  Borrower shall prepare, execute and deliver to each Lender (i) a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the amount of such Lender’s Commitment and in the form set forth in Exhibit G, (ii) a promissory note payable to the order of such Lender, if such Lender is a Swingline Lender (or, if requested by such Swingline Lender, to such Swingline Lender and its registered assigns) in the amount of such Swingline Lender’s Swingline Loan and in the form set forth in Exhibit H.  In the event of any assignment pursuant to Section 10.1 hereof, Borrower agrees to promptly execute and deliver replacement promissory notes in the forms of Exhibit G to the assignee and, if the assignor is retaining any portion of the Loans, to the assignor, in order to evidence the amount of the Commitment of each such applicable Lender following the assignment.  In connection with and as a condition precedent to the execution and delivery of such replacement promissory notes by Borrower, the assignor shall be obligated to return the existing promissory note(s) to Borrower.  Upon payment of the principal of and interest on the Loans and all Unreimbursed Amounts and fees, the expiration of the Commitments and the reduction of all L/C Obligations to zero, each Lender either shall return to Borrower each of the original promissory notes delivered to it marked “PAID IN FULL”.

2.8.7Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements.  If any applicable Legal Requirements (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by Borrower.  Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent or such Lender or required to be withheld or deducted from a payment to Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (d).

(e)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.8.7, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in 2.8.7(f)(ii)(2)(A), (ii)(2)(B) and (ii)(2)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(1)any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)executed originals of Form W-8ECI;

(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Form W-8BEN; or

(D)to the extent a Foreign Lender is not the beneficial owner, executed originals of Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(3)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(4)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8.7 (including by the payment of additional amounts pursuant to this Section 2.8.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival.  Each party’s obligations under this Section 2.8.7 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.9Prepayment of Loans.

2.9.1Optional Prepayments.  Subject to the payment of any amounts required by Section 2.12 hereof, Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without fees or penalty, subject to the requirements of this Section; provided that Borrower shall notify Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) in writing signed by Borrower of any optional prepayment hereunder (which signed written notice may be delivered via facsimile or email transmission to the numbers and/or email addresses set forth in Section 2.3.1) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and whether the prepayment is to be applied to prepay outstanding Loans or an outstanding Swingline Loan; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.7 or is otherwise conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from a sale of a Real Property, then such notice of prepayment may be revoked if such notice of termination is revoked (in the case of a notice of termination of Commitments, in accordance with Section 2.7).  Promptly following receipt of any such notice relating to a Borrowing, Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied to repay (i) all outstanding Loans (other than Swingline Loans) ratably, or (ii) any Swingline Loans, as applicable.  Prepayments shall be accompanied by (A) accrued interest to the extent required by Section 2.11 and (B) any payments due pursuant to Section 2.12, and shall be made in the manner specified in Section 2.8.2. Each prepayment of the Loans shall be made ratably among the Lenders in accordance with their respective Commitments.

2.9.2Mandatory Prepayments.

(a)If, on any day (a “Prepayment Trigger Date”), the Credit Exposure exceed the Borrowing Base (including as a consequence of an Exclusion Event or a reduction in the total Commitment), then Borrower shall prepay Loans or, if required below, Cash Collateralize Letters of Credit in the amount of such excess.  Amounts to be applied pursuant to this paragraph to the partial prepayment of Loans or to Cash Collateralize Letters of Credit shall be applied, first, to repay any Swingline Loan, second, to reduce outstanding Loans (other than any Swingline Loan) (with no reduction of the Commitment), and third, to Cash Collateralize Letters of Credit, as applicable.

(b)Borrower shall pay all Loans and Cash Collateralize all Letters of Credit immediately upon the occurrence of any of the following events:

(i)the Maturity Date; or

(ii)the acceleration of the Loans upon an Event of Default as provided in Article 8.

Each such mandatory prepayment pursuant to clause (b)(ii) shall be applied, first, to repay any Swingline Loan, second, to reduce outstanding Loans (other than any Swingline Loan) without reducing the Commitment, and third, to Cash Collateralize Letters of Credit.

Prepayments pursuant to this Section 2.9.2 shall be accompanied by (i) accrued interest to the extent required by this Section 2.9 or Section 2.11 and (ii) any payments due pursuant to Section 2.12, and shall be made in the manner specified in Section 2.8.2.

2.9.3Application of Cash Collateral. Administrative Agent shall have the right, but not the obligation, at any time after the acceleration of the Loans upon an Event of Default as provided in Article 8, with the consent of the L/C Lender, to apply all sums used to Cash Collateralize Letters of Credit pursuant to this Agreement towards the repayment of the Loans, in such order and in such manner as Administrative Agent shall elect in its sole and absolute discretion, so long as such repayment is applied, first, to repay any Swingline Loans, and second, to repay any outstanding Loans (other than any Swingline Loan).

2.10Fees.

2.10.1Unused Commitment Fee.  On the first Business Day following each Quarterly Date from and after December 31, 2014 and on the Maturity Date, Borrower agrees to pay to Administrative Agent for the account of each Lender (other than the Swingline Lender in its capacity as such), in arrears, an unused commitment fee, which shall be equal to the following:

(a)the product of:

(i)the unused amount of the Commitment (excluding amounts drawn for these purposes and any amounts drawn as Swingline Loans) for each day during the calendar quarter in which such Quarterly Date or Maturity Date falls and

(ii)a rate per annum, for each such day, of (i) 0.25% if such unused amounts of the Commitment are less than fifty (50%) of the total Commitment amount or (ii) 0.35% if such unused amounts of the Commitment are equal to or in excess of fifty percent (50%) of the total Commitment amount.

All unused commitment fees shall begin to accrue on the Effective Date and shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing unused commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans (and Letters of Credit) of such Lender, respectively.

2.10.2Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Administrative Agent for distribution, in the cease of facility fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

2.11Interest.

2.11.1Base Rate Loans.  The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Margin as determined by, Borrower’s Consolidated Leverage Ratio at the time of determination and in the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V.

2.11.2Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin as determined by, Borrower’s Consolidated Leverage Ratio at the time of determination and in the amount set forth opposite the indicated Consolidated Leverage Ratio in the grid set forth on Schedule V.

2.11.3Default Interest.  Notwithstanding the foregoing, at any time during the continuance of an Event of Default, all amounts payable hereunder and under the Loan Documents shall bear interest, after as well as before judgment, (i) in respect to overdue Obligations other than Letter of Credit fees at a rate per annum equal to the interest rate applicable to each such amount pursuant to this Agreement plus two percent (2.0%) per annum, (ii) in respect of overdue Letter of Credit Fees, the rate otherwise applicable thereto plus two percent (2.0%) per annum (each such sum being the applicable “Default Rate”), or (iii) the maximum interest rate permissible by applicable Legal Requirements if the applicable Default Rate is greater than such interest rate.

2.11.4Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to Section 2.11.3 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

2.11.5Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate, LIBOR Rate or Adjusted LIBOR Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

2.11.6Restatement of Consolidated Leverage Ratio.  If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the REIT, Borrower, Administrative Agent or any Lender determines that (i) the Consolidated Leverage Ratio as reported as of the most recent calendar quarter for which reporting has been provided by the REIT or Borrower pursuant to Section 4.1 hereof was inaccurate at any time in respects that would have required a higher Applicable Margin to be paid, then Borrower shall be obligated to pay to Administrative Agent for the account of the applicable Lenders or L/C Issuer, as the case may be, within three (3) Business Days after demand by Administrative Agent (or, after the commencement of an Insolvency Proceeding with respect to any Credit Party, automatically and without further action by Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period or (ii) the Consolidated Leverage Ratio as reported as of the most recent calendar quarter for which reporting has been provided by the REIT or Borrower pursuant to Section 4.1 hereof was inaccurate at any time in respects that would have required a lower Applicable Margin to be paid, then Borrower shall be entitled to a credit against any payments subsequently due to Administrative Agent or any Lender under this Agreement in an amount equal to the difference between the amount of interest and fees that were actually paid for such period and the amount of interest and fees that should have been paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or the L/C Issuer, as the case may be under this Agreement. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

2.11.7Late Payment Charge.  Unless waived by Required Lenders in writing, if any Principal (other than any Principal due on the Maturity Date), interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due, Borrower shall pay to Administrative Agent upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements (the “Late Payment Charge”), in order to defray the expense incurred by the Lenders in handling and processing such delinquent payment and to compensate the Lenders for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.

2.12Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto, (c) the failure to borrow, convert or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9.1 or is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.14, then, in any such event, Borrower shall compensate each Lender for the actual, out-of-pocket loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.13Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)Payments by Borrower.  Each Credit Party shall make each payment required to be made by it hereunder (whether of principal, interest or fees or under Section 2.9, Section 2.10 or Section 2.11, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 11:00 a.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim; provided that if a new Loan is to be made by any Lender on a date Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to Administrative Agent as provided in Section 2.5 or paid by Borrower to Administrative Agent pursuant to this paragraph, as the case may be.  Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Administrative Agent at Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document, and except that payments pursuant Section 2.12 or Section 2.19 and Sections 4.24 and Section 4.25 shall be made directly to the Persons entitled thereto.  Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, such distribution to occur on the same Business Day if such payment is received prior to 11:00 a.m., New York City time on such Business Day, and otherwise on the next Business Day, with the Administrative Agent agreeing to pay to any Lender interest at the Federal Funds Rate on any amount which is not distributed in accordance with the foregoing from the date such payment should have been forwarded until the date such payment is received by such Lender.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in dollars.

(b)Application of Insufficient Payments.  If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c)Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing shall be made from the Lenders, each payment of commitment fee under Section 2.10 shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.7 shall be applied to the respective Commitments of the Lenders, respectively, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.  If at any time while an Event of Default exists, any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, resulting in such Lender, receiving payment of a greater proportion of the aggregate amount of its Loans, and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a

Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

(d)Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have been notified by a Lender or Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to Administrative Agent and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i)if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 2.11 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 2.11 to pay interest at the Default Rate in respect of the Required Payment; and

(ii)if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the applicable interest rate due hereunder with respect to such Loan, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment and shall not relieve such Payor of any obligation it may have hereunder or under any other Loan Documents to Borrower and no advance by Administrative Agent to Borrower under this Section 2.13 shall release any Lender of its obligation to fund such Loan except as set forth in the following sentence.  If any such Lender shall thereafter advance any such Required Payment to Administrative Agent, such Required Payment shall be deemed such Lender’s applicable Loan to Borrower.

(e)Certain Deductions by Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5 or Section 2.13, then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.14Mitigation Obligations; Replacement of Lenders.

(A)Designation of a Different Lending Office.  If  any Lender requests compensation under Section 2.19, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8.7, or if LIBOR becomes unavailable under Section 2.20(c), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.20(c), Section 2.19 or Section 2.8.7, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.   The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(B)Replacement of Lenders.  If (i) any Lender is unable to make or maintain Eurodollar Loans pursuant to Section 2.20(c), (ii) any Lender requests compensation under Section 2.19, (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8.7, or (iv) any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.1), including, without limitation, the obligation to obtain the approval of Administrative Agent, the L/C Issuer and the Swingline Lender where applicable), all its interests, rights and obligations under this Agreement to an assignee that shall assume all of such obligations (which assignee, subject to in Section 10.1, may be another Lender, if a Lender accepts such assignment); provided that (A) Borrower shall have received the prior written consent of Administrative Agent, which consent shall not be required if the assignee is Administrative Agent, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.8.7, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto, or (c) the failure to borrow, convert or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9.1 or is revoked in accordance herewith), then, in any such event, Borrower shall compensate Lender for the actual, out-of-pocket loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.15Use of Proceeds.  The OP and the REIT shall use the proceeds of the Loans solely for (a) to fund property-level working capital expenditures, (b) to fund future acquisitions of Real Property and related assets and contract deposits due in connection therewith (to the extent not permitted hereunder), (c) to fund any closing costs, fees and expenses due in connection with this Agreement including, without limitation, amounts due under Section 4.31.1(c); (d) for other legal purposes in furtherance of the foregoing and (e) for general corporate purposes of the REIT (including, without limitation, redemption of issued and outstanding shares and redemption of , all in accordance with, and subject to the limitations and restrictions contained in, Organizational Documents of the Credit Parties.

2.16Swingline Loans.

2.16.1Agreement to Make Swingline Loans.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit, or (ii) the Credit Exposure exceeding the total Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Swingline Loans shall not be outstanding for more than ten (10) days during any calendar month.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan shall be a Base Rate Loan.

2.16.2Notice of Swingline Loans by Borrower.  To request a Swingline Loan, Borrower shall notify Administrative Agent of such request in writing, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make each Swingline Loan available to Borrower either by means of a credit to the general deposit account of Borrower with the Swingline Lender or, at the request of Borrower, by disbursing the proceeds of the Swingline Loan to the Borrower, (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Borrowing as provided in Section 2.4.3, by remittance to the L/C Issuer) in either case on the requested date of such Swingline Loan by 3:00 p.m. New York City time.

2.16.3Repayment of Swingline Loans; Participations by Lenders in Swingline Loans.  Borrower agrees to repay each Swingline Loan within 5 Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Maturity Date (or such earlier date as Swingline Lender and Borrower may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from Borrower, Swingline Lender may, on behalf of Borrower (which hereby irrevocably directs Swingline Lender to act on its behalf), make a Borrowing of Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan.  Swingline Lender shall give notice to Administrative Agent of any such borrowing of Loans not later than 11:00 a.m., New York time, at least one Business Day prior to the proposed date of such Borrowing.  Promptly after receipt of such notice of borrowing of Loans from Swingline Lender under the immediately preceding sentence, Administrative Agent shall notify each Lender of the proposed Borrowing.  Not later than 12:00 noon, New York time, on the proposed date of such Borrowing, each Lender will make available to Administrative Agent for the account of Swingline Lender, in immediately available funds, the proceeds of the Loan to be made by such Lender.  Administrative Agent shall pay the proceeds of such Loans to Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Section 8.1(i) or

(j), the Swingline Lender may by one (1) Business Day’s prior written notice given to Administrative Agent require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Loan Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (A) the occurrence and continuance of a Default, (B) reduction or termination of the Loan Commitments, (C) the failure of any other Lender to make Loans or acquire participations in Swingline Loans, or (D) the financial condition of Borrower or any other Credit Party, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  If such amount is not in fact made available to Swingline Lender by any Lender, Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due it hereunder, to Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).  Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

2.17Extension of Maturity Date.

2.17.1Not less than sixty (60) days and no earlier than one hundred eighty (180) days prior to the original Maturity Date, Borrower may request in writing that Administrative Agent extend the Maturity Date (if not previously terminated) to April 8, 2017 (the end of such period and such date being the “Extended Maturity Date”).

2.17.2Lender agrees that the Maturity Date of the Loans shall be extended following a request from Borrower pursuant to Section 2.17.1 above subject to satisfaction of the following terms and conditions:

(a)no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(b)the ratio of the outstanding balance of the Borrowing Base Debt to Borrowing Base Asset Value is no more than fifty percent (50%);

(c)the Debt Service Coverage Ratio is no less than 1.50 to 1.00;

(d)the Debt Yield is no less than twelve percent (12%);

(e)in connection with each extension of the original Maturity Date pursuant to clause (a) or (b) above, Borrower shall, on the original Maturity Date, pay to Lender an extension fee equal to 0.25% of the Commitments;

(f)Each Credit Party shall deliver to Lender a Certificate executed on behalf of such Credit Party (with respect to the Solvency of any such Credit Party both before and after giving effect to such extension) and a certificate of each Credit Party dated as of the original Maturity Date, signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such extension and updated financial projections for such Credit Party through the Extended Maturity Date, and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of the date of such extension, provided, that any representation or warranty which is qualified by materiality or “material adverse effect” or similar language shall be true and correct in all respects, and (B) no Default or Event of Default exists; and all of the certifications contained in each of the foregoing certificates shall be true and correct; and

(g)Borrower shall have paid any costs or expenses incurred by Administrative Agent with respect to such extension and the documents to be delivered in connection therewith.

Notwithstanding the foregoing, the Borrower shall have the option to, prior to the original Maturity Date hereunder, to make a principal payment in an amount such that after giving effect to such reduction, Borrower would be in compliance with the foregoing conditions.

2.18Swap Agreements.

2.18.1Borrower shall be permitted to hedge the floating interest expense of the Loan for of the Loan by (i) maintaining one or more swap agreements (as defined in 11 U.S.C. § 101) with the Administrative Agent or its Affiliate (a “Secured Swap Agreement”), or (ii) one or more rate cap or “swap agreements” (as defined in 11 U.S.C. §101) with another financial institution approved by Administrative Agent in writing (a “Third Party Swap Agreement”), upon terms and subject to such conditions as shall be acceptable to Administrative Agent (or if such transactions are pursuant to a Third Party Swap Agreement, all upon terms and subject to such conditions as shall be approved by the Administrative Agent in writing).  Neither the Administrative Agent nor any Lender shall have any obligations to enter in any swap or other hedging agreement with respect to the Loan.

2.18.2All of Borrower's obligations under any Secured Swap Agreement shall be secured by the lien of the Mortgages and the other Loan Documents on a pari passu basis with the Loan and other sums evidenced or secured by the Loan Documents. Borrower's interest in any Secured Swap Agreement or Third Party Swap Agreement shall be assigned to Administrative Agent for the benefit of the Lenders pursuant to documentation satisfactory to Administrative Agent in form and substance, and, in the case of any Third Party Swap Agreement, the counterparty to such Third Party Swap Agreement must have executed and delivered to Administrative Agent an acknowledgment of such assignment, which acknowledgment includes such counterparty's agreement to (a) pay directly into the Deposit Account all sums payable by such counterparty pursuant to the Third Party Swap Agreement and (b) provide Administrative Agent with the ability to cure any Borrower defaults under such Third Party Swap Agreement and to maintain such Third Party Swap Agreement in full force and effect after the occurrence of any Borrower default or other termination event thereunder caused by Borrower, and shall otherwise be satisfactory to Administrative Agent in form and substance.

2.18.3Borrower shall promptly execute and deliver to Administrative Agent such confirmations and agreements as may be requested by Administrative Agent in connection with any Secured Swap Agreement.

2.18.4Subject to the express obligations of any Lender or any Affiliate thereof with respect to any Secured Swap Agreement, Borrower agrees that neither Administrative Agent nor any Lender shall have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Secured Swap Agreement or Third Party Swap Agreement (including any duty to provide or arrange any Secured Swap Agreement or Third Party Swap Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower's performance of its obligations under any Third Party Swap Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Secured Swap Agreement or Third Party Swap Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

2.18.5All payments made by the counterparty to any Third Party Swap Agreement entered into with any financial institution other than Administrative Agent, and approved by Administrative Agent in writing, shall be deposited into one of the Accounts.

2.18.6Any Secured Swap Agreements are independent agreements governed by the written provisions thereof, which shall remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan, except as otherwise expressly provided in such Secured Swap Agreement, and any payoff statement from Administrative Agent relating to the Loan shall not apply to such Secured Swap Agreement except as otherwise expressly provided in such payoff statement.

2.18.7Notwithstanding anything to the contrary contained herein, (i) no Secured Swap Obligations shall be paid (including, without limitation, through the exercise of rights of setoff or the realization upon any collateral pledged to the Administrative Agent in favor of the L/C Issuer and the Lenders by such Credit Party) shall be paid with amounts received from any Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of any Non-Qualifying Party's collateral if such Secured Swap Obligations would constitute Excluded Swap Obligations as to such Non-Qualifying Party; provided, however, that to the extent possible, and not inconsistent with applicable law, appropriate adjustments shall be made with respect to payments and/or the proceeds of collateral from Borrower and/or Guarantors, if they are Eligible Contract Participants with respect to such Secured Swap Obligations, to preserve the allocation to Borrower's obligations otherwise set forth herein, and (ii) none of the collateral pledged by Borrower or Guarantor shall secure any Excluded Swap Obligations with respect to Borrower or Guarantor.

2.19Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(1)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(2)subject any Lender to any Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (III) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(3)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to Administrative Agent or such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such

Lender, Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.20Alternative Rate of Interest.

If prior to the commencement of the Interest Period for a Eurodollar Borrowing:

(a)Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period;

(b)Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c)Administrative Agent is advised by a Lender that it has become unlawful for such Lender to honor its obligation to make or maintain Eurodollar Loans hereunder;

then Administrative Agent shall give notice thereof to Borrower the Lenders as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (in the case of clause (c) above, only as to the affected Lender), (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing (in the case of clause (c) above, only as to the affected Lender); provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by Borrower for Eurodollar Borrowings may be made to Lenders that are not affected thereby and (iii) if in accordance with clause (c) above any Lender determines that it is no longer lawful for such Lender or its applicable lending office (subject to Section 2.14) to maintain any existing Eurodollar Loans, or to continue to charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to continue Eurodollar Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist and, in such event, all Eurodollar Loans or such Lender shall be converted to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.

2.21Illegality. If on or after the date of this Agreement, the adoption of any applicable Legal Requirements, rule or regulation, or any change in any applicable Legal Requirements, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its LIBOR lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lender (or its LIBOR lending office) to maintain the Loan to Borrower, Lender shall designate a different LIBOR lending office if such designation will make it possible for Lender to maintain the Loan and will not, in the reasonable judgment of Lender, be otherwise disadvantageous to Lender. If Lender shall determine that it may not lawfully continue to maintain the Loan at LIBOR to maturity and shall so specify same in a written notice to Borrower', the Loan shall bear interest at the Base Rate.

2.22Closing Conditions/Credit Event.

2.22.1Effective Date.  The obligations of the Lenders to make the initial advance of any Loan hereunder shall not become effective until the date (the “Closing Date”) on which (i) Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be satisfactory to Administrative Agent in form and substance:

(a)Agreement.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to Administrative Agent (which may include either an electronic transmission of a .pdf of a signed signature page to this Agreement or a telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)Notes.  Each Note duly completed and executed by Borrower for each Lender requesting a Note.

(c)Opinion of Counsel to Borrower.  A favorable written opinion (addressed to Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Credit Parties, covering such matters relating to the Credit Parties, the Transactions and this Agreement as Administrative Agent shall reasonably request (and each of the Credit Parties hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(d)Organizational Documents.  Such documents and certificates as Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions, and any other matters relevant hereto, all in form and substance reasonably satisfactory to Administrative Agent, including the Organizational Documents of such Persons, as amended, modified or supplemented through the Effective Date, certified to be true, correct and complete by a Responsible Officer of Borrower and Guarantor, respectively, as of the Effective Date.

(e)Security Documents.  Each of the Security Documents, duly executed and delivered by each Credit Party that is a party thereto.  In addition, Borrower shall have taken such other action (including delivering to Administrative Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as Administrative Agent shall have reasonably requested in order to perfect the security interests created pursuant to the Security Documents other than the Mortgage.

(f)Financial Information.  Administrative Agent shall have received all available financial information with respect to the Credit Parties reasonably requested by it.

(g)Consents.  Copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability, of the Loan Documents, or in connection with any of the Transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect in all material respects.

(h)UCC Searches.  Satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches conducted by a search firm reasonably acceptable to Administrative Agent with respect to the Collateral and the Credit Parties, in each of the locations reasonably requested by Administrative Agent.

(i)Borrowing Base Properties.  Such materials and information with respect to the initial Borrowing Base Properties as Administrative Agent shall reasonably require, including title updates and copies of Borrower’s existing environmental reports, engineering reports in Borrower’s possession, custody or reasonable control, and Appraisals, and such other materials and information as would be required in connection with the addition of a property to the Borrowing Base pursuant to Article 11.

(j)Other Documents.  Such other documents as Administrative Agent may reasonably request.

The obligation of the Lender to make its initial extension of credit hereunder is also subject to the payment by the Credit Parties of such fees, expenses and other consideration as the Credit Parties shall have agreed to pay to any Lender in connection herewith, including all fees required pursuant to the Fee Letter and the reasonable and documented fees and expenses of Riemer & Braunstein LLP, counsel to Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Credit Parties).

Administrative Agent shall notify the Credit Parties of the Effective Date, and such notice shall be conclusive and binding.

2.22.2General Conditions.  The obligation of Lenders to make a Loan or of the L/C Issuer to issue or extend any Letter of Credit on the occasion of any Borrowing (including, without limitation, any Borrowing that occurs upon the Effective Date) is subject to the satisfaction of the following conditions:

(a)receipt by Administrative Agent of a Borrowing Request and Borrowing Base Certificate pursuant to Section 2.3;

(b)immediately after such Borrowing or issuance the Credit Exposure will not exceed the Borrowing Base;

(c)the representations and warranties of Borrower contained in this Agreement and the representations and warranties of Borrower and Guarantor in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or issuance both before and after giving effect to the making of such Loans, except to the extent that any representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date;

(d)at the time of and immediately after giving effect to such Borrowing or issuance, no Default shall have occurred and be continuing; and

(e)receipt by Administrative Agent of a completed Borrowing Base Certificate dated the date that the applicable request for Borrowing or issuance of a Letter of Credit is given pursuant to Section 2.3 which shall be true and correct as of the date of such applicable Borrowing or issuance.

Each Borrowing shall be deemed to constitute a representation and warranty by each Credit Party on the date thereof as to the matters specified in the preceding sentence.

3.REPRESENTATIONS AND WARRANTIES

Each Guarantor and Borrower represents and warrants to (and, where applicable, agrees with) Administrative Agent, L/C Issuer and each Lender as of the date hereof and as of the date of each Borrowing that:

3.1Organization; Special Purpose. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership or limited liability company, as the case may be, power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Each Borrower is a Special Purpose Entity.  All of the outstanding Equity Interests in each Borrower have been validly issued, and are fully paid and non-assessable and are owned by the OP free and clear of all Liens other than the Liens arising under the Pledge Agreement.  The corporate capital and ownership structure of the Credit Parties and their respective Subsidiaries (as of the most recent update of such schedule) is as described in Schedule IV.  The REIT has no Subsidiaries except as disclosed in Schedule IV.    The REIT currently has REIT Status and has maintained REIT Status on a continuous basis since its initial election to be taxed as a real estate investment trust for U.S. federal income tax purposes.  Borrower is not an association taxable as a corporation under the Code.

3.2Proceedings; Enforceability. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by the Credit Parties and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and no Credit Party has asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

3.3No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable Legal Requirements or regulation or the Organizational Documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Organizational Document, material indenture, agreement or other instrument binding upon any Credit Party or any of their Assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien (other than, in connection with Liens on Real Property, any Permitted Encumbrances) on any asset of any Credit Party.

3.4Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower, Guarantor, the Manager or the Borrowing Base Properties, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out its obligations under the Loan Documents), Guarantor, Manager or the use, value, condition or ownership of the Borrowing Base Properties.

3.5Agreements. No Credit Party is a party to any agreement or instrument or subject to any restriction which might adversely affect Borrower or the Borrowing Base Properties, or Borrower's business, properties, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Borrowing Base Properties are bound.

3.6Title. Each applicable Borrower has good record and marketable title in fee simple to, or valid leasehold interests pursuant to an Approved Ground Lease in, all of the Borrowing Base Properties owned by it and all other real property necessary in the ordinary conduct of its business, free and clear of all Liens except the Permitted Encumbrances. To the extent a Borrowing Base Property is leased by a Borrower pursuant to an Approved Ground Lease, (i) such lease is in full force and effect and remains unmodified except as disclosed to the Administrative Agent and as is permitted under this Agreement; (ii) no rights in favor of the applicable Borrower lessee have been waived, canceled or surrendered; (iii) all rental and other charges due and payable thereunder have been paid in full (except to the extent such payment is not yet overdue or are subject to dispute in good faith); (iv) no Borrower or other Consolidated Entity is in default under or has received any notice of default with respect to such Approved Ground Lease; (v) no lessor under such a ground lease is in default thereunder; (vi) a true and correct copy of such ground lease (together with any amendments, modifications, restatements or supplements thereof), and of the current address for the lessor to which all notices and payments under such lease are to be addressed, has been delivered to the Administrative Agent; (vii) no material rights in favor of the applicable Borrower lessee have been waived, canceled or surrendered; (viii) no Borrower or other Consolidated Entity is in default under or has received any notice of default with respect to such Approved Ground Lease; (ix) to such Borrower’s knowledge, there exists no adverse claims as to such Borrower’s title or right to possession of the leasehold premises referenced therein; (x) such Borrower lessee has delivered to the lessor thereunder notice of the encumbrance of its interest in favor of Administrative Agent pursuant to the applicable Mortgage; and (xi) if such Approved Ground Lease is a sub-lease, each of the representations and warranties contained in clauses (i) through (x) above are true and correct both as to such Approved Ground Lease and as to each superior lease to such sublease (as if each reference therein to “such lease” or “ground lease” were to mean and refer to such superior lease, and as if each reference therein to the lessee (or Borrower as lessee) or lessor were to mean and refer to the lessee and lessor, respectively, under each such superior lease).  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the transfer of the Borrowing Base Property to Borrower have been paid. The Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Borrower's interest in each Borrowing Base Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable

Permitted Encumbrances. The Permitted Encumbrances do not materially adversely affect the value, operation or use of any Borrowing Base Property, or Borrower's ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to Borrower's best knowledge, is contemplated with respect to all or part of any Borrowing Base Property or for the relocation of roadways providing access to each Borrowing Base Property. There are no claims for payment for work, labor or materials affecting the any Borrowing Base Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of any Borrowing Base Property. The survey for each Borrowing Base Property which has been delivered to Lender does not fail to reflect any material matter affecting each Borrowing Base Property or the title thereto. All of the Improvements included in determining the appraised value of the Borrowing Base Properties lie wholly within the boundaries and building restriction lines of the applicable Borrowing Base Property, and no improvement on an adjoining property encroaches upon any Borrowing Base Property, and no easement or other encumbrance upon any Borrowing Base Property encroaches upon any of the Improvements, except those insured against by the Title Insurance Policy. Each parcel comprising each Borrowing Base Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Borrowing Base Property, or any contemplated improvements to any Borrowing Base Property that may result in such special or other assessments.

Each Credit Party has good title to all its real and personal property material to its business, except for any defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.   Each Credit Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any defects of title or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.7No Bankruptcy Filing. No Credit Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and no Credit Party has any knowledge of any Person contemplating the filing of any such petition against any Credit Party. In addition, neither Borrower nor any principal nor Affiliate of Borrower has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

3.8Full and Accurate Disclosure. No statement of fact made by any Credit Party in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to any Credit Party that has not been disclosed to Administrative Agent which adversely affects, or, as far as such Credit Party can foresee, might adversely affect, any Borrowing Base Property or the business, operations or condition (financial or otherwise) of any Credit Party. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent and the Lenders in respect of each Credit Party and each Borrowing Base Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of such Credit Party and such Borrowing Base Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. No Credit Party has contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of any Credit Party or any Borrowing Base Property from that set forth in said financial statements.

3.9Tax Filings. Borrower, the REIT and the Subsidiaries thereof have filed all Federal and other material tax returns and reports required to be filed.  All tax returns filed by Borrower, the REIT and their Subsidiaries are complete and correct in all material respects.  Borrower, the REIT and their Subsidiaries have paid all Federal and other material Taxes, assessments, fees and other governmental charges for which they are liable (whether or not reflected on any tax returns) and have fully satisfied any Taxes, assessments, fees, and other governmental charges levied or imposed upon them or their income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded.  There is no proposed Tax assessment against Borrower, the REIT or any Subsidiary thereof which would, if the assessment were made, have a Material Adverse Effect or (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, or (c) material adverse effect on the ownership of any Borrowing Base Property.  In addition, Borrower, the REIT and the Subsidiaries thereof have no primary, secondary or other liability for Taxes of any kind arising with respect to any individual, trust, corporation, partnership or other entity (other than Borrower, the REIT, and the Subsidiaries) as to which Borrower, the REIT or any Subsidiary thereof is directly or indirectly liable for Taxes of any kind incurred by such individual or entity either as a transferee, or pursuant to Code section 1.1502-6, or pursuant to any other Legal Requirement.  Neither the REIT, nor Borrower nor any Subsidiary thereof is (nor has it ever been) a party to any tax sharing agreement.  As of the Effective Date, each Credit Party’s true and correct U.S. taxpayer identification number is set forth on Schedule IV.

3.10ERISA.

3.10.1No Consolidated Entity has any employees as of the Effective Date.

3.10.2No Consolidated Entity is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of any Credit Party constitutes or will constitute “plan assets” of one or more such plans within the meaning of the Plan Asset Regulation, (iii) no Consolidated Entity is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with any Consolidated Entity are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.  As of the Effective Date, no Borrower, nor any member of the Controlled Group maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

3.10.3Neither the Transactions nor the use of the Commitment will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any Secured Party to any Tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA or any similar state law.

3.11Compliance. Each Borrower and Borrowing Base Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). No Borrower is in default nor aware of any pending or actual violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Borrower. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of any Borrowing Base Property. Neither the zoning nor any other right to construct, use or operate the Borrowing Base Property is in any way dependent upon or related to any property other than the Borrowing Base Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Borrowing Base Property (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Borrowing Base Property is in conformity with the certificate of occupancy issued for such Borrowing Base Property and all other restrictions, covenants and conditions affecting such Borrowing Base Property.

3.12Contracts. There are no service, maintenance or repair contracts affecting any Borrowing Base Property that are not terminable on one month's notice or less without cause and without penalty or premium, unless approved by Administrative Agent in writing. All service, maintenance or repair contracts affecting any Borrowing Base Property have been entered into at arms-length in the ordinary course of the applicable Borrower's business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

3.13Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.14Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively,

“Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Borrowing Base Property are located in the public right-of-way abutting such Borrowing Base Property, and all such utilities are connected so as to serve each Borrowing Base Property without passing over other property absent a valid easement. All roads necessary for the use of each Borrowing Base Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.15Physical Condition. Except as set forth in the Property Condition Reports obtained by Administrative Agent in connection with this Agreement, each Borrowing Base Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to any Borrowing Base Property, whether latent or otherwise. No Borrower has received notice from any insurance company or bonding company of any defect or inadequacy in any Borrowing Base Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of any Borrowing Base Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, unless otherwise disclosed in writing to Administrative Agent.  The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.16Borrowing Base Properties.  Each Real Property listed on Schedule I fully qualifies as a Borrowing Base Property.  With respect to each Borrowing Base Property (including each Real Property which shall be added as a Borrowing Base Property in accordance with the terms hereof, whether upon the Effective Date or pursuant to Article 11:

(a)Other than Permitted Encumbrances, there are no claims for payment for work, labor or materials affecting any Borrowing Base Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

(b)Each Borrowing Base Property is being, and will continue to be, used exclusively for one or more of the uses permitted pursuant to Section 11.1.2(c) and in accordance with such Section 11.1.2(c), and other appurtenant and related uses;

(c)All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Borrowing Base Property have been obtained and are in full force and effect.  The Borrower shall (or cause the applicable Subsidiary to) keep and maintain all material certifications, permits, licenses and approvals, in full force and effect.  The use being made of each Borrowing Base Property is in material conformity with any applicable certificate of occupancy issued for such Borrowing Base Property.

(d)(i) As of the Closing Date, and except as disclosed in any estoppel certificate delivered to the Administrative Agent, the rent rolls delivered pursuant to Section 4.1.4 are true, correct and complete in all material respects and the Leases referred to thereon are all valid and in full force and effect; (ii) the Leases (including modifications thereto) are in writing, and there are no oral agreements with respect thereto; (iii) the copies of each of the Leases (if any) delivered to the Administrative Agent are true, correct and complete in all material respects and have not been modified (or further modified); (iv) to the knowledge of any Credit Party, no defaults exist under any of the Leases by any party (including any guarantor) thereto that, individually or in the aggregate with respect to all such defaults that could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate, and, as of the Effective Date, to the knowledge of any Credit Party, no material default exists under any of the Leases; (v) no Credit Party has any knowledge of any presently effective notice of termination or notice of default given by any tenant in writing under any other Leases that individually or in the aggregate could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate; (vi) no Credit Party has made any presently effective assignment or pledge of any of the Leases, the rents or any interests therein except to the Administrative Agent; (vii) no tenant or other party has an option or right of first refusal to purchase all or any portion of any Borrowing Base Property; (viii) no tenant has the right to terminate any Lease prior to expiration of the stated term of such Lease (except as a result of counterparty breach, casualty, condemnation or other customary basis of a right to terminate); and (ix) no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits and estimated payments of operating expenses, Taxes and other pass-throughs paid by tenants pursuant to their Leases not prepaid more than one month prior to the date such estimated payments are due or prepayments of rent made in the ordinary course of business).

(e)No portion of any Borrowing Base Property is located in a flood hazard area as designated by the Federal Emergency Management Agency or, if in a flood zone, flood insurance (or other flood casualty protection acceptable to the Administrative Agent) is maintained therefor in full compliance with the provisions hereof and all applicable Legal Requirements.

(f)None of the Borrowing Base Properties have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has not previously been repaired or that, either individually or in the aggregate, could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $1,000,000 or take longer than three (3) months to repair or remediate.

In the event that any of the representations or warranties set forth in this Section 3.16 are inaccurate in any material respect with respect to any Borrowing Base Property, it shall constitute a Default only in the event that Borrower, if required by the Administrative Agent, has not removed such Borrowing Base Property in accordance with Section 11.3.2 within ninety (90) days following delivery to the Borrower of written notice of such breach.

3.17Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower's assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower's total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the execution and delivery of the Loan Documents and each advance of proceeds of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

3.18Purchase Options. No Borrowing Base Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

3.19Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.

3.20Hazardous Substances. Except as disclosed in the Environmental Report (as defined in the Environmental Indemnity) (i) no Borrowing Base Property is in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any Regulatory Actions (as defined in the Environmental Indemnity) relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of any Borrowing Base Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) to the best of each Borrower's knowledge, after due inquiry no prior or current owner, tenant, subtenant, occupant or operator of any Borrowing Base Property has engaged in any Environmental Activity (as defined in the Environmental Indemnity) which violates any Environmental Laws; (iv) to the best of each Borrower's knowledge, after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect any Borrowing Base Property; (v) to the best of each Borrower's knowledge, after due inquiry, no Toxic Mold is on or about any Borrowing Base Property which requires remediation; (vi) to the best of each Borrower's knowledge after due inquiry, no Tanks (as defined in the Environmental Indemnity) no underground storage tanks exist on any Borrowing Base Property and no Borrowing Base Property has ever been used as a landfill; and (vii) there have been no environmental or engineering investigations, studies, audits, tests reviews or other analyses conducted by are in the possession of any Credit Party or their respective Affiliates in relation to the Property that have not been previously delivered to Administrative Agent; and (viii) each Borrower has delivered to Administrative Agent a true, complete and correct copy of the Environmental Report with respect to each Borrowing Base Property.

3.21Name; Principal Place of Business. No Borrower uses or will use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of each Borrower is its primary address for notices as set forth in Section 6.1, and no Borrower has any other place of business.

3.22Other Debt. There is no indebtedness with respect to any Borrowing Base Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Indebtedness permitted under Section 5.4.

3.23Insurance.  Each Credit Party currently maintains all insurance that is required to be maintained by Section 7.1.1.

3.24Own Behalf; For Own Account. The OP confirms that it is acting on its own behalf and for its own benefit and on behalf of the REIT and each Borrower. The Loan has been requested by Borrower, and the proceeds of the Loan shall be utilized by Borrower, for its own account.

3.25Anti-Money Laundering/International Trade Law Compliance.

(a)No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

(b)The proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.

(c)The funds used to repay the Loan are not derived from any unlawful activity.

(d)Each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.

(e)Each Credit Party covenants and agrees that it shall immediately notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(f)As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means Borrower, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of the foregoing (excluding the shareholders of the REIT), and all brokers or other agents of Borrower acting in any capacity in connection with the Loan; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

3.26Security Interests and Liens.

3.26.1The Security Documents create, as security for the Obligations, valid and enforceable, first priority security interests in and to all of the respective Collateral, perfected in accordance with the terms of the Pledge, as to the Pledge, and perfected as of recording, to the extent permitted in accordance with the terms hereof, as to the Mortgages, in favor of the Administrative Agent on behalf of the Lenders, except as enforceability may be limited by applicable Insolvency Proceeding, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.  Other than in connection with (i) any future change in such a Credit Party’s name or the location in which Borrower is organized or registered or (ii) with respect to the Liens of the Mortgages, recording of the Mortgages in accordance with the terms hereof, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable Legal Requirements.

3.26.2The OP has no Subsidiaries other than those disclosed on Schedule IX, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by OP free and clear of all Liens other than the Liens arising under the Pledge Agreement.

3.26.3The OP has no equity investments in any other corporation or entity other than the Borrower except as (i) set forth on Schedule IV, or (ii) as may hereafter be disclosed to the Lender on a schedule attached to a Borrowing Request, Borrowing Base Certificate or Compliance Certificate submitted to the Administrative Agent.

3.26.4All of the outstanding Equity Interests in each Borrower have been validly issued, and are fully paid and nonassessable and are owned by Borrower free and clear of all Liens other than the Liens arising under the Pledge.

3.26.5The corporate capital and ownership structure of the REIT, the OP and their respective Subsidiaries is as described in Schedule IV.  The REIT and the OP have no Subsidiaries except as disclosed in Schedule IV.

3.26.6No Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests nor does any such Borrower have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Equity Interests.

All of the representations and warranties in this Article 3 and elsewhere in the Loan Documents (i) shall survive the funding and repayment of the Loan and (ii) shall be deemed to have been relied upon by Administrative Agent, the L/C Issuer and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent, the L/C Issuer or any Lender or on their respective behalves.

4.COVENANTS

Until the Commitments have expired or been terminated, all Obligations shall have been paid in full, and all L/C Obligations shall equal zero, each Guarantor and Borrower covenants and agrees with the Secured Parties that:

4.1Financial Statements and Other Information.  Each of the REIT and Borrower shall furnish to Administrative Agent and each Lender:

4.1.1as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the REIT (or, if earlier, within fifteen (15) days after the filing of the same with the Securities and Exchange Commission), a copy of the audited consolidated balance sheet of the REIT and its Subsidiaries as of the end of such year and the related consolidated statements of operations, stockholders’ equity (where applicable) and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of a nationally-recognized independent public accounting firm stating that such consolidated financial statements present fairly the financial position for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, that the obligations to deliver the financial statements described in this Section 4.1.1 may be satisfied by furnishing to the Lender a copy of its annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided REIT is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made;

4.1.2as soon as available, but not later than forty five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year (or, if earlier, within fifteen (15) days after the date required to be filed with the SEC), a copy of the unaudited consolidated balance sheet of the REIT and its Subsidiaries as of the end of such quarter and the related consolidated statements of operations, stockholders’ equity (where applicable) and cash flows for the period commencing on the first day and ending on the last day of such quarter, and accompanied by a certificate signed by a Responsible Officer stating that such financial statements are complete and correct and present fairly the financial position for the periods indicated, in conformity with GAAP for interim financial statements applied on a basis consistent with prior quarters; provided, however, that the obligations to deliver the financial statements described in this Section 4.1.2 may be satisfied by furnishing to the Lender a copy of its annual report on Form 10-Q in respect of such fiscal year together with the financial statements required to be attached thereto, provided REIT is required to file such annual report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made;

4.1.3(i) within sixty (60) days after the end of each fiscal quarter and (ii) upon any Borrowing Base Addition or Borrowing Base Removal in accordance with Section 11.3, a Borrowing Base Certificate reflecting the results from the operations during such fiscal quarter or after giving effect to such Borrowing Base Addition or Borrowing Base Removal, respectively;

4.1.4concurrently with the delivery of the financial statements referred to in Sections 4.1.1 and 4.1.2 above, a rent roll with respect to the Borrowing Base Properties and operating statements for the trailing four (4) quarters for the Borrowing Base Properties accompanied by a certificate signed by a Responsible Officer certifying that the information contained therein is complete and correct to the knowledge of Borrower;

4.1.5concurrently with the delivery of the financial statements referred to in Sections 4.1.1 and 4.1.2 above, a compliance certificate, substantially in the form of Exhibit B, signed by a Responsible Officer of Borrower and of REIT (i) stating that, to the best of such officers’ knowledge, each of the Credit Parties, during such period, has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officers have no knowledge of any Default or Event of Default except as specified in such certificate; (ii) showing in detail the calculations supporting such statement for such period in respect of the covenants in Section 5.1; and (iii) showing in detail the calculation of the Borrowing Base for such period on an asset-by-asset basis.  Notwithstanding anything to the contrary contained herein and without limiting the Lenders’ other rights and remedies, if such certificate is not provided on the due date therefor,

Borrower shall be prohibited from any further Borrowings and from requesting the issuance of any further Letters of Credit under this Agreement until such certificate is provided;

4.1.6promptly upon Administrative Agent’s written request and in any event within five (5) Business Days after the same are available, copies of any report, proxy statement, financial statement, periodical or special report which the REIT files with the Securities and Exchange Commission or any successor or similar Governmental Authority;

4.1.7promptly after the same are received, copies of all reports which the independent certified public accountants of Borrower or the REIT deliver to Borrower or the REIT; and

4.1.8such additional financial and other information as Administrative Agent (acting on its own behalf or on behalf of any Lender) may from time to time reasonably request.

Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the REIT or Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

4.2Notices of Material Events.  Other than matters disclosed in writing to Administrative Agent on or before the date hereof, each Credit Party shall promptly (and in no event later than ten (10) days after any such Credit Party has knowledge of the same) notify Administrative Agent and each Lender of:

(a)Default; Event of Default.  The occurrence of any Default or Event of Default;

(b)Litigation.  The commencement of, or any material development in, any litigation, arbitration or proceeding affecting Borrower, the REIT, Guarantor or any Subsidiary  (i) in which the amount of damages claimed is $10,000,000 or more, (ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or to have a (a) material adverse effect with respect to the financial condition or the operations of any Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of any Borrowing Base Property, (c) material adverse effect on the ownership of any Borrowing Base Property, (iii) in which the relief sought is an injunction or other stay of the performance of any Loan Document or (iv) required to be reported to the Securities and Exchange Commission pursuant to the Exchange Act;

(c)Environmental Matters.  (i) Any enforcement, cleanup, removal or other governmental or regulatory actions instituted or threatened in writing against any Credit Party or any of their Properties pursuant to any applicable Environmental Laws that would be expected to result in a liability to any of them in excess of the Remediation Threshold,  and (ii) any environmental condition of the Properties of Borrower, the REIT, or any Subsidiary that could reasonably be anticipated to cause such Properties (or any portion thereof) to be subject to any material restrictions on ownership, occupancy, transferability or use under any applicable Environmental Laws;

(d)Legal Compliance.  Any material written notice received from any Governmental Authority asserting that any Borrowing Base Property is not in compliance with any Requirements of Law; and

(e)Exclusion Events.  Promptly and in any event within five (5) Business Days after Borrower or Guarantor obtains actual knowledge of the occurrence of an Exclusion Event, a notice setting forth the Exclusion Event.

Each notice pursuant to this section shall be accompanied by a written statement, signed by a Responsible Officer, setting forth details of the occurrence referred to therein and the provisions of this Agreement affected, and stating what action Borrower or the REIT proposes to take with respect thereto.  Each notice under Section 4.2(a) shall describe with particularity the clause or provision of this Agreement or other Loan Document that has been breached or violated.

4.3Existence. Each Credit Party shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Borrowing Base Properties.

4.4Taxes and Other Charges. Each of the Guarantor and Borrower shall, and shall cause  each Subsidiary to, pay and discharge as the same shall become due and payable and otherwise comply with, all their respective obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Real Properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the REIT, Borrower or such Person, (b) all lawful claims which, if unpaid, would by law become a Lien upon its Real Properties (other than, in connection with any Real Property, Permitted Exceptions), including Real Properties constituting Collateral, (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, and (d) all Contractual Obligations, provided that no such payment need be made nor obligation observed if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.5Access to Borrowing Base Properties. Borrower shall permit agents, representatives, consultants and employees of Administrative Agent and each Lender to inspect any Borrowing Base Property or any part thereof at reasonable hours upon reasonable advance notice.

4.6Repairs; Maintenance and Compliance; Alterations.

4.6.1Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause each Borrowing Base Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.6.2 and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Administrative Agent in writing within one Business Day after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of any Borrowing Base Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.6.2Alterations. Borrower may, without Administrative Agent’s or Lenders’ consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower's financial condition or the value or Net Operating Income of any Borrowing Base Property, (iii) are in the ordinary course of Borrower's business, and (iv) do not materially change or impact the use or zoning of, or access to, any Borrowing Base Property or reduce the parking ratio thereof. Borrower shall not perform any Material Alteration without Lender's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Administrative Agent may, in its sole and absolute discretion, withhold consent to any alteration the cost of which is reasonably estimated to exceed $1,000,000 (as determined by Administrative Agent in its reasonable discretion). Administrative Agent may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Administrative Agent security for payment of the cost of such Material Alteration in an amount equal to 125% of the cost of the Material Alteration as estimated by Lender. Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Administrative Agent that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Administrative Agent (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Administrative Agent upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Administrative Agent in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 4.6.2.

4.7Performance of Other Agreements. Borrower shall observe and perform in all material respects, each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to any Borrowing Base Property, including the Loan Documents.

4.8Cooperate in Legal Proceedings. Borrower shall cooperate fully with Administrative Agent with respect to, and permit Administrative Agent, at its option, to participate in, any proceedings before any Governmental Authority which may in any way materially and adversely affect the rights of Administrative Agent and each Lender under any Loan Document.

4.9Further Assurances. Each Credit Party shall, at Borrower's sole cost and expense, (i) execute and deliver to Administrative Agent such documents, instruments,

certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Administrative Agent may reasonably require from time to time; and (ii) upon Lender's request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to any Credit Party and (b) searches of title to any Borrowing Base Property, each such search to be conducted by search firms reasonably designated by Administrative Agent in each of the locations reasonably designated by Lender.

4.10Environmental Matters.

4.10.1Hazardous Substances. So long as a Borrower owns or is in possession of any Borrowing Base Property, Borrower shall (i) keep such Borrowing Base Property free from Hazardous Substances (to the extent the same are in violation of any Environmental Law(s) and in compliance with all Environmental Laws, (ii) promptly notify Administrative Agent if Borrower shall become aware that (A) any Hazardous Substance is on or near the such Borrowing Base Property in violation of Environmental Laws, (B) such Borrowing Base Property is in violation of any Environmental Laws or (C) any condition on or near such Borrowing Base Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required by law (or as shall be required by Administrative Agent in the case of removal which is not required by law, but in response to the reasonable opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Administrative Agent (“Administrative Agent’s Consultant”), promptly after Borrower becomes aware of same, at Borrower's sole expense. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

4.10.2Environmental Monitoring.

(a)Borrower shall give prompt written notice to Administrative Agent of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about any Borrowing Base Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against Borrower or any Borrowing Base Property or any party occupying any Borrowing Base Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Borrowing Base Property that could cause such Borrowing Base Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Upon becoming aware of the presence of mold or fungus at any Borrowing Base Property, Borrower shall (i) promptly undertake an investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the applicable Borrowing Base Property affected by Toxic Mold, including providing any necessary moisture control systems at the applicable Borrowing Base Property), and (iii) provide evidence reasonably satisfactory to Administrative Agent of the foregoing. Borrower shall permit Administrative Agent to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys' fees and disbursements incurred by Administrative Agent in connection therewith.  Without limiting the foregoing, the Borrower shall supply the Administrative Agent with copies of all environmental correspondence and reports generated during the investigation & remediation of the Borrowing Base Properties when such correspondence and/or reports is/are provided to the New York State Department of Environmental Conservation (NYSDEC).

(b)Upon Administrative Agent’s request and at Lenders’ expense, at any time and from time to time, Borrower shall provide Lender, without any liability on the part of Administrative Agent, an environmental site inspection or environmental audit report, or any update of such assessment or report of each Borrowing Base Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental engineering firm approved by Administrative Agent in scope, form and content reasonably satisfactory to Administrative Agent, assessing the presence or absence of Hazardous Substances on, in or near such Borrowing Base Property and the potential cost in connection with any Remediation (as defined in the Environmental Indemnity); provided, however, if Administrative Agent, in its good faith judgment determines that a Release or Violation exists, such environmental inspection or audit, then the cost and expense of such audit or inspection shall be paid by Borrower. Such inspections and audit may include soil borings and ground water monitoring. If Borrower fails to provide any such inspection or audit within 30 days after such request, Administrative Agent may order same, and subject to the rights of tenants at any such Borrowing Base Property.  Borrower hereby grants to Administrative Agent and its employees and agents access to each Borrowing Base Property and a license to undertake such inspection or audit.

(c)If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of any Borrowing Base Property by Borrower, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon request of Lender, and with respect to any Toxic Mold, Borrower shall take all action necessary to clean and disinfect any portions of the Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the applicable Borrowing Base Property. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), Borrower shall commence all such Remedial Work within thirty (30) days after written demand by Administrative Agent and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable Legal Requirements. All Remedial Work shall be performed by licensed contractors approved in advance by Administrative Agent and under the supervision of a consulting engineer approved by Administrative Agent. All costs of such Remedial Work shall be paid by Borrower, including Administrative Agent's reasonable attorneys' fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Administrative Agent may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower's expense. Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrower, at its expense and after prior written notice to Administrative Agent, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the applicable Borrowing Base Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Administrative Agent would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the applicable Borrowing Base Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Administrative Agent additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower's failure to prevail in such contest in such amount as may be reasonably requested by Administrative Agent but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work as estimated by Administrative Agent or Administrative Agent's Consultant and any loss or damage that may result from Borrower's failure to prevail in such contest.  Notwithstanding the foregoing, to the extent any tenant under a Lease is required to perform the obligations of Borrower under this Section 4.10.2(c), Borrower shall be deemed in compliance with this Section 4.10.2(c) if such tenant undertakes and completes such obligations in accordance with the applicable Lease.

(d)Borrower shall not install or permit to be installed on any Borrowing Base Property any underground storage tank in violation of any Environmental Law.

4.10.3O & M Program. In the event any environmental report delivered to Administrative Agent in connection with the Loan recommends the development of or continued compliance with an operation and maintenance program for any Borrowing Base Property (including, without limitation, with respect to the presence of asbestos and/or lead-based paint) (“O & M Program”), Borrower shall develop (or continue to comply with, as the case may be) such O & M Program and shall, during the term of the Loan, including any extension or renewal thereof, comply in all material respects with the terms and conditions of the O & M Program.  Notwithstanding the foregoing, to the extent any tenant under a Lease is required to perform the obligations of Borrower under this Section 4.10.3, Borrower shall be deemed in compliance with this Section 4.10.3 if such tenant undertakes and completes such obligations in accordance with the applicable Lease.

4.11Title to the Property. Each Borrower will warrant and defend the title to any Borrowing Base Property owned by such Borrower, and the validity and priority of all Liens granted or otherwise given to Administrative Agent under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

4.12Special Purpose Entity. Each Borrower shall at all times be a Special Purpose Entity. No Borrower shall, directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in such Borrower not being a Special Purpose Entity. A “Special Purpose Entity” shall have the meaning set forth on Schedule VI hereto.

4.13Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Borrowing Base Properties and shall not enter into any line of business other than the ownership and operation of the Borrowing Base Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Borrowing Base Properties).

4.14Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower's business.

4.15Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Administrative Agent in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party.  Administrative Agent hereby consents to the GTJ Management Agreement.

4.16Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of a Borrowing Base Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Borrowing Base Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Administrative Agent.

4.17No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Borrowing Base Properties (i) with any other real property constituting a tax lot separate from the Borrowing Base Properties, and (ii) with any portion of the Borrowing Base Properties which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Borrowing Base Properties.

4.18Principal Place of Business. Borrower shall not change its principal place of business or chief executive office without first giving Administrative Agent thirty (30) days' prior notice.

4.19Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower's corporate, partnership or other structure without notifying Administrative Agent of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower's structure, without first obtaining the prior written consent of Administrative Agent. Borrower shall execute and deliver to Administrative Agent, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Administrative Agent listing the trade names under which Borrower intends to operate the Borrowing Base Properties, and representing and warranting that Borrower does business under no other trade name with respect to the Borrowing Base Properties.  The REIT shall maintain REIT Status.

4.20Licenses. Borrower shall not Transfer any License required for the operation of the Borrowing Base Properties.

4.21Compliance with Restrictive Covenants, Etc. Borrower will not enter into, modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Administrative Agent's prior written consent, which consent may be granted or denied in Administrative Agent's sole discretion.

4.22ERISA.

(a)No Credit Party shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)No Credit Party shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of a Credit Party to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of a Credit Party to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

(c)Each Credit Party shall deliver to Administrative Agent such certifications or other evidence from time to time throughout the Term, as requested by Administrative Agent in its sole discretion, that (A) no Credit Party is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) no Credit Party is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

4.23Liens. Without Lender's prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of a Borrowing Base Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of

Administrative Agent and Permitted Encumbrances, unless such Lien is bonded (per Legal Requirements that result in the release of such Liens as against the Property) or discharged within thirty (30) days after Borrower first receives notice of such Lien.

4.24Expenses. Borrower shall pay or reimburse Administrative Agent (in connection with expenses described in clauses (iii), (vii), (ix), (x) and (xi) below, upon receipt of notice from the applicable party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Administrative Agent (or, as specified below, any Lender) in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower's, Lenders and Administrative Agent's ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Administrative Agent and the Lender; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals required under Section 2.22 and subsequent to the Closing Date to the extent the cost of the same is expressly stated herein as the responsibility of Borrower; (vi) the creation, perfection or protection of Administrative Agent's Liens in the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Administrative Agent's Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights of the Administrative Agent or any Lender in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) legal advice with respect to the rights or responsibilities of the parties under the Loan Documents; (ix) any unsuccessful “lender liability” suit or claim brought against Administrative Agent, L/C Issuer or any Lender; (x) any claim or suit brought against Administrative Agent, L/C Issuer or any Lender arising under any Environmental Laws; and (xi) Administrative Agent or any Lender enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings. Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand shall accrue interest at the Default Rate and may be paid from any amounts in the Accounts, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.24 shall survive the Term and the exercise by Administrative Agent of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

4.25Indemnity. Borrower shall defend, indemnify and hold harmless Administrative Agent, L/C Issuer, Swingline Lender, each of the Lenders and each of their Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing and each other Person, if any, who Controls Administrative Agent, L/C Issuer, Swingline Lender, each of the Lenders, their Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with the assertion of any claim, loss, demand, damages, penalties, liabilities or any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower Contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with the Loan, any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Administrative Agent with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 4.25 shall survive the Term and the exercise by Administrative Agent of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.  The foregoing indemnity shall not apply to the extent any of the Indemnified Liabilities arise out of the act or omission of any of the Indemnified Parties.

4.26Patriot Act Compliance.

(a)Each Credit Party shall comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over such Credit Party and the Property, including those relating to money laundering and terrorism. Administrative Agent shall have the right to audit each Credit Party 's compliance with the

Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Administrative Agent may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Administrative Agent in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(b)The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and each of the REIT and Borrower shall provide to such Lender or Administrative Agent, Borrower's name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

(c)No Credit Party nor any owner of a direct or indirect interest in any Credit Party (a) is listed on any Government Lists, (b) is a Prohibited Person, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude, or (d) is currently under investigation by any governmental authority for alleged criminal activity.

4.27Borrower Accounts. Each Borrower shall maintain all of its accounts (collectively, the “Accounts”) with the Administrative Agent with automatic debit of monthly payments due to Administrative Agent and the Lenders pursuant to both the Loan Documents and any Secured Swap Agreement until the Debt has been repaid in full. Further, with respect to the Guarantor deposit accounts, each Guarantor will endeavor to make reasonable efforts to open and maintain a portion of such accounts at with the Administrative Agent.

4.28Security Deposits. Borrower shall keep and hold all security deposits under Leases in accordance with applicable Legal Requirements and in a separately designated account under Borrower's control at the Administrative Agent (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Lender) so that the security deposits shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower shall, upon Administrative Agent’s request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a subaccount (the "Security Deposit Account") subject to the terms of the Leases. Security deposits held in the Security Deposit Account will be released by Administrative Agent upon notice from Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that

Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Administrative Agent as payee or mortgagee thereunder (or at Administrative Agent's option, be fully assignable to Administrative Agent).

4.29Mortgage Tax Reserve Amount.  Upon the determination by the Administrative Agent to record any Mortgage as provided under Section 4.31.1(c) below, the Borrower hereby irrevocably authorizes the Lenders to advance all or any portion of the Mortgage Tax Reserve Amount to be applied by the Administrative Agent to the payment of recording charges, mortgage or documentary stamp taxes, title premium charges or other charges due in connection with the recording of the Mortgages.

4.30Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Administrative Agent on behalf of the Lenders, and grants to Administrative Agent a security interest in, all Borrower's right, title and interest in and to all Rents and in and to all payments to or monies held in the Accounts. Borrower hereby grants to Administrative Agent a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Administrative Agent or (ii) deposit of such Rents into an Account. Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in any Accounts, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may apply any sums in any Account (except the Security Deposit Account, which shall be governed by the provisions of Section 4.28 above) in any order and in any manner as Administrative Agent shall elect in Administrative Agent's discretion without seeking the appointment of a receiver and without adversely affecting the rights of Administrative Agent to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Except as otherwise required by applicable law, the Accounts shall not constitute trust funds and may be commingled with other monies held by Administrative Agent.  All interest which accrues on the funds in any Account shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued.

4.31Collateral Matters; Liens and Security Interest.

4.31.1To secure performance by Borrower and Guarantor of their Obligations:

(a)OP has granted to Administrative Agent, for the benefit of each of the Lenders an exclusive, perfected first priority security interest and Lien in and to all of the outstanding Equity Interests now or hereafter held by OP in each Borrower pursuant to the Pledge;

(b)In connection with the replacement of any of the Borrowing Base Properties or Borrowing Base Addition pursuant to Article 11 hereof, OP shall be required to deliver an additional Pledge and the other Loan Documents as required by the terms of such Article 11.

(c)Borrower has granted to Administrative Agent on behalf of each Lender an exclusive, separate mortgage lien on each of the Borrowing Base Properties pursuant to the applicable Mortgages, which upon recordation thereof shall be first priority, perfected mortgage Liens and which Mortgages shall be, upon the execution and delivery thereof to Administrative Agent, effective and legally binding but such Mortgages shall not be recorded until after a Default or Event of Default occurs and is continuing, at which time Administrative Agent is, upon direction of the Required Lenders, hereby irrevocably and unconditionally authorized to (i) cause each such Mortgage to be recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, and to take any other steps it deems necessary or appropriate in order to perfect Administrative Agent’s first priority mortgage lien in and to the Borrowing Base Properties and (ii) take such steps as Administrative Agent may require to perfect collateral assignments of all personalty, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.  All mortgage, recording, stamp, intangible or other similar Taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any Mortgage (all of which are Indemnified Taxes hereunder) shall be paid by Borrower immediately when due.

(d)In connection with the addition of any property to the Borrowing Base pursuant to Article 11 hereof (including the initial Borrowing Base Properties as of the Effective Date), Borrower shall be required to deliver to Administrative Agent a Mortgage as required by the terms of such Article 11, to be held by Administrative Agent on the same terms as required by subsection (c) above hereof; provided, however, that, without limiting the foregoing requirement with respect to delivery of a Mortgage securing the full amount of the Obligations, in the event that any property proposed to be added to the Borrowing Base is subject to an existing mortgage, the Borrower will use reasonable efforts to arrange to have such mortgage assigned to the Administrative Agent for the benefit of the Lenders with such existing mortgage being amended as appropriate to secure such amount of the Obligations as may be secured without the Borrower being required to pay any additional mortgage tax in connection therewith.

(e)From time to time upon the reasonable request of Administrative Agent, Borrower shall promptly deliver the Mortgages, dated a then-current date, to Administrative Agent, each re-executed by the respective Borrower and newly acknowledged, it being expressly understood that, notwithstanding any requirement by a Governmental Authority or pursuant to any Legal Requirement that a mortgage must be recently acknowledged to be recorded, the Mortgages originally delivered to Administrative Agent shall continue to grant to Administrative Agent a first priority mortgage lien in and to the Borrowing Base Properties.

(f)Upon recordation of any Mortgage in accordance with the terms hereof, Borrower shall deliver to Administrative Agent, for the benefit of the Lenders, a title insurance policy insuring such Mortgage, and such co-insurance and/or re-insurance as Administrative Agent may reasonably require. The title insurance policy insuring each Mortgage shall be in form and substance reasonably satisfactory to Administrative Agent.  Borrower shall pay for reasonable and documented fees and expenses for Administrative Agent’s title insurance policy, title and lien searches, intangibles taxes, personal property taxes, recording fees and due diligence expenses.

(g)For the avoidance of doubt, the Mortgages shall not be recorded if no Default or Event of Default has occurred and is then continuing but each Mortgage shall, as of the date of each such Mortgage and at all times while it is held by Administrative Agent pursuant hereto, (i) nonetheless be effective and (ii) upon recordation thereof in accordance with the terms hereof grant to Administrative Agent a first priority mortgage lien in and to the Borrowing Base Property described therein, which shall be subject to no exceptions other than Permitted Encumbrances.

(h)Borrower shall deliver such security agreements, financing statements, assignments and other Security Documents (all of which shall be deemed part of the Security Documents), in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent acting on behalf of the Lenders, as Administrative Agent may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of, the Administrative Agent, first and exclusive security interests in the Equity Interests of the Borrower and when required hereunder, the Mortgages, together with other reasonable assurances as to the enforceability and priority of the Administrative Agent’s Liens and assurances of due recording and documentation of copies of the Security Documents, as Administrative Agent may reasonably require to avoid material impairment of the Liens and security interests granted or purported to be granted pursuant to this Agreement.

4.31.2Each of Guarantor and Borrower shall cause (i) all Real Property interests related to the Borrowing Base Properties, (ii) all personal property (including, without limitation, any and all construction drawings, construction plans and architectural renderings relating thereto) owned by the Borrower, to the extent applicable and relating to any Borrowing Base Properties (other than vehicles subject to certificates of title) and (iii) all of the Pledged Interests to, in each case, be subject at all times to first priority, perfected, as to the Pledge, and perfected and title insured as of recording in accordance with the terms hereof, as to the Mortgages and, in the case of the Real Property interest in each Borrowing Base Property (whether leased or owned), Liens in favor of the Administrative Agent at all times as required pursuant to this Agreement and the Loan Documents, to secure the Obligations pursuant to the terms and conditions of the Security Documents or, with respect to any such property acquired subsequent to the Effective Date, such other additional security documents as the Administrative Agent shall request and as it shall then be entitled to obtain hereunder and under the Loan Documents, subject in any case only to Permitted Encumbrances;

4.31.3With respect to any Collateral described in the foregoing Section 4.31.2 Borrower and OP shall deliver, or shall use commercially reasonable efforts to cause any other Person to deliver, such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC‑1 financing statements, real estate title insurance policies, surveys, environmental reports in Borrower’s or Guarantor’s possession, custody or control, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such

Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and, at all times as required pursuant to this Agreement and the Loan Documents, the perfection of the Administrative Agent’s Liens thereunder), all in form, content and scope satisfactory to the Administrative Agent;

4.31.4Each of the Guarantors and Borrower shall indemnify and/or reimburse (as applicable) the Administrative Agent for any and all reasonable and out-of-pocket costs, expenses, losses, claims, fees or other amounts paid or incurred by the Administrative Agent to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or the Borrower’s or OP’s underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (c) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the Guarantor, the Borrower or any of their respective Subsidiaries referenced herein or in any other Loan Document.

4.31.5Each of the Guarantor and Borrower shall pay all Taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than Excluded Taxes.  If there shall be enacted any Law (i) affecting any Lien on any Borrowing Base Property, or (ii) changing existing Laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such Taxes, Guarantor and Borrower shall promptly pay to the Administrative Agent, on demand, all Taxes, costs and charges for which the Administrative Agent is or may be liable as a result thereof (other than Excluded Taxes); however, if such payment would be prohibited by Law or would render the Loans usurious, then instead of collecting such payment, the Administrative Agent may (and on the request of the Required Lenders shall declare all amounts owing under the Loan Documents to be immediately due and payable.

5.NEGATIVE COVENANTS

Until the Commitments have expired or terminated, the principal of and interest on each Loan and all Unreimbursed Amounts and fees payable hereunder have been paid in full, and all L/C Obligations shall equal zero, each of the Guarantor and Borrower covenants and agrees with the Administrative Agent and the Lenders that:

5.1Financial Covenants.

5.1.1Borrower.  The REIT and Borrower shall not permit:

(a)The Credit Exposure at any time to exceed fifty percent (50%) of the Borrowing Base Asset Values of all Borrowing Base Properties;

(b)The Debt Service Coverage Ratio for any fiscal quarter to be less than 1.50:1.00;

(c)The Debt Yield as of quarter end to be less than twelve percent (12%).

5.1.2REIT.  The REIT agrees as follows:

(a)Consolidated Leverage Ratio.  The Consolidated Leverage Ratio of the REIT and its consolidated Subsidiaries shall not exceed sixty percent (60%) at any time; provided, however, that if, on any date, the Consolidated Leverage Ratio exceeds sixty percent (60%), there shall be a sixty (60) day grace period to cure such breach provided that (i) the REIT delivers written notice of the failure to comply with such ratio within three (3) Business Days after a Responsible Officer of the REIT obtains knowledge of such failure; (ii) at all times during such grace period, such ratio does not exceed sixty-five percent (65%); (iii) on the tenth (10th) Business Day following the commencement of such grace period, and on each tenth (10th) Business Day thereafter through the end of such grace period, the REIT shall deliver to the Administrative Agent an officer’s certificate of a Responsible Officer that certifies as to the amount of the Consolidated Leverage Ratio as of such date, which certificate shall be accompanied by calculations in respect thereof in such detail as may be satisfactory to the Administrative Agent and shall be in form and substance satisfactory to the Administrative Agent, and (iv) such grace period shall only be available a maximum of five (5) times throughout the term of the Loans, and no more than two (2) times in any four (4) consecutive calendar quarters.  The foregoing grace period shall immediately terminate in the event that any of the conditions in clause (i), (ii), (iii) or (iv) is not satisfied, time being of the essence.

(b)Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio of the REIT and its consolidated Subsidiaries for the most recent fiscal quarter shall not be less than 1.50:1.00.

(c)Tangible Net Worth.  The Tangible Net Worth of OP shall not be less than the sum of (i)  $150,000,000 plus (ii) an amount equal to eighty-five percent (85%) of Net Equity Proceeds by reason of the issuance and sale, from and after the Effective Date, of Equity Interests of the REIT, including upon any conversion of debt securities of the REIT, the Borrower and their respective Subsidiaries into such Equity Interests.

(d)Recourse Indebtedness Ratio.  The ratio, expressed as a percentage, of (i) Indebtedness of either Guarantor that is Recourse (excluding the Indebtedness under this Agreement and the Loan Documents and Indebtedness under customary carve out guaranties) to (ii) Total Asset Value shall not exceed ten percent (10%) as of the end of the most recently ended fiscal quarter.

(e)Secured Leverage Ratio.  The ratio, expressed as a percentage, of (i) the Secured Indebtedness of the Consolidated Group to (ii) Total Asset Value shall not exceed sixty percent (60%) as of the end of the most recently ended fiscal quarter.

(f)Unhedged Variable Rate Indebtedness.  The ratio, expressed as a percentage, of (i) the Indebtedness of the REIT and its consolidated Subsidiaries that is Variable Rate Indebtedness (exclusive of the Indebtedness under this Agreement and the Loan Documents) to (ii) Total Asset Value shall not exceed twenty-five percent (25%) as of the end of the most recently ended fiscal quarter.

(g)Restricted Payments.  The REIT shall not, directly or indirectly, and shall not permit any member of the Consolidated Group, directly or indirectly, to pay any Restricted Payment, except (a) the REIT may make the Restricted Payments in respect of its Equity Interests to the extent not prohibited below in this Section, (b) the OP, the Borrower and each direct Subsidiary of the REIT may make Restricted Payments to the REIT in order for the REIT to make payments that are not prohibited below in this Section, (c) the REIT may declare and make dividend payments or other Restricted Payments payable solely in the capital stock of the REIT so long as no Change of Control shall result therefrom, (d) REIT, Borrower and each Subsidiary may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of REIT, Borrower or any Subsidiary, (e) Borrower and REIT may purchase, redeem or otherwise acquire Equity Interests issued by it solely with the proceeds received from either (i) the Loan or (ii) the substantially concurrent issue of new shares of its common Equity Interests or other Equity Interests provided that such purchase, redemption or acquisition is limited to the amount of such proceeds so received, (f) REIT may redeem Equity Interests in the OP in accordance with the Organization Documents of the OP, and (g) REIT or Borrower may, and Borrower may make dividends or distributions to REIT, to allow REIT do make, any (i) cash settlement payments and (ii) any cash interest payments, in each case in accordance with the terms of any series of convertible Indebtedness of REIT or the Borrower and issued by REIT or Borrower and otherwise permitted hereunder.  Notwithstanding the foregoing, the REIT may, for any given fiscal quarter or consecutive fiscal quarters, make Restricted Payments in cash to the holders of its Equity Interests during such fiscal quarter or quarters in an amount that would not exceed the greater of (1) so long as no Default or Event of Default exists or would result therefrom, the FFO Distribution Allowance for such quarter or quarters or (2) so long as no Default or Event of Default as described in Section 8.1(a), 8.1(i), or 8.1(j) shall exist or would result therefrom and neither the Loans shall not become due and payable (whether upon stated maturity or acceleration or otherwise), the amount necessary for the REIT to maintain REIT Status.

5.1.3Provisions relative to the Calculation of Total Asset Value.  For purposes of the calculation of Total Asset Value under this Agreement:

(a)The Appraised Value of any Borrowing Base Property the value of which is included in the calculation of Total Asset Value shall be determined in accordance with the other applicable provisions of this Agreement, including, without limitation, Section 11.1.2.

(b)Borrower may elect to require the determination of Total Asset Value to be based upon the Estimated Values of the Included Properties or the Appraised Value of each Included Properties only once per fiscal quarter, in connection with the delivery by Borrower to Administrative Agent of the Compliance Certificate that is due to be delivered during such fiscal quarter, and such election shall be made on an “all or none” basis such that, if Borrower elects to require such determination to be based on Appraised Values, such election must be made as to all Included Properties, and if Borrower elects to require such determination to be based on Estimated Values, such election must be made as to all Included Properties (provided, however, that in the event that Borrower obtains an updated Appraisal pursuant to Section 11.1.2, Borrower shall be permitted to require that such determination be made on the basis of such updated Appraised Value); and provided, further, that if the Appraised Value of one or more

Included Properties cannot be calculated solely because Appraisals have been ordered but have not yet been delivered for such Included Properties as required hereby, the Included Property Asset Value may nonetheless be determined according to the Estimated Value of each such affected Included Property and the Appraised Value of all other Included Properties until such time as an Appraisal for such affected Included Property has been obtained as provided herein.

(c)With respect to the calculation of Total Asset Value, if the REIT, Borrower or any of their Subsidiaries have made Investments in Assets of the types referred to in Sections 5.14.2 through 5.14.5 that have values that exceed the portion of the Total Asset Value that Investments in Assets of those types are permitted to have pursuant to Sections 5.14.2 through 5.14.5, then the Total Asset Value shall be calculated without regard to the portion of the values of those Investments that exceed the portion of the Total Asset Value that Investments in Assets of those types are permitted to have pursuant to Sections 5.14.2 through 5.14.5.

5.1.4Provision Relative to Calculation of certain Financial Covenants.  For the purpose of calculating the Estimated Values and covenants set forth in this Section 5.1 that contain calculations dependent upon the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income of any Asset, and in connection with any related definitions set forth in Section 1.1 that are used in such calculations, to the extent any such covenant (or definition) references a trailing four (4) fiscal quarters calculation methodology, but a particular Asset that is included as part of the calculation has not been owned by the applicable Person for such four (4) fiscal quarters, the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income of the Applicable Asset shall be annualized, based on the Adjusted Borrowing Base Net Operating Income or Adjusted Net Operating Income, respectively, of such Asset for the applicable quarters during its period of ownership.

5.2Liens.  Each Credit Party shall not create, incur, assume or permit to exist any Lien or Negative Pledge (other than (i) the Lien of the Security Documents and (ii) in connection with any Borrowing Base Property, any Permitted Encumbrances) on (a) the Assets constituting the Borrowing Base Properties, (b) the legal or beneficial interest in any Borrower or (c) the other Collateral for the Loans and Obligations.

5.3Fundamental Changes.

5.3.1Mergers, Consolidations, Disposal of Assets, Etc.  No Credit Party shall merge or consolidate, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), terminate, discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, except that, so long as no Event of Default has occurred and is continuing or would result therefrom: (i) any Credit Party may dispose of a Property owned by such Credit Party in the ordinary course of business and for fair value; provided that if such Property is a Borrowing Base Property, then Borrower shall have complied with Section 11.3.2; and (ii) REIT may, directly or indirectly, merge or consolidate with any other Person so long as (A) REIT shall be the survivor thereof; (B) REIT shall have given the Administrative Agent and the Lenders at least 30 days’ prior written notice of such consolidation or merger; (C) REIT shall have provided to the Administrative Agent and the Lenders all documentation and other information that the Administrative Agent (on its own behalf or on behalf of any Lender)

requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (D) the Administrative Agent has not advised REIT that such merger or consolidation would result in a violation of any concentration or lending limits applicable by law or regulation applicable to the Administrative Agent or any Lender; (E) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom; and (F) at the time of consummation of the merger, Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to the Borrower, evidencing the continued compliance by the Credit Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 5.1, after giving effect to such consolidation or merger (each of clause (i) - (ii), a “Fundamental Change”).  Nothing in this Section shall be deemed to prohibit (i) subject to Section 11.1.3, the leasing of all or portions of Assets in the ordinary course of business for occupancy by the tenants thereunder, or (ii) subject to compliance with the provisions of Section 5.10 hereof, the sale of Assets in the ordinary course of Borrower’s business.

5.3.2Restriction on Amendments.  At least twenty (20) days prior to amending (or causing or permitting to be amended), modifying or waiving any of the provisions of any of the Organizational Documents of any Credit Party in any material respect, the REIT shall deliver a written notice (the “Proposed Modification Notice”) to Administrative Agent setting forth the specific details of the proposed amendment, modification and/or waiver (each, a “Proposed Modification”).  Any Proposed Modification which will materially and adversely affect the Administrative Agent or the Lenders will require the prior written consent of Administrative Agent and the Required Lenders, in their sole and absolute discretion, including a modification that would adversely affect the Collateral for the Loans or repayment of any of the Obligations.  Neither Borrower nor Guarantor will change its chief executive office or place of organization unless the applicable party shall have provided Administrative Agent with thirty (30) days’ prior written notice of such change (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to Administrative Agent, as may be necessary to maintain the security interest in, and the Liens upon, the Collateral granted under the Security Documents at all times fully perfected, as to the Pledge, and perfected as of recording in accordance with the terms hereof, as to the Mortgages, and in full force and effect.

5.4Indebtedness.  Borrower and Guarantor shall not create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except (a) Indebtedness incurred pursuant to this Agreement, (b) Trade Payables, and (c) as to Guarantor, other Indebtedness provided the Guarantor shall remain in compliance with the covenants set forth in Section 5.1 after giving effect to such Indebtedness.

5.5Transactions with Affiliates; Joint Ventures.

5.5.1Transactions with Affiliates.  No Credit Party shall enter into any transaction with any Affiliate of REIT or of any such Person, except (a) as expressly permitted by this Agreement, or (b) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Person, (c) reasonable and customary fees paid to, and indemnification arrangements with, members of the board of directors (or similar governing body) of any of the Credit Parties or the issuance of directors’ or nominees’ qualifying shares, (d) compensation and indemnification arrangements for directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries, including retirement, health, option and other benefit plans, bonuses, performance-based incentive plans, and other similar forms of compensation, the granting of Equity Interests to directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries in connection with the implementation of any such arrangement, and the funding of any such arrangement, (e) Restricted Payments permitted under Section 5.1.2(g), (f) Investments permitted under Section 5.14 and (g) transactions between or among Borrower and the Subsidiaries permitted under Section 5.3 not involving any other Affiliate; in each case, upon fair and reasonable terms no less favorable to such Person than would obtain in a comparable arm’s-length transaction with a Person not such an Affiliate.

5.5.2Joint Ventures.  No Borrower shall enter into any joint venture or other co-ownership relationship for any Asset with any Person.

5.6Restrictive Agreements.  No Credit Party shall directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Credit Party to create, incur or permit to exist any Lien or Negative Pledge (other than, in connection with any Real Property, any Permitted Encumbrances) upon any of the Collateral.

5.7Fiscal Year; Fiscal Quarters.  No Credit Party shall change its fiscal year or any of its fiscal quarters, without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

5.8Employees.  No Credit Party shall employ or engage any employees at any time unless such employees are engaged by a Credit Party in connection with such Credit Party’s normal business operations or in the ordinary course of owning and operating any Property and with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

5.9ERISA.  (a)  No Credit Party shall take any action, or omit to take any action, which would (i) cause any of such Credit Party’s Assets to be subject to Title I of ERISA and/or Section 4975 of the Code or (ii) cause the transactions contemplated by the Loan Documents to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(b)During the term of the Loans, no Credit Party shall maintain, sponsor or become obligated to contribute to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a Multiemployer Plan.

5.10Asset Sales.  No Credit Party shall transfer, voluntarily, by operation of law or otherwise, any Borrowing Base Property other than in compliance with the requirements for Borrowing Base Removal set forth in Section 11.3.2.  No Credit Party shall transfer, voluntarily, by operation of law or otherwise, any Asset other than a Borrowing Base Property during the occurrence of any Event of Default or at any other time if such transfer would cause any Credit Party to be in violation of any of the covenants set forth in Section 5.1; provided, however, that the following transfers or other dispositions shall not be prohibited:  (i) transfers or dispositions with respect to Assets other than Borrowing Base Properties during the continuance of an Event of Default in the event that a purchase and sale agreement has been entered into for any such Asset with a Person that is not an Affiliate of Borrower and upon arms’-length terms and all of the sales proceeds therefrom are immediately after such sale delivered to Administrative Agent to be applied toward repayment of the Loans and other Obligations then due and owing, with any remaining amount to be returned to Borrower; (ii) transfers or dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (iii) transfers or dispositions of inventory in the ordinary course of business; (iv) any transfer of real property due to condemnation and (v) transfers or dispositions permitted by Section 5.3.

5.11Prohibited Transfers; REIT Covenants.

5.11.1Transfers of Guarantor Equity Interest.  The REIT shall not (i) transfer, voluntarily, involuntarily, by operation of law or otherwise, all or any part of its direct or indirect Equity Interest in the OP or Borrower in any respect that would result in a Change of Control without the prior written consent of Administrative Agent and the Required Lenders, in their sole and absolute discretion; (ii) cause, permit or suffer to exist any Lien, whether directly or indirectly, upon all or any portion of its interest in OP or Borrower or any rights to distributions therefrom, or grant any Negative Pledge with respect thereto; or (iii) fail for any reason whatsoever, whether voluntarily or involuntarily, to be own and control the sole general partner of OP.

5.11.2Transfers of Equity Interests.  Except in connection with a Borrowing Base Removal in accordance with Section 11.3.2, OP shall not transfer, voluntarily, involuntarily, by operation of law or otherwise, all or any part of its Equity Interest in any Borrower without the prior written consent of Administrative Agent and the Required Lenders, in their sole and absolute discretion.

5.11.3Principal Subsidiary.  The REIT shall not undertake any act, acquire any Investment, enter into any transaction, dispose of any asset or otherwise cause or permit any transaction to occur whereby Borrower ceases to be the principal Subsidiary of the REIT through which the REIT directly or indirectly holds all or substantially all of its Assets.

5.12Management Fees.  No Credit Party shall pay property management or similar fees in connection with the Transactions, provided that the foregoing shall not prohibit Borrower from paying management, investment advisory fees or similar fees in connection with the management of the Borrowing Base Properties.

5.13Status.  Each Borrower shall not fail to at all times maintain its status as a Special Purpose Entity.

5.14Line of Business; Investments.  The REIT shall not, nor shall the REIT permit any of its Subsidiaries to, enter into or acquire any Investment other than, or engage in any material line of business substantially different from, Investments in Real Properties (to the extent permitted hereunder and in accordance with this Agreement) which are used as offices, retail space, and multifamily housing, parking or distribution facilities or any combination thereof, and any business activities substantially related or incidental thereto.  The REIT shall not, nor shall it permit any of its Subsidiaries to, make any Investments, or engage in any business, other than:

5.14.1Investments by the REIT or the OP in Real Properties (to the extent permitted hereunder and in accordance with this Agreement) which are used as offices, retail space, multifamily housing, parking facilities (so long as they are operated by a third-party operator) or distribution facilities which meet the conditions set forth in Section 11.1.2(e) hereof, or any combination thereof, and any business activities substantially related or incidental thereto, provided that Investments by the REIT or the OP in Alternative Use Properties shall not collectively exceed fifteen percent (15%) of Total Asset Value;

5.14.2Investments by the REIT or the OP in non-wholly owned subsidiaries and unconsolidated Affiliates; provided that such Investments shall not collectively exceed fifteen percent (15%) of Total Asset Value;

5.14.3Investments by the REIT or the OP in undeveloped or unimproved Real Property; provided that such Investments in the aggregate for the REIT shall not collectively exceed five percent (5%) of Total Asset Value; and

5.14.4Investments by the REIT or the OP in underdeveloped, partially constructed, or partially improved Real Property; provided that such Investments in the aggregate for the REIT, shall not collectively exceed ten percent (10%) of Borrower’s Total Asset Value;

5.14.5Investments by the REIT or the OP in loans secured, in whole or in part, by a first-lien mortgage or deed of trust upon Real Property, provided that such investments in the aggregate for the REIT shall not collectively exceed ten percent (10%) of Total Asset Value;

5.14.6Investments in the form of cash or Cash Equivalents or other short term liquid Investments approved by Lender;

5.14.7Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, provided that such Investments in the aggregate for the REIT and its Subsidiaries shall not collectively exceed five percent (5%) of Total Asset Value;

5.14.8Investments by the REIT or the OP permitted under applicable law in the publicly traded Equity Interests of real estate investment trust or other real estate companies conducting business, services or activities substantially similar or related to those engaged in by the REIT and its Subsidiaries on the Effective Date not to at any time exceed five percent (5%) of Total Asset Value; and

5.14.9Investments by the REIT or the OP (i) in the ordinary course of business constituting 100% of the Equity Interests in any Person the assets of which (other than immaterial assets) constitute real property assets and which Investments do not constitute or include the assumption of Indebtedness of such Person or a Guarantee or Indebtedness of such Person (in each case other than Non-Recourse Indebtedness) or (ii) constituting all of the Equity Interests in any other Person so long as (A) unless the assets of such Person (other than immaterial assets) constitute real property assets which are otherwise permitted to be acquired by the REIT under this Section 5.14, Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days’ prior written notice of such Investment, (B) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would resulted therefrom, and (C) prior to consummating such Investment, Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to Borrower, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Section 5.1, after giving effect to such Investment.

Notwithstanding anything to the contrary herein, the aggregate amount of the Investments described in Sections 5.14.2 through 5.14.5 above shall not exceed in the aggregate for the REIT, Borrower, or Guarantors twenty percent (20%) of Total Asset Value.

5.15Zoning.  Borrower shall not, without the Administrative Agent’s prior written consent, seek, make, suffer, consent to or acquiesce in any material change or variance in any zoning or land use laws or other conditions of any Borrowing Base Property or any portion thereof.  The Borrower shall not use or permit the use of any portion of any Borrowing Base Property in any manner that could result in such use becoming a non-conforming use under any zoning or land use law or any other Laws, or amend or modify any agreements relating to zoning or land use matters or permit the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned provided that such change could not reasonably be expected to adversely affect the value of such Borrowing Base Property.  Further, without the Administrative Agent’s prior written consent, the Borrower shall not file or subject any part of any Borrowing Base Property to any declaration of condominium or co-operative or convert any part of any Borrowing Base Property to a condominium, co-operative or other direct or indirect form of multiple ownership and governance.

5.16Borrowing Base Properties; Ground Leases.  Each of the REIT and Borrower shall not, nor shall it permit any other Credit Party to, directly or indirectly:

5.16.1use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Borrowing Base Properties by any tenant, in any manner which violates any Legal Requirement or which could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with the requirements hereof commercially unreasonable (including by way of increased premium);

5.16.2Without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), (i) impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, (ii) execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property;

5.16.3Without the prior consent of the Lenders, surrender the leasehold estate created by any Approved Ground Lease or terminate or cancel any Approved Ground Lease or without the prior consent of the Required Lenders materially modify, change, supplement, alter, or amend any Approved Ground Lease, either orally or in writing; or

5.16.4Enter into any Contractual Obligations related to any Borrowing Base Property providing for the payment of a management fee (or any other similar fee) to anyone other than a Credit Party if, with respect thereto, Administrative Agent has reasonably required that such fee be subordinated to the Obligations in a manner reasonably satisfactory to Administrative Agent, and a reasonably acceptable subordination agreement has not yet been obtained.

6.NOTICES AND REPORTING

6.1Notices.

6.1.1All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if delivered by a nationally recognized overnight delivery service (such as Federal Express) or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loan) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):  If to Administrative Agent: Michael J. Sleece, Senior Vice President, Capital One, N.A., 280 Park Avenue, 23rd Floor, New York, New York 10017, with a copy to: Kevin J. Lyons, Esquire, Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108; if to Borrower: c/o Paul Cooper, Chief Executive Officer, GTJ REIT, Inc., 60 Hempstead Avenue, Suite 718, West Hempstead, New York 11552, with a copy to: Christine A. McGuinness, Esquire, Schiff Hardin LLP, 666 Fifth Avenue, Suite 1700, New York, New York 10103. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail, as set forth in Section 6.1.3 below, and if to any Lender at the address provided by each Lender in the signatory page hereto or in its Administrative Questionnaire.

6.1.2Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

6.1.3Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

7.INSURANCE; CASUALTY; AND CONDEMNATION

7.1Insurance.

7.1.1Coverage. Borrower, at its sole cost, for the mutual benefit of Borrower and Administrative Agent on behalf of the Lenders, shall obtain and maintain during the Term the following policies of insurance:

(a)Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, vandalism, and malicious mischief, boiler and machinery and, if required by Administrative Agent, flood and/or earthquake coverage and subject to subsection (j) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Such insurance policy shall also insure for ordinance of law coverage, costs of demolition, costs to rebuild any undamaged portion that needs to be destroyed, then rebuilt to law and code, and increased cost of construction in amounts satisfactory to Administrative Agent. Each such insurance policy shall (i) be in an amount equal to the lesser of (A) 100% of the then replacement cost of the Improvements without deduction for physical depreciation and (B) the unpaid Principal, (ii) have deductibles no greater than the lesser of $10,000 or 5% of Net Operating Income per occurrence, (iii) be paid annually in advance and (iv) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis.  Administrative Agent shall be named Mortgagee and Loss Payee on a Standard Mortgagee Endorsement.

(b)Flood insurance if any part of a subject Borrowing Base Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area, or such other Special Hazard Area, in amounts required by Lender in its sole discretion, whether as a result of the recordation of any Mortgage or otherwise.

(c)Rental loss and/or business interruption insurance (i) with Administrative Agent being named as “Mortgagee and Lender Loss Payee”, (ii) in an amount equal to one hundred percent (100%) of the projected gross Rents from the subject Borrowing Base Property during the event that caused the loss of income; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the subject Borrowing Base

Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the subject Borrowing Base Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. (The policy may be structured with an 18-month period of indemnity or a 12-month period of indemnity with a 6-month extended period of indemnity.) The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(d)During any period of repair or restoration, builder's “all-risk” insurance on the so called completed value basis in an amount equal to not less than the full insurable value of the subject Borrowing Base Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Administrative Agent may request, in form and substance acceptable to Administrative Agent.

(e)Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the lease on a replacement cost basis and in an amount equal to 100% of the full replacement cost of the Improvements on each Borrowing Base Property (without any deduction for depreciation).

(f)Coverage to compensate for ordinance of law the cost of demolition, the cost to rebuild any undamaged portion that needs to be destroyed, then rebuilt to law and code, and the increased cost of construction in an amount satisfactory to Administrative Agent.

(g)Public liability insurance, including (i) “Commercial General Liability Insurance”, (ii) “Owned”, “Hired” and “Non Owned Auto Liability”; and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate for any policy year with no deductible or self insured retention; together with at least $5,000,000 excess and/or umbrella liability insurance for any and all claims. The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower's obligation to indemnify Administrative Agent as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.

(h)Worker's compensation and disability insurance with respect to any employees of Borrower, as required by any Legal Requirement.

(i)Such other insurance (including, but not limited to, environmental liability insurance, earthquake insurance, sinkhole insurance, mine subsidence insurance and windstorm insurance) as may from time to time be reasonably required by Administrative Agent in order to protect its interests.

(j)Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of each subject Borrowing Base Property; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand alone coverage) in an amount equal to 100% of the “Full Replacement Cost” of each Borrowing Base Property; provided that such coverage is commercially available. Borrower shall obtain the coverage required under this subsection (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

7.1.2Policies. All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Administrative Agent and licensed to do business in the State, with a claims paying ability rating of A or better by S&P (and the equivalent by any other Rating Agency) (provided, however for multi-layered policies, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of A or better by S&P (and the equivalent by any other Rating Agency), with no carrier below BBB (and the equivalent by any other Rating Agency) or (B) if five (5) or more insurance companies issue the Policies, then at least 60% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of A or better by S&P (and the equivalent by any, other Rating Agency), with no carrier below BBB (and the equivalent by any other Rating Agency), and a rating of AX or better in the current Best's Insurance Reports; (ii) name Administrative Agent and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause and a Lender's Loss Payable Endorsement, or their equivalents, naming Administrative Agent as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Administrative Agent; (v) be assigned and the originals thereof delivered to Administrative Agent; (vi) contain such provisions as Administrative Agent deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Administrative Agent nor any other party shall be a co-insurer under the Policies, (B) that Administrative Agent shall receive at least thirty (30) days' prior written notice of any modification, reduction or cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Administrative Agent, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Administrative Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Administrative Agent, such insurance policy shall not be invalidated by and shall insure Administrative Agent regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Administrative Agent pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Administrative Agent and approved by Administrative Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Administrative Agent evidence of the renewal of each of the Policies together with receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Administrative Agent. If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Administrative Agent may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Administrative Agent for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Administrative Agent a certified copy of each Policy within thirty (30) days after its effective date. Within thirty (30) days after request by Administrative Agent, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Administrative Agent, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

7.2Casualty.

7.2.1Notice; Restoration. If a Borrowing Base Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give notice thereof to Administrative Agent within two (2) Business Days. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the subject Borrowing Base Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $1,000,000, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Administrative Agent; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds $1,000,000, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim with the prior consent of Administrative Agent, such consent not to be unreasonably withheld; provided such adjustment is carried out in a competent and timely manner. In the event of an Insured Casualty during an Event of Default (a “Significant Casualty”), Administrative Agent may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Administrative Agent and held by Administrative Agent in the Casualty/Condemnation Account and disbursed in accordance herewith. If Borrower or any party other than Administrative Agent is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of

Administrative Agent. Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Administrative Agent. The expenses incurred by Administrative Agent in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Administrative Agent upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Administrative Agent and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Administrative Agent's satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.

7.3Condemnation.

7.3.1Notice; Restoration. Borrower shall give Administrative Agent written Notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Borrowing Base Property (a “Condemnation”) within two (2) Business Days of actual constructive notice thereof, and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the subject Borrowing Base Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2Collection of Award. Administrative Agent is hereby irrevocably appointed as Borrower's attorney-in-fact, exercisable during an Event of Default, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and, during an Event of Default, to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Administrative Agent to expenses of collecting the Award and to discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note and this Agreement. If the subject Borrowing Base Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of such Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt (except to the extent the purchase of such Borrowing Base Property is entitled to receive the same). Borrower shall cause any Award that is payable to Borrower to be paid directly to Administrative Agent. Administrative Agent shall hold such Award in the Casualty/Condemnation Account and disburse such Award in accordance with the terms hereof.

7.4Application of Proceeds or Award.

7.4.1Application to Restoration. If an Insured Casualty or Condemnation occurs where (i) in the reasonable judgment of Administrative Agent, the subject Borrowing Base Property can be restored within six months, and prior to six months before the scheduled Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the subject Borrowing Base Property's pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt (ii) less than (x) thirty percent (30%), in the case of an Insured Casualty or (y) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (iii) Leases demising in the aggregate at least sixty-five (65%) of the total rentable space in the subject Borrowing Base Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined); and (iv) no Default or Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Administrative Agent), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the subject Borrowing Base Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Administrative Agent be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Administrative Agent, Borrower shall deposit with Administrative Agent in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Administrative Agent shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service and other reserve payments required hereunder, as reasonably determined by Administrative Agent.

7.4.2Application to Debt. Except as provided in Section 7.4.1, any Proceeds and/or Award may, at the option of Administrative Agent in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3.

7.4.3Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Administrative Agent, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Account upon Administrative Agent being furnished with (i) evidence satisfactory to Administrative Agent of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Administrative Agent, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or

Award that in Administrative Agent's judgment are required to complete the proposed Restoration, (iv) such architect's certificates, waivers of lien, contractor's sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Administrative Agent may reasonably require and approve in Administrative Agent's discretion, and (iv) all plans and specifications for such Restoration, such plans and specifications to be approved by Administrative Agent prior to commencement of any work. Administrative Agent may, at Borrower's expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Administrative Agent, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Administrative Agent by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Administrative Agent to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Administrative Agent after payment of such costs of Restoration shall be paid to Borrower. Any surplus that remains out of the Award received by Administrative Agent after payment of such costs of Restoration shall, in the discretion of Administrative Agent, be retained by Administrative Agent and applied to payment of the Debt or returned to Borrower.

8.DEFAULTS

8.1Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a)Borrower shall fail to (i) pay as and when due and payable any principal on any of the Loans or Obligations (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) pay when due any interest on any of the Loans or Obligations or (iii) pay when due any fees or any other amount payable hereunder or under any other Loan Document, and such failure to pay interest, fees or such other amounts described in clause (ii) or (iii) shall continue for five (5) days after written notice thereof has been given to Borrower by Administrative Agent;

(b)any of the Taxes are not paid when due, subject to Borrower's right to contest Taxes in accordance with Section 4.4;

(c)the Policies are not kept in full force and effect, or are not delivered to Administrative Agent upon request;

(d)a Change of Control occurs;

(e)any representation or warranty made by Borrower or Guarantor or in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;

(f)Borrower breaches any covenant contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.11, or 5.14;

(g)except as expressly permitted hereunder, the actual or threatened alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior written consent of Administrative Agent;

(h)a default by any Credit Party under any Secured Swap Agreement or Third Party Swap Agreement that results in a termination of the same;

(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Insolvency Proceeding or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of ninety (90) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Insolvency Proceeding, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)any Credit Party shall admit in writing its inability to pay its debts as they become due;

(l)one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against any Consolidated Entity alone or any combination thereof, and the same shall remain undischarged for a period of forty-five (45) consecutive days during which either (i) execution shall not be effectively stayed or bonded or (ii) a reputable insurance company has not accepted liability therefor (other than requiring payment of the applicable deductible);

(m)any Consolidated Entity (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after the expiration of any applicable grace periods, in respect of any Indebtedness or Contingent Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (j) shall not apply to any redemption, conversion or settlement of any convertible Indebtedness of REIT or the Borrower (and cash in lieu of fractional shares or units) pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder or an event of a type that otherwise constitutes an Event of Default or the required amount payable in respect of such redemption, conversion or settlement is not timely paid;

(n)the written assertion by any Governmental Authority against any Consolidated Entity of (or there shall have been asserted against any Consolidated Entity) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by such Consolidated Entity or any of its Subsidiaries or predecessors that, in the reasonable judgment of Administrative Agent, are reasonably likely to be determined adversely to such Consolidated Entity, and the amount thereof (either individually or in the aggregate) will have a Material Adverse Effect (insofar as such amount is payable by such Consolidated Entity but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(o)subject to the provisions of Article 9, the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien, as to the Pledge, or a valid and perfected Lien as of the time of recording to the extent permitted herein, on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of Administrative Agent, free and clear of all other Liens (other than Liens under the respective Security Documents and Permitted Encumbrances), or, except for expiration, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Credit Party;

(p)any Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor shall unsuccessfully contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder;

(q)any Credit Party with ERISA investors who have made a capital contribution shall fail or cease to qualify as a REOC or a VCOC or otherwise meet an exception under the Plan Assets Regulations which would prevent the assets of such Credit Party from being subject to Title I of ERISA and/or Section 4975 of the Code;

(r)any event shall occur which gives rise to a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA)

involving any plan (as such term is defined in the Plan Asset Regulation) that is a Consolidated Entity that could subject Administrative Agent and /or any Lender, on account of any Loan or any other transaction contemplated by the Loan Documents, to any Tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA;

(s)any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Collateral or any Borrowing Base Property or any of the other material assets of the REIT or the Borrower, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(t)a Change in Control shall occur;

(u)if (A) Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by an Approved Ground Lease as and when such rent or other charge is payable (unless waived by the landlord under an Approved Ground Lease), (B) there shall occur any default by Borrower, as tenant under an Approved Ground Lease, in the observance or performance of any term, covenant or condition of an Approved Ground Lease on the part of Borrower, to be observed or performed (unless waived by the landlord under an Approved Ground Lease), (C) if any one or more of the events referred to in an Approved Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under an Approved Ground Lease or which would entitle the landlord to terminate an Approved Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the landlord under an Approved Ground Lease), (D) if the leasehold estate created by an Approved Ground Lease shall be surrendered or an Approved Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever or (E) if any of the terms, covenants or conditions of an Approved Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Administrative Agent of if Borrower fails to exercise any renewal options under an Approved Ground Lease; or

(v)a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten days after notice to Borrower (and Guarantor, if applicable) from Administrative Agent, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Administrative Agent in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days.

8.2Remedies.

8.2.1Acceleration. During the continuance of an Event of Default (other than an Event of Default described in paragraph (i) or (j) of Section 8.1) and at any time and from time to time thereafter, the obligation of Lenders to advance amounts hereunder or the L/C Issuer to issue a Letter of Credit may be immediately terminated (and shall be immediately terminated upon the occurrence of an Event of Default described in paragraph (i) or (j) of Section 8.1) in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Administrative Agent may take such action, without notice or demand, that Administrative Agent deems advisable to protect and enforce its rights against Borrower and in and to the Borrowing Base Properties; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (i) or (j) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and the Lenders against Borrower under the Loan Documents or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Administrative Agent is not subject to any “one action” or “election of remedies” law or rule, (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Borrowing Base Property, the Mortgage has been foreclosed, the Borrowing Base Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full, and (iii) Administrative Agent may take any or all of the following actions, at the same or different times: (a) terminate the Commitments and any obligations of the L/C Issuer to issue, amend or renew Letters of Credit, (b) declare the Loans and Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, (c) subject to Section 4.31.1(c) record the Mortgages, (d) require that Borrower Cash Collateralize all outstanding Letters of Credit (in an amount equal to 105% of the stated amount thereof), and (iv) exercise all of the rights and remedies of the Administrative Agent, whether provided at law or in equity, including its rights and remedies under this Agreement  and/or the Security Documents; and in case of any event with respect to the REIT or the Borrower described in Section 8.1(i) or Section 8.1(j), (A) the Commitments (other than the respective obligations of the Lenders to participate in outstanding L/C Obligations and Swingline Loans) and any obligation of the L/C Issuer to issue, amend or renew Letters of Credit shall automatically terminate; (B) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable (such automatic events being deemed an acceleration hereunder), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, (C) subject to Section 4.31.1(c), Administrative Agent thereupon record the Mortgages (subject to any applicable Legal Requirements); (D) Borrower shall automatically be required to Cash Collateralize all outstanding Letters of Credit (in an amount equal to 105% of the stated amount thereof), and (E) all of the rights and remedies of the Administrative Agent and the Lenders, whether provided at law or in equity, including their rights and remedies under this Agreement and/or the Security Documents, shall thereupon immediately be exercisable.  The Loans are fully recourse to the Borrower and the Guarantors, and Administrative Agent and the Lenders are expressly permitted to enforce the liability and obligation of the Credit Parties to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein, without limitation, a money judgment or specific performance shall be sought against any Credit Party, or any other appropriate action or proceeding to enable the Administrative Agent and the Lenders to enforce and realize upon its interest and rights under the Loan Documents or any other collateral that may be given to Lender pursuant to the Loan Documents.. To the extent permitted by applicable Legal Requirements, nothing contained in any Loan Document shall be construed as requiring Administrative Agent to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Administrative Agent shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Administrative Agent reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.

8.2.4Lender's Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower's receipt of written notice thereof from Administrative Agent, without in any way limiting Administrative Agent’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Administrative Agent incurred or paid in connection therewith shall be payable by Borrower to Administrative Agent upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable Legal Requirements, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the

Default Rate. Notwithstanding the foregoing, Administrative Agent shall have no obligation to send notice to Borrower of any such failure.

9.THE ADMINISTRATIVE AGENT

9.1Appointment, Powers and Immunities.  Each Lender hereby appoints and authorizes Administrative Agent to act as its administrative agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Administrative Agent (which term as used in this sentence and in Section 9.5 and the first sentence of Section 9.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):

(a)shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to any Credit Party nor shall any Lender have any fiduciary duty to any Credit Party or any other Lender;

(b)shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder;

(c)shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for therein or in connection therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 9.6;

(d)shall not, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

(e)shall not be required to take any action which is contrary to the Loan Documents or applicable Legal Requirements.

The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents.  Administrative Agent may employ agents and attorneys, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith.  Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 10.1.  Except as provided in Section 9.8 and 9.9, the provisions of this Article 9 are solely for the benefit of Administrative Agent, the Lenders, and the L/C Issuer and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions of this Article 9 and Administrative Agent and the Lenders may modify, amend or waive such provisions of this Article 9 in their sole and absolute discretion.

9.2Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the L/C Issuer.

9.3Defaults.

(a)Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless Administrative Agent has received notice from a Lender, the L/C Issuer or any Credit Party specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders and the L/C Issuer.  Within ten (10) days of delivery of such notice of Default or Event of Default from Administrative Agent to the Lenders and the L/C Issuer (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent, the Lenders and the L/C Issuer shall consult with each other to determine a proposed course of action.  Administrative Agent shall (subject to Section 9.7) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders, including recording of the Mortgages as permitted hereunder, provided that, (A) unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make Protective Advances that Administrative Agent determines are necessary to protect or maintain any Collateral, and (2) to foreclose on any Collateral or exercise any other remedy, with respect to such Default or Event of Default as it shall deem advisable in the interest of the Lenders and the L/C Issuer except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders; provided, however, that no actions approved by the Required Lenders shall violate the Loan Documents or applicable Legal Requirements.  Each of the Lenders and the L/C Issuer acknowledges and agrees that neither any individual Lender nor the L/C Issuer may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Administrative Agent.  Administrative Agent shall advise the Lenders and the L/C Issuer of all material actions which Administrative Agent takes in accordance with the provisions of this Section 9.3(a) and shall continue to consult with the Lenders and the L/C

Issuer with respect to all of such actions.  Notwithstanding the foregoing, if the Required Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 9.3(a) shall be valid and binding on each Lender and the L/C Issuer; and, provided further that no such direction shall involve any countermand of any direction given by the Required Lenders to accelerate all obligations under this Agreement  All cash proceeds (other than cash proceeds subject to the provisions of Section 9.3(j) received from any enforcement actions, including, without limitation, the cash proceeds of a foreclosure sale of any Collateral and the proceeds of any recoveries under any of the Notes or Guaranties, shall be applied, first, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of Sections 9.3(b), 9.3(c), and 9.3(d) and 9.7) and other servicing fees to the extent not paid by Borrower pursuant to Section 9.11, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 9.3(b), 9.3(c), and 9.3(d) and 9.7; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 9.3(b) or 9.3(g); fourth, pari passu to the Lenders in accordance with their respective Applicable Percentage, unless an Unpaid Amount is owed pursuant to Section 9.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender; and fifth to pay any Indebtedness of Borrower under any Swap Contract provided by Administrative Agent or any Affiliate and to Cash Collateralize all L/C Obligations.

(b)All losses incurred in connection with the Loans (including with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes), the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Applicable Percentages. The Lenders shall promptly, upon request by Administrative Agent, remit to Administrative Agent their respective Applicable Percentages of (i) Protective Advances, (ii) any other expenses incurred in connection with the enforcement of the Security Documents or other Loan Documents, and (iii) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower.  Protective Advances as described in clause (ii) of the definition of the term “Protective Advances” shall not exceed $1,000,000 annually unless approved by the Required Lenders in advance. Each Lender’s Applicable Percentage of any Protective Advance shall constitute obligatory advances of that Lender under this Agreement, shall be payable by each Lender on demand by Administrative Agent and secured by the Collateral, and if unpaid by any Lender as set forth below and not reimbursed by Borrower, its Applicable Percentage thereof shall bear interest at the rate applicable to such amount under the Loans or, if no longer applicable, at the Base Rate.  Administrative Agent shall notify each Lender in writing of its Applicable Percentage of each Protective Advance.  Upon receipt of notice from Administrative Agent of its making of a Protective Advance, each Lender shall make the amount of such Lender’s Applicable Percentage of the Protective Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. New York time on the day Administrative Agent provides Lenders with notice of the making of such Protective Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00

p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. New York time.

(c)If, at the direction of the Required Lenders or otherwise as provided in Section 9.3(a), any action(s) is brought to collect on the Notes or enforce any Security Document or any other Loan Document, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent for the benefit of the Lenders and the L/C Issuer, collectively, to collect on all or a portion of the Notes or enforce any Security Document or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent, the Lenders and the L/C Issuer, and Administrative Agent, the Lenders and the L/C Issuer shall consult and cooperate with each other in the prosecution thereof.  If requested by Administrative Agent, each Lender and the L/C Issuer shall join as a party in any such lawsuit or proceeding.  The out-of-pocket costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Applicable Percentage, without limiting the REIT’s and Borrower’s Obligations on account thereof.

(d)If, at the direction of the Required Lenders or otherwise as provided in Section 9.3(a), any action(s) is brought to foreclose any Collateral, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent on behalf and for the benefit of the Lenders and the L/C Issuer, collectively, to foreclose all or a portion of the Collateral and collect on the Notes.  Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent, the Lenders and the L/C Issuer, and Administrative Agent, the Lenders and the L/C Issuer shall consult and cooperate with each other in the prosecution thereof and Administrative Agent shall provide periodic updates to the Lenders regarding material developments in the prosecution thereof.  All decisions concerning the appointment of a receiver, the conduct of such receivership, the conduct of such foreclosure action, the acceptance of a deed in lieu of foreclosure, the bid on behalf of Administrative Agent, the Lenders and the L/C Issuer at the foreclosure sale of any Collateral, the manner of taking and holding title to any Collateral (other than as set forth in Section 9.3(e) below), the sale of any Collateral after foreclosure pursuant to Section 9.3(f), and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent subject to this Article 9. The out-of-pocket costs and expenses of foreclosure to the extent not paid by Borrower or Guarantor will be borne by the Lenders in accordance with their respective Applicable Percentage.  If requested by Administrative Agent, each Lender and the L/C Issuer shall join as a party in any such lawsuit or proceeding brought to foreclose the Mortgage and collect on the Notes.

(e)If (i) any Borrowing Base Property (or any part thereof) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure or (ii) the Pledged Interests (as such term is defined in the Pledge) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a conveyance in lieu of foreclosure, or any such Borrowing Base Property or Pledged Interest is retained in satisfaction of all or any part of the Obligations, the title to such Borrowing Base Property or Pledged Interests shall be held as directed by the Required Lenders and acceptable to Administrative Agent provided title is held in an entity or structure which limits the liability of the Lenders and the L/C Issuer to third parties and is a “pass-through” entity or structure for U.S. federal income tax purposes (including, without limitation, a limited liability company of which Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders and the L/C Issuer) is the manager and the Lenders and the L/C Issuer (or their permitted assignees) are the members in proportion to their Applicable Percentage, which shall be formed pursuant to a form of limited liability company agreement approved by Administrative Agent and the Required Lenders prior to the completion of such foreclosure, which agreement shall include provisions in all material respects similar to this Section 9.3 and Article 9 in relation to the duties, rights and immunities of Administrative Agent (or a nominee or subsidiary of Administrative Agent, in its capacity as the manager thereunder) and rights and obligations of the Lenders and the L/C Issuer), or, in the absence of such direction of the Required Lenders, at the sole option of Administrative Agent, be held in the name of Administrative Agent, or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders and the L/C Issuer.  In the event any Lender fails to execute and deliver such agreement in accordance with and after written request therefor from Administrative Agent, each such Lender hereby grants to Administrative Agent a power of attorney to execute and deliver such agreement on its behalf and to take on its behalf any other actions as may reasonably be required to form and qualify such company, which power of attorney is coupled with an interest and irrevocable.

(f)During the continuance of an Event of Default, and after any Borrowing Base Property (or any part thereof) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, Administrative Agent shall prepare for the approval of the Required Lenders a recommended course of action for any Borrowing Base Property or Pledged Interests (a “Post-Foreclosure Plan”).  Subject to its standard of care contained herein, Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the account of, and ratable benefit of, the Lenders and the L/C Issuer) shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with each Borrowing Base Property acquired or controlled as a result of foreclosure upon a Mortgage or an acquisition of Pledged Interests, and shall administer all transactions relating thereto, substantially in accordance with the Post-Foreclosure Plan, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of any Borrowing Base Property, and the collecting of rents and other sums from any Borrowing Base Property and paying the expenses of any Borrowing Base Property.  Once approved by Administrative Agent and the Required Lenders, Administrative Agent shall use commercially reasonable efforts, consistent with its standard of care contained in this Article 9, to operate and maintain, or cause to be operated and maintained, the Borrowing Base Property in accordance with the Post-Foreclosure Plan in all material respects (subject to the effect of force majeure events, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, acts of terrorism, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, the effect of orders of Governmental Authorities, laws, rules, regulations or other cause beyond the reasonable control of Administrative Agent) and shall be authorized to make expenditures and pay expenses in accordance with the Post-Foreclosure Plan.  It is understood and agreed that Administrative Agent is not warranting that the results contemplated by the Post-Foreclosure Plan shall be realized.  If the Required Lenders shall fail to approve of the proposed Post-Foreclosure Plan, however, the following shall apply: (i) if the proposed Post-Foreclosure Plan is the initial Post-Foreclosure Plan, then Administrative Agent, on behalf of the Lenders and the L/C Issuer, may approve an interim plan to govern the operations of the Borrowing Base Property until the Required Lenders approve the first plan; and, (ii) if the proposed Post-Foreclosure Plan is other than the plan referred to in the preceding clause (i), then the Borrowing Base Property shall be operated under the most recent Post-Foreclosure Plan until a new Post-Foreclosure Plan shall be approved by the Required Lenders, subject to adjustments as Administrative Agent shall deem appropriate to take into account emergency or serious maintenance situations at any Borrowing Base Property, any tenant improvement costs and leasing commissions for leases executed after approval of the most recently approved budget and any expenditures for any Borrowing Base Property required by applicable Legal Requirements, which, if not made, may result in the imposition of a fine or penalty or other sanction against the Lenders, Administrative Agent or entity that holds title to any Borrowing Base Property for the benefit of the Lenders and the L/C Issuer.  Administrative Agent shall not make any material changes to the approved Post-Foreclosure Plan without the consent of the Required Lenders.

(g)Upon demand therefor from time to time, each Lender shall contribute its Applicable Percentage of all out-of-pocket costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Collateral.  In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a periodic basis (but in any event once per calendar quarter), an income and expense statement for the Collateral, and each Lender shall promptly contribute its Applicable Percentage of any operating loss for the Collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.

(h)To the extent there is net operating income from the Collateral, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions in accordance with Section 9.3(a).

(i)The Lenders and the L/C Issuer acknowledge and agree that if title to the Collateral is obtained by Administrative Agent or its nominee or limited liability company as provided above, the Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with the Post-Foreclosure Plan as soon as practicable.  Administrative Agent shall undertake to sell the Collateral, at such price and upon such terms and conditions as the Required Lenders reasonably shall determine to be most advantageous to the Lenders and the L/C Issuer.  Any purchase money mortgage or deed of trust taken in connection with the disposition of the Collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as Agent for the Lenders and the L/C Issuer, as the beneficiary or mortgagee; provided, however, that purchase money financing shall not be provided in connection with the disposition of the Collateral without the prior consent of each Lender.  If purchase money financing is so provided, then, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights and obligations of Administration Agent and the rights and obligations of the Lenders in the same Applicable Percentage as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable and shall contain such other terms and conditions as may be satisfactory to each of the Lenders.

(j)All cash proceeds received with respect to the Collateral after so acquiring title to or taking possession of the Collateral or the Pledged Interests, including cash proceeds from the rental, operation and management of the Collateral and the proceeds of a sale of the Collateral or the Pledged Interests, shall be applied, first, to the payment of the administrative fee to the extent not paid by Borrower pursuant to Section 9.12 and to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of this Article 9 or for any other sums then due to Administrative Agent hereunder; second, to the payment of operating expenses with respect to the Collateral; third, to the establishment of reasonable reserves for the operation of the Collateral, including, without limitation, to fund any capital improvement, leasing and other reserves; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 9.3(b) or (g); fifth, in accordance with clauses first through fourth of Section 9.3(a); and sixth, pari passu to the Lenders in accordance with their respective Applicable Percentages.

9.4Intentionally Omitted.

9.5Rights as a Lender.  With respect to its Commitment and the Loans made by it, Capital One (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity.  Capital One (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, enter into any Swap Contract or other “swap agreement” as defined in 11 U.S.C. 101 with, make investments in and generally engage in any kind of lending, trust or other business with any Credit Party (and any of their Affiliates) as if it were not acting as Administrative Agent, and without providing to the Lenders any opportunity to review or approve of any decisions to be made by it with respect thereto and Capital One and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.  Further, Administrative Agent and any affiliate may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, Capital One or its affiliates may receive information regarding the Credit Parties, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

9.6Standard of Care; Indemnification.  Notwithstanding anything to the contrary contained in the Loan Documents or this Article 9, in performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as it normally exercises in connection with real estate loans that it administers on it own account, but Administrative Agent shall have no further responsibility to any Lender or the L/C Issuer except for its own gross negligence or willful misconduct which results in actual loss to such Lender or the L/C

Issuer, and, except to such extent, Administrative Agent shall have no responsibility to any Lender or the L/C Issuer.  The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 4.24 and Section 4.25, but without limiting the obligations of Borrower under Section 4.24 and Section 4.25 ratably, in accordance with their respective Applicable Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including any of the foregoing that arise from any claims or assertions of any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 4.24 and Section 4.25, but excluding normal internal administrative costs and internal expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or any action taken or omitted by Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.6.  Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders and/or the L/C Issuer, and any claim or suit brought against Administrative Agent and/or the Lenders and/or the L/C Issuer arising under any Environmental Laws as a result of this Agreement or any other Loan Documents.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent, notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder, upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If Borrower shall reimburse Administrative Agent for any of the foregoing amounts following payment by any Lender to Administrative Agent in respect of such amount pursuant to this Section 9.6, then Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment in accordance with each such Lender’s respective Applicable Percentage.

9.7Non-Reliance on Administrative Agent and Other Lenders.  Each of the Lenders and the L/C Issuer expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender or L/C Issuer and that no act by Administrative Agent hereafter taken, including any review of the affairs of any Credit Party or any of their Affiliates, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender or L/C Issuer.  Each Lender and the L/C Issuer, for itself, agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.  Subject to the provisions of the first sentence of Section 9.6, Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Credit Party of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Borrowing Base Property or the books of the Credit Parties or any of their Affiliates.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders or the L/C Issuer by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders or the L/C Issuer, Administrative Agent shall not have any duty or responsibility to provide any Lender or the L/C Issuer with any credit or other information concerning the affairs, financial condition or business of the Credit Parties or any of their Affiliates that may come into the possession of Administrative Agent or any of its Affiliates.  Without limiting the foregoing, Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  Administrative Agent shall, except as expressly set forth herein and in the other Loan Documents, have no obligation whatsoever to the Lenders or the L/C Issuer or to any other Person to assure that any Borrowing Base Property or Collateral exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Article 9 or in any of the Loan Documents, it being understood and agreed that in respect of any Borrowing Base Property or Collateral, or any act, omission or event related thereto, subject to the required standard of care referenced in Section 9.6 above, Administrative Agent shall have no duty or liability whatsoever to the Lenders or the L/C Issuer, except for actual loss to the extent resulting from its gross negligence or willful misconduct that results in actual loss to a Lender.

9.8Failure to Act.  Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 9.6 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

9.9Resignation of Administrative Agent.  Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower and such resignation shall be effective as of the date indicated in such notice.  The Required Lenders may remove Administrative Agent at any time for gross negligence or willful misconduct by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders if such gross negligence or willful misconduct is not cured by Administrative Agent within such cure period.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that (a) meets the qualifications of an Eligible Institution, (b) unless an Event of Default exists, is not a Competitor, and (c) so long as no Event of Default exists, is otherwise reasonably acceptable to Borrower, it being understood that any Lender who has executed this Agreement on the Effective Date shall be deemed an acceptable successor Administrative Agent that satisfies (a), (b) and (c) above.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or its receipt of notice of removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Borrower and the Lenders that no Person has accepted such appointment within such thirty (30) day period, then Administrative Agent’s resignation or removal shall nonetheless become effective and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral (and be entitled, with respect thereto, to all of the rights of Administrative Agent hereunder) until such time as a successor Administrative Agent is appointed and has accepted such Collateral); (2) all payments and communications provided to be made to or through Administrative Agent shall instead be made to each Lender directly in accordance with its Applicable Percentage; and (3) all determinations, approvals and communications provided to be made by Administrative Agent shall instead be made by the Required Lenders (except for such determinations, approvals and communications as are required pursuant to the provisions of Section 9.10 to be made by each of the Lenders or by each affected Lender in which case such determinations, approvals and communications shall be made by each Lender or each affected Lender, as applicable, directly), until such time as the Required Lenders appoint a successor Administrative Agent and such successor accepts such appointment as provided for above in this Section.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring (or retired) or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 9.9).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  During the period from the delivery by Administrative Agent of its notice of resignation until the effectiveness of its discharge from its duties and obligations hereunder, and at all times thereafter, the provisions of this Article 9, Section 4.24 and Section 4.25 and shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and during any period following its resignation as Administrative Agent pending the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder.  Any resignation by an Administrative Agent shall also constitute the resignation as the L/C Issuer and as Swingline Lender by the Lender then acting as Administrative Agent (“Resigning Lender”).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) Resigning Lender shall be discharged from all duties and obligations of the L/C Issuer and Swingline Lender hereunder and under the other Loan Documents, (ii) the Lender designated as replacement Administrative Agent shall become the successor L/C Issuer and as the successor L/C Issuer, it shall issue or cause to be issued Letters of Credit backstopping or in substitution for all Letters of Credit issued by Resigning Lender as the L/C Issuer outstanding at the time of such succession (which letters of credit issued in substitution shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit and (ii) the Lender designated as replacement Administrative Agent shall purchase from the Resigning Lender any Swingline Loans that are outstanding immediately prior to such acceptance.

9.10Consents Under Loan Documents.  Except as expressly provided in this Agreement, any amendment, waiver or consent, to be effective, shall require the consent or agreement in writing of the Required Lenders and Administrative Agent, on the one hand, and the Borrower or applicable Credit Party, on the other hand, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding the foregoing, neither Administrative Agent nor the Required Lenders shall agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise expressly required under the Loan Documents):

(a)increase the Commitment of any Lender (provided that no such increase shall be deemed to result from the operation of the provisions of this Agreement which contain indemnification obligations of such Lender or obligations of such Lender with respect to the funding of Protective Advances or other sums as more fully provided in Sections 9.3 and 9.6 hereof) without the consent of each Lender;

(b)reduce the principal amount of the Loans or reduce the interest rate thereon (exclusive of interest at the Default Rate to the extent it is in excess of interest at the non-Default Rate) or reduce any extension fee payable pursuant to Section 2.20 or the Unused Fee without the consent of each Lender affected thereby;

(c)extend any stated payment date for principal of or interest on the Loans payable to any Lender or waive any material condition to the extension of the Maturity Date provided for in Section 2.17 without the consent of each Lender affected thereby;

(d)release any Credit Party or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 10.1(b) and any resigning Administrative Agent pursuant to Section 9.9 and provided that any decision to waive or modify any affirmative, negative or financial covenant shall not be deemed a “release” for these purposes and may be granted by the Required Lenders) without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release each Credit Party (A) as expressly provided in the Loan Documents and (B) upon payment of the Loans and termination of the Commitments in full in accordance with the terms of the Loan Documents);

(e)release or subordinate in whole or in part any portion of the Collateral given as security for the Loans without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release any Lien covering the Collateral under the Pledge or the Mortgage or other Loan Documents (A) as expressly provided in the Loan Documents and (B) upon payment of the Loans and all Unreimbursed Amounts and fees, termination of the Commitments in full and reduction of all L/C Obligations to zero, in accordance with the terms of the Loan Documents);

(f)modify the definition of Borrowing Base, Value-Based Borrowing Base Limit, DSCR-Based Borrowing Base Limit or any of the definitions directly related thereto without the approval of each Lender; or

(g)modify any of the provisions of this Section 9.10, the definition of “Required Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Lender.

Provided, however, that: (A) any modification or supplement of Article 9, or of any of the rights or duties of Administrative Agent hereunder, and the waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of Administrative Agent, (B) any modification or supplement of any term of this Agreement or of any other Loan Document relating to any rights or obligations of the Lender then providing any Swap Contract hereunder and the waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of Administrative Agent and the Lender then providing any Swap Contract hereunder; (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; (D) Administrative Agent is hereby authorized to enter into modifications or amendments to the Loan Documents which are ministerial in nature, including the preparation and execution of Uniform Commercial Code forms, Assignments and Assumptions and, if applicable, subordination and non-disturbance agreements with tenants at the Borrowing Base Property; (E) any modification or supplement of any term of this Agreement or of any other Loan Document relating to the Letters of Credit, the L/C Obligations or any of the rights or duties of the L/C Issuer hereunder and any waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of the L/C

Issuer; and (F) any modification or supplement of any term of this Agreement or of any other Loan Document relating to the Swingline Loans or any of the rights or duties of Swingline Lender hereunder and any waiver of the performance or observance by Borrower or any other Credit Party or any Subsidiary of any such terms (either generally or in a particular instance and either retroactively or prospectively) shall require the consent of Swingline Lender.  If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, provided notice of such request was given in compliance with the notice provisions of this Agreement, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects.  Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof.

9.11Authorization.  Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents.  Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.  The Lenders, L/C Issuer and Swingline Lender further authorize Administrative Agent, at its option and in its discretion,

(a)to transfer or release any Lien on any Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 9.10, if approved, authorized or ratified in writing by Required Lenders, or (iv) after foreclosure or other acquisition of title if approved by Required Lenders; and

(b)to release any Borrower from its obligations if such Person ceases to own a Borrowing Base Property.

In its capacity, Administrative Agent is a “representative” of the Lenders, Swingline Lender and L/C Issuer within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender, Swingline Lender and L/C Issuer authorizes Administrative Agent to enter into each of the Security Documents to which it is a party.

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

9.12Administrative Fee.  So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Notes and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Administrative Fee in accordance with the Fee Letter.

9.13Defaulting Lenders.

(a)A Lender shall be a “Defaulting Lender” hereunder if it (a) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement unless such Lender notifies Administrative Agent and the Borrower in writing within two (2) Business Days of the day on which such Loan was required to be funded that such failure is the result of such Lender’s good faith determination that one or more material conditions precedent to funding (each of which conditions precedent, together with the applicable Default, shall be specifically identified in such writing) has not been satisfied, after giving effect to any valid waivers of such conditions precedent granted hereunder), (ii) pay to Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans), or (iii) pay its Applicable Percentage of any advance pursuant to Sections 9.3 or 9.6, or any Protective Advance, or otherwise made or requested by Administrative Agent to be made in connection with the exercise by Administrative Agent of any of its remedies hereunder, or of any indemnification payment required pursuant to Section 9.6, and such failure shall continue for a period of two (2) Business Days following the delivery of written notice thereof by Administrative Agent to such Lender; (b) shall assign or transfer its interest hereunder or in or to its Loan or Commitment in violation of Section 10.1; (c) shall exercise any rights of set-off in violation of Section 12.22; (d) has notified Borrower or Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by Administrative Agent and Borrower); or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers and each Lender and the L/C Issuer. If for any reason a Lender fails to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loan under the following Section 9.13(b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b)Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s Commitments.  Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the respective Commitments of the Lenders exercising such right.  If after such fifth (5th) Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then Borrower may (but shall not be obligated to), by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an assignee subject to and in accordance with the provisions of Section 10.1 (including, without limitation, obtaining all approvals that are required to be obtained thereunder from Administrative Agent, the L/C Issuer and the Swingline Lender for such assignment) for the purchase price provided for below.  Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 10.1, shall pay to Administrative Agent an assignment fee in the amount of $10,000.  The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loan outstanding and owed by Borrower to the Defaulting Lender plus interest thereon, accrued fees and all other amounts payable to such Defaulting Lender hereunder and under the other Loan Documents.  Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to the last sentence of the preceding Section 9.13(a).

(c)If a Defaulting Lender shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or to pay to Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) or (ii) pay its Applicable Percentage of a Protective Advance, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or amount or Applicable Percentage of such advance, provided that such Lender gives the Defaulting Lender and Administrative Agent prior notice of its intention to do so.  The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest Applicable Percentage and thereafter to each of the Lenders in descending order of their respective Applicable Percentage of the Loans or in such other manner as the Required Lenders (excluding the Defaulting Lender) may agree on.  Any Lender making all or any portion of the Defaulting Lender’s Applicable Percentage of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.

(d)In any case where a Lender becomes a Special Advance Lender, the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loans to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable).  It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, costs and expenses of enforcement, advancing to preserve the Collateral or to preserve and protect the Borrowing Base Property, shall be without regard to any adjustment in the Applicable Percentage occasioned by the acts of a Defaulting Lender.  The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand.  The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender, pro rata if there is more than one Special Advance Lender, at any time by the payment of the Unpaid Amount.

(e)A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation.  Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.

(f)A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid.  Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

(g)Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents.  Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of Section 9.13(d) above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this indemnity.

(h)Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Applicable Percentage of any advance described in Sections 9.3, 9.6, 9.9, or prior Loan disbursement which was previously a Non-Pro Rata Advance (including through the funding thereof on its behalf by a Special Advance Lender), or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Applicable Percentage (including through the funding thereof on its behalf by a Special Advance Lender) (such principal, interest and fees being referred to as “Senior Loans”).  All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Applicable Percentage of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Applicable Percentage of the Loan), until all Senior Loans have been paid in full.  This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement.  The provisions of this paragraph shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders.  The failure of any Defaulting Lender to timely receive any amounts otherwise payable to such Defaulting Lender under this Agreement or the other Loan Documents on account of the provisions of this paragraph shall not constitute a Default or Event of Default.

(i)Except as provided in Section 9.10(g), a Defaulting Lender shall have no voting rights or rights to grant any consent or approval whatsoever under this Agreement or any other Loan Documents (including, without limitation, under Section 9.10 of this Agreement) and shall not be considered in the calculation of “Required Lenders” so long as it is a Defaulting Lender.  This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default with the consent of the non-Defaulting Lenders.  Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any consent, approval or other action granted, taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver.

(j)Certain Fees.

(i)No Lender that is a Defaulting Lender shall be entitled to receive any fee payable under Sections 2.4.6 or 2.10 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)Each Lender that is a Defaulting Lender shall be entitled to receive the fee payable under Section 2.4.6 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 9.13(l).

(iii)With respect to any fee not required to be paid to any Lender that is a Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), Borrower shall (x) pay to each Lender that is Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Lender that is Non-Defaulting Lender pursuant to Section 9.13(k), (y) pay to the L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(k)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Default shall exist at such time and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting

Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(l)Cash Collateral, Repayment of Swingline Loans.

(i)If the reallocation described in Section 9.13(k) cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to Swingline Lender’s resulting Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)At any time that there shall exist a Lender that is a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or the L/C Issuer (with a copy to Administrative Agent), Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 9.13(k) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time.

(iii)Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to Administrative Agent, for the benefit of L/C Issuer, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to the immediately following clause (iv). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that the Person providing Cash

Collateral and L/C Issuer may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(m)Defaulting Lender Cure. If Borrower, Administrative Agent, Swingline Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Applicable Percentages (determined without giving effect to Section 9.13(k)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(n)New Swingline Loans/Letters of Credit. Notwithstanding anything to the contrary in this Agreement, so long as any Lender is a Defaulting Lender, (i) Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

9.14Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

9.15Transfer of Agency Function.  Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its Affiliates or offices wherever located in the United States; provided that Administrative Agent shall promptly notify Borrower and the Lenders thereof.

9.16Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Federal Bankruptcy Code, as amended from time to time, or other similar debtor relief laws or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.2, Section 4.24 and Section 4.25) allowed in such judicial proceeding; and

9.16.1to collect and receive any monies or other property payable or deliverable on any such claims for the account of the Lenders and to distribute the same in accordance with this Agreement;

9.16.2and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Article 2, Section 4.24 and Section 4.25.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.17Several Obligations; No Liability, No Release.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loans or reimbursements for other Lender Funding Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Applicable Percentages.  Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender.  No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loans or reimbursements for other Lender Funding Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.  The failure of any Lender to pay to Administrative Agent its Applicable Percentage of a Lender Funding Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Applicable Percentage of such Lender Funding Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Applicable Percentage of the Lender Funding Amount.  In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Applicable Percentage of such Lender Funding Amounts (other than Loan Advances) regardless of (i) the occurrence of any Event of Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or any Guarantor.  The obligations of Lenders to pay to such Lender Funding Amounts (other than Loan Advances) are in all regards independent of any claims between Administrative Agent and any Lender.

9.18No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Credit Party or any other loan parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with Government Lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.

9.19Lenders with Titles.  Anything herein to the contrary notwithstanding, no titled agent (other than the Administrative Agent) listed on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender.

10.ASSIGNMENTS/PARTICIPATIONS

10.1Successors and Assigns.

(a)Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.

(i)Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of Administrative Agent), provided that:

(A)except to the extent Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an

Affiliate of a Lender) shall be in an amount at least equal to $5,000,000 or, if less, the entire amount of the assigning Lender’s Loans and Commitment;

(B)each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;

(C)upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Assumption pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned.  Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith.  The assignee, if it is not already a Lender, shall deliver to Administrative Agent an Administrative Questionnaire;

(D)the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of a Commitment; and

(E)the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for any assignment unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within seven (7) Business Days after having received notice thereof; and provided, further, that unless an Event of Default as described in Section 8.1(a), 8.1(i) or 8.1(j) exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for any assignment to a Competitor; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within seven (7) Business Days after having received notice thereof.

(ii)From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.8.7, Section 2.12, Section 2.19, Section 4.24 and Section 4.25); provided, however, that in no event shall such assigning Lender be released with respect to any defaults by or liabilities of such Lender under the Loan Documents which accrued prior to such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.1(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.1(e).

(iii)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(iv)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the L/C Issuer, Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)Maintenance of Register by Administrative Agent.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Credit Parties, Administrative Agent, the L/C Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Credit Party, by the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Effectiveness of Assignment.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, and consented to, if required, by the Borrower, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)Participations.

(i)Any Lender may, without the consent of any Credit Party or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) provided, further, that unless an Event of Default as described in Section 8.1(a), 8.1(i) or 8.1(j) exists, the consent of Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for any participation to a Competitor; provided that Borrower shall be deemed to have consented to any such participation unless it shall object thereto by written notice to Administrative Agent within seven (7) Business Days after having received written notice thereof.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.10(a) that affects such Participant.  Subject to paragraph (e)(ii) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8.7, Section 2.12 and Section 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.22 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16.3 as though it were a Lender.

(ii)A Participant shall not be entitled to receive any greater payment under Section 2.8.7 or Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8.7 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.8.7 as though it were a Lender.

(iii)Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)No Assignments to the Credit Parties or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries of any Credit Party without the prior consent of the Administrative Agent and each Lender.

(h)Syndication.  Each of the REIT and Borrower acknowledges that Administrative Agent intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, the REIT and Borrower shall take all actions as

Administrative Agent may reasonably request to assist Administrative Agent in its Syndication effort.  Without limiting the generality of the foregoing, the REIT and Borrower shall, at the reasonable request of Administrative Agent (i) facilitate the review of the Loans, the Borrowing Base Properties and the other collateral for the Loans by any prospective Lender; (ii) assist Administrative Agent and otherwise cooperate with Administrative Agent in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower, Guarantor, the Borrowing Base Properties and the other collateral for the Loans; (iv) make representatives of the REIT and Borrower available to meet with prospective Lenders at tours of the Borrowing Base Properties and bank meetings at reasonable times and upon reasonable notice; (v) facilitate direct contact between the senior management and advisors of the REIT and Borrower and any prospective Lender at reasonable times and upon reasonable notice; (vi) use its best efforts to ensure that the Syndication efforts of Administrative Agent benefit materially from their existing banking relationships; and (vii) provide Administrative Agent with all information reasonably deemed necessary by it to complete the Syndication successfully.

10.2Additional Commitments.  Borrower shall have the right, no more than two (2) times during the term of the Loan, to request that Administrative Agent permit additional Commitments to be added under the terms of this Agreement in excess of the Lenders’ then outstanding Commitments in a minimum increment of at least Five Million Dollars ($5,000,000.00) in excess of the Lenders’ then outstanding Commitments (the requested amount being, the “Additional Commitment Amount”), subject to the following:

(a)The aggregate amount of the Lenders’ Commitments shall not exceed Seventy Million Dollars ($70,000,000.00).

(b)Any such request shall be made by Borrower giving written notice (the “Additional Commitment Notice”) to Administrative Agent, which notice shall set forth such details with respect thereto as are reasonably requested by Administrative Agent.  Upon receipt of the Additional Commitment Notice, Administrative Agent shall notify the then existing non-Defaulting Lenders of the terms of such Additional Commitment Notice and each such Lender’s pro rata share (in proportion to the Applicable Percentages of the non-Defaulting Lenders) of the proposed Additional Commitment Amount.  If any Lender rejects the offer to increase its respective Commitment or accepts only a portion thereof, which each Lender may do in its sole and absolute discretion, Administrative Agent shall further offer the rejected shares (or rejected portions thereof) to the non-Defaulting Lenders that have accepted the proposed increase in their Commitments (each an “Accepting Lender”), pro rata in proportion to the sum of their then existing Commitments plus any additional portion of the Additional Commitment Amount which they have previously accepted.  If any Lender shall not respond to a request by Administrative Agent pursuant to this clause (b) within ten (10) Business Days after receipt of an offer (including any offer for a portion of the Additional Commitment Amount rejected by another Lender), such Lender shall be deemed to have rejected such offer.  No Defaulting Lender may accept any portion of any Additional Commitment Amount.  Administrative Agent shall notify Borrower of all acceptances and rejections with respect to the Additional Commitment Amount by the Lenders.  If such acceptances are satisfactory to Borrower, the Commitments of the Accepting Lenders shall be increased by their respective portions of the Additional Commitment

Amount without the consent of any other Lender, subject, however, to (i) no Default or Event of Default being in existence at such time, (ii) Borrower issuing additional or substitute Notes to the Accepting Lenders and reaffirming its obligations under the original Notes and Loan Documents, as amended pursuant to this Section 10.2, (iii) the Accepting Lenders that have agreed to increase their respective Commitments paying to Administrative Agent (on behalf of the other Lenders) the aggregate amount determined by Administrative Agent to be necessary so that each Accepting Lender’s pro rata share of outstanding Loans and participations in L/C Obligations and Swingline Loans matches the ratio of its increased Commitment to the aggregate amount of all increased Commitments after giving effect to such Additional Commitment Amount and, after giving effect to their receipt of such payment, the other Lenders’ pro rata shares of outstanding Loans and participations in L/C Obligations and Swingline Loans matches the ratio of their respective Commitments to the aggregate amount of all increased Commitments after giving effect to such Additional Commitment Amount, (iv) Borrower, the Accepting Lenders and Administrative Agent executing such other documents evidencing such adjustments in the Commitments and the Loans (including, without limitation, modifications to the Security Documents) as shall be reasonably acceptable to Borrower, the Accepting Lenders and Administrative Agent and, if the Additional Commitment Amount involves an increase in the Commitments, the Swingline Lender and the L/C Issuer, (v) the Guarantors executing and delivering reaffirmations of the Guaranties in form and substance reasonably satisfactory to Administrative Agent, (vi) Borrower paying all of Administrative Agent’s reasonable and documented out-of-pocket expenses in connection with the foregoing, and (vii) Borrower paying to the Sole Lead Arranger, the Sole Bookrunner and the Accepting Lenders such fees as are due in connection with the Additional Commitment Amount.  Administrative Agent shall promptly pay to the applicable Lenders their share of any payments received from the Accepting Lenders in accordance with clause (vii) of the immediately preceding sentence.  Notwithstanding the foregoing, no Additional Commitment Amount shall become effective under this Section 10.2 unless, (i) on the date of such effectiveness, (x) Administrative Agent shall have received such customary certificates, documents and opinion letters as it may reasonably request, (y) the conditions set forth in Section 2.22 shall be satisfied, and (z) the REIT and Borrower shall be in pro forma compliance with the covenants set forth in Section 5.1 after giving effect to any Loans to be made on such date and the Additional Commitment Amount, and the application of the proceeds therefrom as if made and applied on such date, and, Administrative Agent shall have received a certificate certifying as to the satisfaction of each of clauses (x), (y) and (z) dated such date (including calculations in reasonable detail showing pro forma compliance with the covenants in Section 5.1) and executed by a Responsible Officer of the REIT and Borrower.  The Administrative Agent shall provide written notice to all of the Lenders when the Additional Commitment Amount becomes effective.  Each of the REIT and Borrower agrees to take such further reasonable action as may reasonably be requested by Administrative Agent in connection with any request pursuant to this Section 10.2.

(c)Notwithstanding anything to the contrary contained herein, if the Lenders do not accept increases in their aggregate Commitments in the full amount of the Additional Commitment Amount in accordance with clause (b) above, Borrower may designate one or more proposed lenders to Administrative Agent to become Lenders under this Agreement with respect to such balance of the Additional Commitment Amount, subject in each case to the prior consent by Administrative Agent, the Swingline Lender and the L/C Issuer.  If such proposed lenders are so approved, such lenders shall become additional Lenders under this Agreement in accordance with their respective Commitments without the consent of any other Lenders, subject, however, to (i) no Default or Event of Default being in existence at such time, (ii) Borrower issuing new Notes to the new Lenders and reaffirming its obligations under the original Notes and Loan Documents, as amended pursuant to this Section 10.2, (iii) such New Lenders and Accepting Lenders paying to Administrative Agent (on behalf of the other Lenders) the aggregate amount determined by Administrative Agent to be necessary so that such new Lender’s and, if applicable, Accepting Lenders’ respective pro rata shares of outstanding Loans and participations in L/C Obligations and Swingline Loans matches the ratio of their Commitments as so increased to the aggregate amount of all increased Commitments after giving effect to such Additional Commitment Amount and, after giving effect to their receipt of such payment, the other Lenders’ pro rata shares of outstanding Loans and participations in L/C Obligations and Swingline Loans matches the ratio of their respective Commitments to the aggregate amount of all increased Commitments after giving effect to such Additional Commitment Amount, (iv) Borrower, the new Lenders, any Accepting Lenders (if applicable) and Administrative Agent executing such other documents evidencing the addition of the new Lenders as Lenders hereunder and the adjustment of the Commitments and the Loans (including, without limitation, modifications to the Security Documents) as shall be reasonably acceptable to Borrower, the new Lenders, the Accepting Lenders and Administrative Agent and, if the Additional Commitment Amount involves an increase in the Commitments, the Swingline Lender and the L/C Issuer, (v) the Guarantors executing and delivering reaffirmations of the Guaranties in form and substance reasonably satisfactory to Administrative Agent, (vi) Borrower paying all of Administrative Agent’s reasonable out-of-pocket expenses in connection with the foregoing, and (vii) Borrower paying to the Sole Lead Arranger, the Sole Bookrunner, the new Lenders and the Accepting Lenders such fees as are due in connection with the Additional Commitment Amount.  Administrative Agent shall promptly pay to the applicable Lenders their share of any payments received from the Accepting Lenders in accordance with clause (vii) of the immediately preceding sentence.  Notwithstanding the foregoing, no Additional Commitment Amount shall become effective under this Section 10.2 unless, (i) on the date of such effectiveness, (x) Administrative Agent shall have received such customary certificates, documents and opinion letters as it may reasonably request, (y) the conditions set forth in Section 2.22 shall be satisfied, and (z) the REIT and Borrower shall be in pro forma compliance with the covenants set forth in Section 5.1 after giving effect to any Loans to be made on such date and the Additional Commitment Amount, and the application of the proceeds therefrom as if made and applied on such date, and, Administrative Agent shall have received a certificate certifying as to the satisfaction of each of clauses (x), (y) and (z) dated such date (including calculations in reasonable detail showing pro forma compliance with the covenants in Section 5.1) and executed by a Responsible Officer of the REIT and Borrower.  The Administrative Agent shall provide written notice to all of the Lenders when the Additional Commitment Amount becomes effective.

(d)Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, each Lender hereby authorizes Administrative Agent (on behalf of the Lenders) to enter into amendments and modifications of this Agreement and the other Loan Documents to the extent necessary to reflect the adjustment of the Commitments and the Loans, the addition of new Lenders and the other matters contemplated by this Section.

11.BORROWING BASE PROPERTIES

11.1Borrowing Base Properties.

11.1.1At all times, the Borrower shall maintain the Borrowing Base Properties in accordance with this Article 11 and the other terms and conditions of the Loan Documents.

11.1.2In addition to the other requirements that are set forth in the definition of “Borrowing Base Property,” in order for a Real Property to qualify as a Borrowing Base Property, it shall comply with the following conditions at all times:

(a)Such Borrowing Base Property shall be wholly owned by a Borrower that complies with the covenants and provisions of this Agreement relating to Borrowers; provided, however, that a Borrowing Base Property may, with Administrative Agent’s written consent, be leased to a Borrower under an Approved Ground Lease;

(b)The representations and warranties contained in Article 3 with respect to Borrowing Base Properties shall at all times be true and correct with respect to such Borrowing Base Property and such Borrowing Base Property shall be in compliance with the covenants set forth in Section 11.1;

(c)Such Borrowing Base Property shall be an income producing, multi-family, mixed-use, retail, distribution, parking, flex, industrial or office property, provided that parking facilities shall be permitted only if operated by a third-party operator and distribution facilities shall be permitted only to the extent they meet the conditions set forth in clause (e) of this Section 11.1.2;

(d)At least eighty percent (80%) of the (x) units in any multi-family Borrowing Base Property, and (y) net rentable square footage of any other type of Borrowing Base Property (other than a parking facility), shall be subject to executed Leases from tenants in occupancy who are not in default beyond the expiration of all applicable notice and grace periods under their Lease and not in bankruptcy (the “Occupancy Rate”); provided, however, that if (A) on any date, the Occupancy Rate is less than eighty percent (80%), there shall be a grace period of two (2) fiscal quarters to increase such occupancy provided that  (i) Borrower delivers written notice of the failure to comply with such occupancy requirement within three (3) Business Days after a Responsible Officer of Borrower obtains knowledge of such failure, and (ii) at all times during such grace period, the Occupancy Rate does not fall below seventy percent (70%) at any time and (B) on any date, the Occupancy Rate is less than seventy percent (70%), there shall be a grace period of two (2) fiscal quarters (which shall be concurrent with and not in addition to the two (2) fiscal quarter grace period referred to in clause (A), above) to increase such occupancy provided that (i) Borrower delivers written notice of the failure to comply with such occupancy requirement within three (3) Business Days after a Responsible Officer of Borrower obtains knowledge of such failure, (ii) at all times during such grace period, the Occupancy Rate does not fall below fifty percent (50%) at any time, and (iii) during the pendency of such grace period, the percentage applicable in calculating the Value-Based Borrowing Base Limit for the applicable Borrowing Base Property shall be reduced by fifty percent (50%); thereafter, and in the event any Borrowing Base Property has an Occupancy Rate below fifty percent (50%) at any time, such Borrowing Base Property shall be removed from the Borrowing Base pursuant to Section 11.3.2;

(e)If such Borrowing Base Property is a distribution facility, it shall be an Investment Grade Borrowing Base Property having at least eight (8) years remaining on the term of the Lease to the applicable Investment Grade Tenant at the time such facility is added to the Borrowing Base (excluding any extension options) and where the applicable Investment Grade Tenant shall be in occupancy, not in default beyond the expiration of all applicable notice and grace periods under its Lease and not in bankruptcy;

(f)If such Borrowing Base Property is a Single Tenant Asset, then the remaining Lease term related thereto shall be no less than six (6) years (excluding any extension options);

(g)An Appraisal shall be required for each Borrowing Base Property during the term of this Agreement as follows: (A) within six (6) months prior to the Effective Date (with respect to each initial Borrowing Base Property that is added to the Borrowing Base upon the Effective Date, and (B) within six (6) months prior to the date that any Borrowing Base Property is added to the Borrowing Base in accordance with the Loan Documents (which respect to Borrowing Base Properties added after the Effective Date), and that in each case that is acceptable to Administrative Agent in its reasonable discretion, subject to the provisions of Sections 11.1.2(h);

(h)For purposes of determining the Appraised Value of any Borrowing Base Property hereunder, the most recent Appraisal thereof obtained by in accordance with the terms hereof shall govern the determination of the Appraised Value thereof; provided, however that if a new Appraisal is not required to be obtained for such Borrowing Base Property pursuant to Section 11.1.2 until such time as the new Appraisal shall have been obtained in accordance with this Agreement, then the Borrowing Base Asset Value of such Borrowing Base Property shall equal the lesser of the Acquisition Cost of such Borrowing Base Property or the Estimated Value thereof.

(i)The survey for such Borrowing Base Property delivered to the Administrative Agent in connection with this Agreement shall be prepared in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ASM Land Title Surveys.  Except for those matters reflected on such survey or in the title policy for such Borrowing Base Property delivered to the Administrative Agent in connection with this Agreement or as otherwise disclosed to the Administrative Agent, as of the date such Real Property is accepted as a Borrowing Base Property, there shall not be any construction or commencement of construction on such Borrowing Base Property of any new external structures, or additions or extensions thereto, or other external improvements, whether to existing structures or not.  Except as may be disclosed on the surveys delivered pursuant to this Agreement and in the title policy for such Borrowing Base Property: (i) none of the material improvements comprising part of such Borrowing Base Property shall be outside the boundaries of such Borrowing Base Property (or building restriction or setback lines applicable thereto); (ii) no material improvements on adjoining properties shall encroach upon such Borrowing Base Property; and (iii) no material improvements comprising part of such Borrowing Base Property shall encroach upon or violate any easements or any other encumbrance upon such Borrowing Base Property, in each case other than minor encumbrances which could not reasonably be expected to have a (x) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (y) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (z) material adverse effect on the ownership of such Borrowing Base Property.

(j)All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Credit Party under applicable legal requirements currently in effect in connection with the transfer of such Borrowing Base Property to the Borrower, any transfer of a controlling interest in the Borrower or the formation of the REIT, as applicable, shall have been paid or will be paid prior to delinquency.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Credit Party under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, shall have been paid prior to delinquency.

(k)The Borrower shall have delivered to Administrative Agent copies of all Leases and all unrecorded easement agreements, reciprocal easement agreements, management agreements and material agreements in Borrower’s possession or custody which affect in any material respect the Borrower’s interest in such Borrowing Base Property.

(l)Borrower shall have received no notice of any condemnation proceeding involving such Borrowing Base Property or any portion thereof or parking facility used in connection therewith, nor shall any portion of such Borrowing Base Property or any parking facility used in connection therewith be damaged due to fire or other casualty, except those proceedings or casualties that could not reasonably be expected to materially interfere with the current use and value of such Borrowing Base Property or to cause such property to otherwise no longer qualify as a Borrowing Base Property.

(m)Such Borrowing Base Property shall have adequate rights of access to public ways and is currently served by adequate electric, gas, water, sewer, sanitary sewer and storm drain facilities.  All public utilities necessary to the use and enjoyment of such Borrowing Base Property as intended to be used and enjoyed shall be located in the public right-of-way abutting such Borrowing Base Property or in private easements or license areas benefitting such Borrowing Base Property.

(n)No Credit Party shall have suffered, permitted or initiated the joint assessment of such Borrowing Base Property with any other real property constituting a tax lot separate and apart from the tax lot comprising such Borrowing Base Property.

(o)As of the date of its inclusion as a Borrowing Base Property, such Borrowing Base Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, shall be in good condition, order and repair in all material respects subject to reasonable and customary wear and tear; and there shall exist no structural or other material defects or damages in such Borrowing Base Property, whether latent or otherwise, and no Credit Party shall have received written notice from any insurance company or bonding company of any defects or inadequacies in such Borrowing Base Property, or any part thereof, which would, in either case, adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(p)The Borrower shall have delivered to the Administrative Agent a true and correct copy of the Management Agreement that is in effect with respect to such Borrowing Base Property.  The Management Agreement with respect to such Borrowing Base Property delivered to the Administrative Agent shall be the only Management Agreement related to such Borrowing Base Property, and shall be in full force and effect with no default or event of default, in either case beyond all applicable notice and grace periods, existing thereunder.

(q)To the knowledge of Borrower, no portion of such Borrowing Base Property shall have been purchased with proceeds of any illegal activity and no part of the proceeds of any Credit Extension will be used in connection with any illegal activity.

(r)The Borrowing Base Property must be located in New York, Connecticut, New Jersey, Massachusetts, Rhode Island, Delaware, Maryland, Virginia, Pennsylvania, Vermont, New Hampshire and Maine.

11.1.3The Borrower hereby covenants and agrees with respect to any Borrowing Base Property as follows:

(a)Leases.  The Borrower shall not enter into, amend, modify, supplement or terminate any Lease in excess of 25,000 square feet in any Borrowing Base Property, without the prior written consent of Administrative Agent, other than (A) modifications that do not affect the economic terms or length of the term of such Lease, and (B) modifications that do not materially affect the obligations of the applicable Borrower or the tenants thereunder (other than modifications that would increase the obligations of any such tenant and are more favorable to the applicable Borrower).

(b)Management Contracts.  From and after the date the Mortgages have been recorded, the Borrower shall obtain the prior written approval of Administrative Agent prior to entering into any property management agreement or replacing or terminating the property manager for any Borrowing Base Property.

11.1.4In calculating the Value-Based Borrowing Base Limit and DSCR-Based Borrowing Base Limit, unless Administrative Agent and the Required Lenders, in each of their sole and absolute discretion, shall agree otherwise, the following requirements shall apply, and adjustments shall be made to the Borrowing Base (calculated in accordance with the most recent Borrowing Base Certificate delivered hereunder) in order for the amount of such Borrowing Base to comply with the following requirements:

(a)Commencing with the 12 month anniversary after the Closing Date, Net Operating Income from Alternative Use Properties can account for no more than 15% of the total

Net Operating Income for the purpose of calculating the Borrowing Base, with any Net Operating Income in excess of such limit being excluded when calculating the Borrowing Base;

(b)commencing with the second (2nd) fiscal quarter after the Effective Date, cash rent generated from any single tenant (or group of affiliated tenants) or from any single distribution facility or parking facility shall not account for more than twenty percent (20%) of the cash rent of the Borrowing Base assets in the Borrowing Base measured for any period, whether for purposes of determining the Estimated Values of the Borrowing Base Properties or for purposes of determining the DSCR-Based Borrowing Base Limit (with any cash rent in excess of such limit being excluded when calculating the Estimated Values of the Borrowing Base Properties or the DSCR-Based Borrowing Base Limit), except for the lease of the City of New York with respect to the Borrowing Base Properties located at (a) 49-19 Rockaway Beach Boulevard, Arverne, New York and (b) 114-15 Guy Brewer Boulevard, Jamaica, New York, so long as the City of New York maintains an S&P rating of “A” or better;

(c)Commencing on the date that is twelve (12) months after the Effective Date, the Borrowing Base Asset Value of any single Borrowing Base Property shall not comprise more than 30% of the aggregate Borrowing Base Asset Values of all Borrowing Base Properties, (with any Borrowing Base Asset Value of any single Borrowing Base Property in excess of such limit being excluded when calculating the aggregate Borrowing Base Asset Values of all Borrowing Base Properties);

(d)The Adjusted Borrowing Base Net Operating Income derived from Borrowing Base Properties subject to an Approved Ground Lease shall not comprise more than ten percent (10%) of the aggregate Adjusted Borrowing Base Net Operating Income of all Borrowing Base Properties measured for any period, whether for purposes of determining the Estimated Values of the Borrowing Base Properties or for purposes of determining the DSCR-Based Borrowing Base Limit (with any Adjusted Borrowing Base Net Operating Income in excess of such limit being excluded when calculating the Estimated Values of the Borrowing Base Properties or the DSCR-Based Borrowing Base Limit); and

(e)Annexed hereto as Schedule VII is the closing date calculation of the Value-Based Borrowing Base Limit and DSCR-Based Borrowing Base Limit.

11.2Exclusion Events.  Notwithstanding anything contained herein to the contrary, if any Real Property previously-qualifying as a Borrowing Base Property ceases to meet the criteria for qualification as such, as set forth in the definition of “Borrowing Base Property” (inclusive of the requirements of Section 11.1.2), or if any of the following events shall occur:

11.2.1any violation of Environmental Law with respect to such Borrowing Base Property, or presence of Hazardous Materials on, about or under such Borrowing Base Property, regardless of the time when it arose, which could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property, or that would involve more than $5,000,000 or take longer than six (6) months to repair or remediate (measured from the date that all required permits pertaining thereto have been obtained) or such repairs or remediation would be completed after the Maturity Date;

11.2.2 (i) any default by any Borrower, as tenant under any applicable Approved Ground Lease, in the observance or performance of any material term, covenant, or condition of any applicable Approved Ground Lease on the part of such Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or (ii) the leasehold estate created by any applicable Approved Ground Lease shall be surrendered or (iii) any applicable Approved Ground Lease shall cease to be in full force and effect or (iv) any applicable Approved Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or any of the material terms, covenants or conditions of any applicable Approved Ground Lease shall be modified, changed, supplemented, altered, or amended in any manner not otherwise permitted hereunder without the consent of Administrative Agent; or

11.2.3The improvements comprising a Borrowing Base Property have been damaged (ordinary wear and tear excepted) and not repaired or are the subject of any pending or, to any Credit Party’s knowledge, threatened condemnation or adverse zoning proceeding, except as could not reasonably be expected to cause a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, (c) material adverse effect on the ownership of such Borrowing Base Property, or to involve more than $5,000,000 or take longer than six (6) months to repair or remediate (measured from the date of receipt of insurance proceeds with respect to such damage or event) or to be completed after the Maturity Date (any such condition or event, an “Exclusion Event”) such property shall be immediately removed from all financial covenant and Borrowing Base-related calculations contained herein, and applicable provisions of Section 11.3.2 shall apply.  Any such property shall immediately cease to be a “Borrowing Base Property” hereunder, Schedule I attached hereto shall be deemed to have been immediately amended to remove such Real Property from the list of Borrowing Base Properties and the Borrower shall be required, within five (5) Business Days after such property ceases to qualify as a Borrowing Base Property, to satisfy all of the conditions set forth in Section 11.3.2 with respect to a Borrowing Base Removal with respect to such property and Section 2.9.2 with respect to any prepayment required as a result of such removal; provided, however, that, if any Real Property removed as a Borrowing Base Property as a result of an Exclusion Event or because it ceases to meet the criteria for qualification as such, as set forth in the definition of “Borrowing Base Property”, subsequently meets such criteria for qualification, and provided that any applicable Exclusion Event shall have been cured, repaired or remedied to the reasonable satisfaction of Administrative Agent, such Real Property shall thereafter be included once again as a Borrowing Base Property, provided that the conditions set forth in Section 11.3.1 (other than those which remain in effect from its prior inclusion as a Borrowing Base Property) are satisfied.

11.3Addition and Removal of Borrowing Base Properties.  At any time after the Effective Date hereof, Borrower shall have the right to cause one or more Real Properties to be released as a Borrowing Base Property (a “Borrowing Base Removal”) or to be added as a Borrowing Base Property (a “Borrowing Base Addition”), provided that no Default or Event of

Default shall exist or shall result therefrom and that each of the following conditions are satisfied:

11.3.1In connection with a Borrowing Base Addition (including addition of the Real Properties listed on Schedule I as the initial Borrowing Base Properties on the Effective Date), upon the satisfaction of the following conditions, Schedule I attached hereto shall be deemed to have been immediately amended to add the applicable Real Properties to the list of Borrowing Base Properties set forth therein:

(a)At least thirty (30) days prior to the date on which Borrower intends for the Borrowing Base Addition to occur, Borrower shall provide (or shall have provided) to Administrative Agent (A) the Real Property location, (B) the Real Property purchase price, (C) either (1) if either not yet acquired, directly or indirectly, or acquired within six (6) months of Borrower’s intended date for the Borrowing Base Addition to occur, pro forma revenues and expenses for the Real Property breaking out the first ninety (90) days following the acquisition of such Real Property and the existing occupancy level of the Real Property, along with the applicable purchase and sale agreement, or (2) if such Real Property has been owned, directly or indirectly, for more than six (6) months, then the financial statements required pursuant to Sections 4.1.1 and 4.1.2 and (b) hereof, along with the applicable deed, in each case reasonably acceptable to the Administrative Agent and the Required Lenders, (D) UCC Searches relating to such Real Property;

(b)Immediately subsequent to the proposed Borrowing Base Addition, the REIT and Borrower shall remain in compliance with the financial covenants contained in Section 5.1;

(c)Such Real Property shall comply with the criteria for qualification as a Borrowing Base Property as set forth in the definition of “Borrowing Base Property” inclusive of the requirements of Section 11.1.2 hereof, and Borrower shall have delivered to Administrative Agent a Borrowing Base Certificate and an officer’s certificate of a Responsible Officer certifying as to the compliance of such Real Property with such criteria and containing such detail in respect thereof as Administrative Agent may require;

(d)Administrative Agent shall have received and approved (which approval shall not be unreasonably withheld, conditioned, or delayed) all due diligence reasonably required by Administrative Agent with respect to such Real Property, a title commitment if the Real Property has not yet been acquired or a title policy if the Real Property has been acquired and an updated title report if the Real Property has been owned for more than six (6) months, an Appraisal, survey, engineering and Phase I environmental site assessment reports (together with reliance letters in favor of Administrative Agent with respect thereto or reports addressed directly to Administrative Agent), UCC Searches and rent rolls;

(e)Administrative Agent shall have received and approved Organizational Documents with respect to any new Borrower, which approval shall not be unreasonably withheld, conditioned, or delayed;

(f)The OP shall execute and deliver to Administrative Agent, on behalf of the Lenders, a Pledge with respect to OP’s Equity Interests in the new Borrower, substantially in the form of the Pledge executed and delivered on the Effective Date;

(g)The applicable Borrower which owns the proposed Borrowing Base Property shall, execute and deliver to Administrative Agent, on behalf of Lenders and the L/C Issuer, a Mortgage encumbering the proposed Borrowing Base Addition in accordance with Section 4.31 hereof, substantially in the form of the Mortgages executed and delivered on the Effective Date;

(h)Any new Borrower shall execute and deliver to Administrative Agent a Joinder Agreement;

(i)Administrative Agent shall have received (A) written opinions (in the form accepted as of the Closing Date) from counsel for the Credit Parties covering the enforceability, perfection and due authorization of the new Pledge, the Joinder Agreement and the new Mortgage, and (1) in connection with any opinion of counsel delivered on behalf of Borrower or Guarantor on the Effective Date, in form and substance substantially similar to such opinion or (2) in connection with any opinion of counsel not delivered on behalf of Borrower or Guarantor on the Effective Date, such other matters as Administrative Agent shall reasonably request and (B) such financing statements or other documents necessary in order to perfect the security interest created pursuant to such new Pledge and Mortgage, if applicable, as Administrative Agent shall reasonably request;

(j)If such Real Property is held pursuant to an Approved Ground Lease, Administrative Agent shall have received true and correct copies of such Approved Ground Lease and any guarantees thereof; and (ii) to the extent required by Administrative Agent in its reasonable discretion, recognition agreements and estoppel certificates executed by the lessor under such Approved Ground Lease, in form and content reasonably satisfactory to Administrative Agent or the Required Lenders, as applicable;

(k)Administrative Agent shall have received a current property conditions report performed by an engineer reasonably satisfactory to Administrative Agent;

(l)Administrative Agent shall have received such additional information that Administrative Agent (on its own behalf or on behalf of any Lender) reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations; and

(m)The approval of Administrative Agent to the addition of such Real Property as a Borrowing Base Property shall have been obtained; provided if Administrative Agent fails to consent or reject the Borrower’s request for admission of such property to the Borrowing Base within 30 days of receipt of all information and due diligence required hereunder (including the Appraisal), Administrative Agent shall be deemed to have approved the addition of such Real Property.

11.3.2In connection with a Borrowing Base Removal:

(a)Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate that reflects the removal of such property from the Borrowing Base;

(b)Upon the removal of any Borrowing Base Property, based upon the then most recent information provided by Borrower to Administrative Agent and each Lender pursuant to Section 4.1 hereof, and the Borrowing Base Certificate delivered pursuant to Section 11.3.2(a), and after adjusting that information to exclude the Net Operating Income and value attributable to the Borrowing Base Property to be so removed, and recalculating the Value – Based Borrowing Base Limit and DSCR – Based Borrowing Base Limit, the REIT and Borrower shall remain in compliance with the financial covenants contained in Section 5.1;

(c)The Real Properties that remain in the Borrowing Base shall be in compliance with the requirements in the definition of “Borrowing Base Property” and the covenants set forth in Section 11.1 hereof;

(d)To the extent the Borrower is requesting a removal of an Initial Qualified Property, the Administrative Agent shall have granted its consent to such removal;

(e)Immediately subsequent to the proposed Borrowing Base Removal, and after giving effect to the adjustments referenced in Section 11.3.2), Borrower shall remain in compliance with the prepayment covenants contained in Section 2.9.2.

Upon a Borrowing Base Removal in compliance with this Section 11.3.2, Administrative Agent and each of the Lenders promptly shall release in writing the applicable Pledge of interests in the Borrower that owns such removed Borrowing Base Property and the applicable Borrower from the Loan Documents, shall return any Mortgage that was theretofore delivered with respect to such Borrowing Base Property, and shall execute and file all documents necessary to effectuate such releases, including, without limitation, a termination of the UCC financing statement filed in connection with the applicable Pledge.

12.MISCELLANEOUS

12.1Notices

(a)Each of the REIT and Borrower agrees that Administrative Agent, Sole Lead Arranger and Sole Bookrunner may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(b)Each of the REIT and Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the REIT, Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each of the REIT and Borrower hereby agrees that (i) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Communications “PUBLIC,” the REIT and Borrower shall be deemed to have authorized Administrative Agent, the Lenders, the L/C Issuer, Sole Lead Arranger and Sole Bookrunner to treat such Communications as not containing any material non-public information with respect to the REIT, Borrower or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (iii) all Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) Administrative Agent, Sole Lead Arranger and Sole Bookrunner shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information.”

(c)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall Administrative Agent, Sole Lead Arranger, Sole Bookrunner or any of their Affiliates (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent Party’s transmission or posting of Borrower Materials through the Platform or via email, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, Sole Lead Arranger, Sole Bookrunner, the L/C Issuer or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

12.2Full Recourse. The Loans are fully recourse to each of the Credit Parties, and the Lender is expressly permitted to enforce the liability and obligation of the Credit Parties to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein, without limitation, a money judgment or specific performance shall be sought against any Credit Party, or any other appropriate action or proceeding to enable the Administrative Agent to enforce and realize upon its interest and rights under the Loan Documents or any other collateral that may be given to Administrative Agent pursuant to the Loan Documents.

12.3Brokers and Financial Advisors. (a) Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than M. Robert Goldman (“Broker”) whose fees shall be paid by

Borrower pursuant to a separate agreement. Borrower shall indemnify and hold Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys' fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 12.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

(b)Notwithstanding anything in Section 12.3(a) above to the contrary, Borrower hereby acknowledges that (i) at any Lender's sole discretion, Broker may receive further consideration from a Lender relating to the Loan or any other matter for which such Lender may elect to compensate Broker pursuant to a separate agreement between such Lender and Broker and (ii) such Lender shall have no obligation to disclose to Borrower the existence of any such agreement or the amount of any such additional consideration paid or to be paid to Broker whether in connection with the Loan or otherwise.

12.4Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Notes, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower's covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Administrative Agent and each Lender.

12.5Lender's Discretion. Whenever pursuant to this Agreement or any other Loan Document, Administrative Agent or any Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Administrative Agent or any Lender or is to be in Administrative Agent or such Lender's discretion, the decision of Administrative Agent or any Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Administrative Agent or such Lender's discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and each Lender and shall be final and conclusive.

12.6Governing Law.

(a)THIS AGREEMENT, THE NOTE AND THE LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE

PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND EACH GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, THE L/C ISSUER, SWINGLINE LENDER, ANY LENDER, GUARANTOR OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORKAND BORROWER AND EACH GUARANTOR WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND EACH GUARANTOR (i) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK CITY (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK CITY OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

12.7Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Administrative Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

12.8Trial by Jury. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

12.9Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

12.10Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.11Preferences. Upon the occurrence and continuance of an Event of Default, Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Administrative Agent, or Administrative Agent receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

12.12Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower.

12.13Remedies of Borrower. If a claim or adjudication is made that Administrative Agent or any Lender or any of its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Administrative Agent, any Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent nor any Lender nor their agents shall be liable for any monetary damages, and Borrower's sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Administrative Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Administrative Agent or any Lender and their agents with respect to actions properly taken by Administrative Agent, any Lender or their agents on Borrower's behalf.

12.14Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

12.15Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, any Lender or their agents, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of a Lender's interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

12.16Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Administrative Agent, any Lender or any Affiliate of Administrative Agent or any Lender, or a Loan purchaser, shall be subject to the prior written approval of Administrative Agent, provided the foregoing shall not apply to the required Securities and Exchange Commission 8K reporting of the Guarantor. Neither Administrative Agent nor any Lender shall have the right to issue any of the foregoing without Borrower's prior written approval, with the exception of customary reporting of the transaction in connection with industry league tables and published tombstones.

12.17Confidentiality.  The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Administrative Agent and each Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.18No Usury. Borrower, Administrative Agent and each Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 12.18 shall control every other agreement in the Loan Documents. If the applicable Legal Requirements (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Administrative Agent or any Lender's exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Legal Requirements, then it is Borrower's, Administrative Agent’s and each Lender's express intent that all excess amounts theretofore collected by Administrative Agent or any Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable Legal Requirements, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Administrative Agent or any Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

12.19Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan

Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

12.20No Third Party Beneficiaries. The Loan Documents are solely for the benefit of the Administrative Agent and each Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Administrative Agent, L/C Issuer, each Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

12.21Assignment. Borrower may not assign its rights, title, interests or obligations under this Loan Agreement or under any of the Loan Documents.

12.22Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders exercised in their sole discretion, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the L/C Issuer to or for the credit or the account of any Borrower or Guarantor against any and all of the obligations of the REIT, Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the REIT, Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of this Agreement applicable to payments and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and the L/C Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and the L/C Issuer may have.

12.23Keepwell in Respect of Swap Debt. Each Credit Party that is a Qualified ECP Guarantor at the time any Borrower either becomes jointly and severally liable for any Swap Obligations pursuant to the terms of this Agreement or grants a mortgage, pledge or other security interest to secure Swap Obligations, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Borrower with respect to such Swap Obligations as may be needed by such Borrower from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.23 for the  maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations under this Section 12.23 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 12.23 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Qualified ECP Guarantor intends this Section 12.23 to constitute, and this Section 12.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Borrower for all purposes of the Commodity Exchange Act.

12.24Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by Administrative Agent, L/C Issuer and each Lender and when Administrative Agent, L/C Issuer and each Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

12.25Limitation on Liability of Officers, Employees. Any obligation or liability whatsoever of Administrative Agent, L/C Issuer and each Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Administrative Agent, L/C Issuer and each Lender's respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of Administrative Agent, L/C Issuer and each Lender's shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

12.26Promotional Material. Borrower authorizes Administrative Agent to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s own promotional and marketing activities, and describing the basic terms of the Loan consistent with information found in industryleague tables and on a “tombstone” and Administrative Agent’s participation in the Loan. All references to the Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Administrative Agent in advance of issuance.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

114-15 GUY BREWER BOULEVARD, LLC, a New York limited liability company

By: GTJ Realty, LP, a Delaware limited
partnership, its sole member

By: GTJ GP, LLC, a Maryland limited liability
company, its general partner

By: GTJ REIT Inc., a Maryland corporation,
its manager

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

49-19 ROCKAWAY BEACH BOULEVARD, LLC, a New York limited liability company

By: GTJ Realty, LP, a Delaware limited
partnership, its sole member

By: GTJ GP, LLC, a Maryland limited liability
company, its general partner

By: GTJ REIT Inc., a Maryland corporation,
its manager

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

Exhibit D – Page 166

612 WORTMAN AVENUE, LLC, a New York limited liability company

By: GTJ Realty, LP, a Delaware limited
partnership, its sole member

By: GTJ GP, LLC, a Maryland limited liability
company, its general partner

By: GTJ REIT Inc., a Maryland corporation,
its manager

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

23-85 87TH STREET, LLC, a New York limited liability company

By: GTJ Realty, LP, a Delaware limited
partnership, its sole member

By: GTJ GP, LLC, a Maryland limited liability
company, its general partner

By: GTJ REIT Inc., a Maryland corporation,
its manager

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

Exhibit D – Page 167

GUARANTORS:

GTJ REIT, INC., a Maryland corporation

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

GTJ REALTY, LP, a Delaware limited partnership

By: GTJ GP, LLC, a Maryland limited
liability company, its general partner

By: GTJ REIT Inc., a Maryland
corporation, its manager

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

Exhibit D – Page 168

ADMINISTRATIVE AGENT, L/C ISSUER SWING LINE LENDER and LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By: /s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

Exhibit D – Page 169

LENDER:

PEOPLE’S UNITED BANK

By:
Name:
Title:

Exhibit D – Page 170